Exhibit 2.1

Luc A. Despins, Esq.

James T. Grogan, Esq.

PAUL HASTINGS JANOFSKY & WALKER LLP

Park Avenue Tower

75 E. 55th Street, First Floor

New York, NY  10022

Telephone:  (212) 318-6000

Facsimile:  (212) 319-4090

Counsel to the Debtors

and Debtors-in-Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
:
In re:	:	Chapter 11
:
FAIRPOINT COMMUNICATIONS, INC., et al.,	:	Case No. 09-16335 (BRL)
:
Debtors.	:	(Jointly Administered)
:
x

DEBTORS’ THIRD AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Dated:	New York, New York
December 29, 2010

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THIRD AMENDED JOINT PLAN OF REORGANIZATION OF FAIRPOINT COMMUNICATIONS, INC. AND ITS SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

FairPoint Communications, Inc. and its direct and indirect subsidiaries, as debtors(1) and Debtors-in-Possession, hereby respectfully propose the following Third Amended Joint Plan of Reorganization pursuant to the provisions of chapter 11 of the Bankruptcy Code:

SECTION I
DEFINITIONS

As used in the Plan, the following terms shall have the respective meanings specified below and be equally applicable to the singular and plural of terms defined:

1.1              “Ad Hoc Committee of Senior Noteholders” means the ad hoc committee of the holders of the Senior Notes represented in the Chapter 11 Cases by Stroock & Stroock & Lavan LLP.

1.2              “Additional Funding” has the meaning set forth in the Litigation Trust Agreement.

1.3              “Adequate Protection Claims” means rights to adequate protection arising under the DIP Order.

1.4              “Administrative Expense Claim” means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases Allowed under sections 330, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code (other than Adequate Protection Claims), including, without limitation, (a) any actual and necessary costs and expenses of preserving FairPoint’s Estates, (b) any actual and necessary costs and expenses of operating FairPoint’s businesses, (c) indebtedness or obligations incurred or assumed by the Debtors-in-Possession during the Chapter 11 Cases, (d) Claims, pursuant to section 503(b)(9) of the Bankruptcy Code, for the value of goods received by FairPoint in the twenty (20) days immediately prior to the Petition Date and sold to FairPoint in the ordinary course of FairPoint’s businesses, and (e) any Professional Fees, whether Allowed before or after the Effective Date.  Any fees or charges assessed against the Estates of FairPoint under section 1930 of chapter 123 of title 28 of the United States Code are excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 16.7 of the Plan.

1.5              “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

1.6              “Allowed” means, with reference to any Claim against FairPoint (including any Administrative Expense Claim), (a) any Claim that has been listed by FairPoint in the Schedules (as such Schedules may be amended by FairPoint from time to time in accordance

(1)  All of the debtors are identified on Exhibit A of the Plan.

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with Bankruptcy Rule 1009) as liquidated in amount and not Disputed or contingent, and for which no contrary proof of Claim has been filed, (b) any timely filed proof of Claim as to which no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, or as to which an objection has been interposed and such Claim has been allowed in whole or in part by a Final Order, (c) any Claim expressly allowed by a Final Order or under the Plan, or (d) any Claim that is compromised, settled or otherwise resolved pursuant to a Final Order of the Bankruptcy Court or the authority granted Reorganized FairPoint under Section 10.5 of the Plan; provided, however, that Claims temporarily allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered Allowed Claims.  Unless otherwise specified in the Plan or by order of the Bankruptcy Court, (i) an Allowed Administrative Expense Claim or an Allowed Claim shall not, for any purpose under the Plan, include interest on such Claim from and after the Petition Date, and (ii) an Allowed Claim shall not include any Claim subject to disallowance in accordance with section 502(d) of the Bankruptcy Code.

1.7              “Amended Bylaws” means the second amended and restated bylaws of Reorganized FairPoint Communications, which shall be substantially in the form contained in the Plan Supplement.

1.8              “Amended Certificate of Incorporation” means the ninth amended and restated certificate of incorporation of Reorganized FairPoint Communications, which shall comply with section 1123(a)(6) of the Bankruptcy Code and be substantially in the form contained in the Plan Supplement.

1.9              “Avoidance Actions” means any and all avoidance and recovery actions under sections 502(d), 510, 542, 543, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code.

1.10            “Ballot” means the form or forms distributed to each holder of an Impaired Claim that is entitled to vote to accept or reject the Plan on which is to be indicated an acceptance or rejection of the Plan.

1.11            “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

1.12            “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases.

1.13            “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and the Local Bankruptcy Rules, as amended from time to time.

1.14            “Bar Date” means, except as otherwise provided in section 502(b)(9) of the Bankruptcy Code, the date established by the Bankruptcy Court as the deadline for filing and serving upon FairPoint proofs of Claims.

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1.15            “Benefit Plans” means all employee benefit plans, policies and programs sponsored by FairPoint, including, without limitation, all incentive and bonus arrangements, medical and health insurance, life insurance, dental insurance, disability benefits and coverage, leave of absence, savings plans, retirement pension plans (including, without limitation, the FairPoint Communications Northern New England Pension Plan for Management Employees and the FairPoint Communications Northern New England Pension Plan for Represented Employees) and retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code).

1.16            “Business Day” means any day other than a Saturday, Sunday, or a “legal holiday” set forth in Bankruptcy Rule 9006(a).

1.17            “Cash” means legal tender of the United States of America.

1.18            “Cash Equivalent” means:

(a)           U.S. dollars and foreign currency received or exchanged into U.S. dollars within one hundred eighty (180) days;

(b)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof);

(c)           certificates of deposit and eurodollar time deposits;

(d)           repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution;

(e)           commercial paper issued by a corporation rated at least “A-2” or higher from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services;

(f)            securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services;

(g)           money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition; or

(h)           Section 345 Securities.

1.19            “Cash Payment” has the meaning given such term in Section 5.4.2(c) hereof.

1.20            “Causes of Action” means any and all actions, causes of action, suits, controversies, rights, litigation, arbitration, proceeding, hearing, inquiry, audit, examination, investigation, complaint or charge, whether known or unknown, reduced to judgment or not

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reduced to judgment, liquidated or unliquidated, contingent or non-contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases of FairPoint (including to the Effective Date), including, without limitation, the Avoidance Actions.

1.21            “Chapter 11 Cases” means the cases commenced under Chapter 11 of the Bankruptcy Code by FairPoint before the Bankruptcy Court, as referenced by lead Case No. 09-16335 (BRL).  Exhibit A sets forth a table of all of the FairPoint entities’ names and case numbers.

1.22            “Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code.

1.23            “Class” means a category of Claims or Equity Interests set forth in Section IV of the Plan.

1.24            “Collateral” means any property or interest in property of the Estates of FairPoint subject to a Lien, charge or other encumbrance to secure the payment or performance of a Claim, which Lien, charge or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

1.25            “Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket with respect to the Chapter 11 Cases.

1.26            “Confirmation Hearing” means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan with respect to the Chapter 11 Cases, as such hearing may be adjourned or continued from time to time.

1.27            “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan.

1.28            “Consenting Lenders” means, collectively, the Prepetition Credit Agreement Lenders that were parties to the Plan Support Agreement.

1.29            “Contingent Claim” means any Claim, the liability for which attaches or is dependent upon the occurrence or happening of, or is triggered by, an event, which event has not yet occurred, happened or been triggered as of the date on which such Claim is sought to be estimated or an objection to such Claim is filed, whether or not such event is within the actual or presumed contemplation of the holder of such Claim and whether or not a relationship between the holder of such Claim and FairPoint now or hereafter exists or previously existed.

1.30            “Convenience Claim” means any (a) FairPoint Communications Unsecured Claim in an amount equal to ten thousand dollars ($10,000.00) or less, and/or (b) Disputed FairPoint Communications Unsecured Claim filed in an amount greater than ten

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thousand dollars ($10,000.00) that is reduced and Allowed in an amount of ten thousand dollars ($10,000.00) or less by agreement between FairPoint or Reorganized FairPoint, as applicable, the holder of such Disputed FairPoint Communications Unsecured Claim, and the Lender Steering Committee.

1.31            “Creditors’ Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code.

1.32            “Cure” means the Distribution of Cash, or such other property as may be agreed upon by the parties and/or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all accrued, due and unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties or ordered by the Bankruptcy Court, under such executory contract or unexpired lease.

1.33            “Debtors-in-Possession” means FairPoint in its capacity as debtors-in-possession in the Chapter 11 Cases under sections 1107(a) and 1108 of the Bankruptcy Code.

1.34            “DIP Agent” means Bank of America, N.A., in its capacity as administrative agent under the DIP Facility, including any successor thereto appointed pursuant to Section 10.10 of the DIP Facility.

1.35            “DIP Facility” means that certain Debtor-in-Possession Credit Agreement, dated as of October 27, 2009 (as modified, amended, restated and/or supplemented from time to time), among FairPoint Communications and FairPoint Logistics, Inc., as borrowers, the DIP Lenders, and the DIP Agent, which provides for a revolving facility in an aggregate principal amount of up to seventy-five million dollars ($75,000,000.00), of which up to thirty million dollars ($30,000,000.00) is available for the issuance of letters of credit to third parties for the account of FairPoint.

1.36            “DIP Lenders” means the financial institutions party to the DIP Facility, as lenders.

1.37            “DIP Order” means the order entered on March 11, 2010, authorizing and approving the DIP Facility.

1.38            “Disallowed” means, with reference to any Claim, (a) a Claim, or any portion thereof, that has been disallowed by a Final Order, (b) a Claim, or any portion thereof, that is expressly disallowed under the Plan, or (c) unless scheduled by a Debtor-in-Possession as a fixed, liquidated, non-contingent and undisputed Claim, a Claim as to which a proof of Claim bar date has been established by the Bankruptcy Code, Bankruptcy Rules or Final Order but no proof of Claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order.

1.39            “Disbursing Agent” means (a) Reorganized FairPoint Communications, pursuant to Section 9.3 hereof, (b) the Prepetition Credit Agreement Agent, pursuant to Section 9.6.2(a) hereof, (c) the Indenture Trustee, pursuant to Section 9.6.3 hereof, or (d) the Litigation Trustee, pursuant to Section 9.6.4 hereof.

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1.40            “Disclosure Statement” means that certain second amended disclosure statement relating to the Plan (including, without limitation, all exhibits, schedules, and supplements thereto), as the same may be further amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.41            “Disclosure Statement Approval Date” means the date on which the clerk of the Bankruptcy Court enters the Disclosure Statement Approval Order on the docket of the Bankruptcy Court with respect to the Chapter 11 Cases approving the adequacy of the Disclosure Statement under section 1125 of the Bankruptcy Code.

1.42            “Disclosure Statement Approval Order” means the Order approving, among other things, the adequacy of the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, entered by the Bankruptcy Court on March 11, 2010.

1.43            “Disputed” means, with reference to any Claim, a Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim.

1.44            “Distribution” means the distribution to be made in accordance with the Plan of, as the case may be: (a) Cash, (b) New Common Stock, (c) interests in the New Term Loan, (d) New Warrants, (e) Litigation Trust Interests (including distributions from the Litigation Trust) and/or (f) any other distributions to holders of Claims under the terms and provisions of the Plan.

1.45            “Distribution Date” means the earliest of the following dates that occurs after any Claim is Allowed:  (a) the Effective Date, or as soon thereafter as is reasonably practicable, (b) a Subsequent Distribution Date, or (c) a Final Distribution Date.

1.46            “Distribution Record Date” means (i) with respect to any Claim other than a Class 4 Prepetition Credit Agreement Claim, the date that is one Business Day after the Confirmation Date, and (ii) with respect to Class 4 Prepetition Credit Agreement Claims, the Confirmation Date.

1.47            “DTC” means The Depository Trust Company.

1.48            “Effective Date” means, with respect to each entity listed on Exhibit A, a Business Day selected by FairPoint, on or after the Confirmation Date, on which the conditions precedent to the effectiveness of the Plan specified in Section 12.1 of the Plan shall have been satisfied or waived as provided in Section 12.2 of the Plan; provided that, each Effective Date shall occur on the same Business Day unless the Lender Steering Committee consents otherwise with respect to a particular entity listed on Exhibit A (which consent shall not be unreasonably withheld, conditioned or delayed).

1.49            “Emergence Cash” means the aggregate amount of Cash and Cash Equivalents of Reorganized FairPoint on the Effective Date other than Cash used to pay or reserved to pay obligations described in section 5.4.2(c)(1)-(11) of the Plan.

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1.50            “Equity Interest” means, as of the Petition Date, any capital stock or other ownership interest in FairPoint, whether or not transferable, and any option, call, warrant or right to purchase, sell or subscribe for an ownership interest or other equity security in FairPoint, including, but not limited to, (a) the Old FairPoint Equity Interests and (b) the Subsidiary Equity Interests.

1.51            “Estate” means the estate of any entity included within the definition of “FairPoint” in the Chapter 11 Cases that was created pursuant to section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

1.52            “Executive Agreements” means, collectively, the employment agreements between FairPoint Communications and Peter G. Nixon, Shirley J. Linn, Jeffrey Allen and Susan L. Sowell, respectively, as in effect on October 25, 2009.

1.53            “FairPoint” means, collectively, FairPoint Communications, Inc., BE Mobile Communications, Incorporated, Bentleyville Communications Corporation, Berkshire Cable Corp., Berkshire Cellular, Inc., Berkshire Net, Inc., Berkshire New York Access, Inc., Berkshire Telephone Corporation, Big Sandy Telecom, Inc., Bluestem Telephone Company, C & E Communications, Ltd., Chautauqua & Erie Communications, Inc., Chautauqua and Erie Telephone Corporation, China Telephone Company, Chouteau Telephone Company, Columbine Telecom Company, Comerco, Inc., Commtel Communications Inc., Community Service Telephone Co., C-R Communications, Inc., C-R Long Distance, Inc., C-R Telephone Company, El Paso Long Distance Company, Ellensburg Telephone Company, EllTel Long Distance Corp., Enhanced Communications of Northern New England Inc., ExOp of Missouri, Inc., FairPoint Broadband, Inc., FairPoint Carrier Services, Inc., FairPoint Communications Missouri, Inc., FairPoint Communications Solutions Corp. — New York, FairPoint Communications Solutions Corp. — Virginia, FairPoint Logistics, Inc., FairPoint Vermont, Inc., Fremont Broadband, LLC, Fremont Telcom Co., Fretel Communications, LLC, Germantown Long Distance Company, GIT-CELL, Inc., GITCO Sales, Inc., GTC Communications, Inc., GTC Finance Corporation, GTC, Inc., Maine Telephone Company, Marianna and Scenery Hill Telephone Company, Marianna Tel, Inc., MJD Services Corp., MJD Ventures, Inc., Northern New England Telephone Operations LLC, Northland Telephone Company of Maine, Inc., Odin Telephone Exchange, Inc., Orwell Communications, Inc., Peoples Mutual Long Distance Company, Peoples Mutual Services Company, Peoples Mutual Telephone Company, Quality One Technologies, Inc., Ravenswood Communications, Inc., Sidney Telephone Company, ST Computer Resources, Inc., S T Enterprises, Ltd., ST Long Distance, Inc., St. Joe Communications, Inc., Standish Telephone Company, Sunflower Telephone Company, Inc., Taconic Technology Corp., Taconic TelCom Corp., Taconic Telephone Corp., Telephone Operating Company of Vermont LLC, Telephone Service Company, The Columbus Grove Telephone Company, The El Paso Telephone Company, The Germantown Independent Telephone Company, The Orwell Telephone Company, UI Communications, Inc., UI Long Distance, Inc., UI Telecom, Inc., Unite Communications Systems, Inc., Utilities, Inc., Yates City Telephone Company, and YCOM Networks, Inc.

1.54            “FairPoint Communications” means FairPoint Communications, Inc.

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1.55            “FairPoint Communications Unsecured Claims” means any Unsecured Claims against FairPoint Communications, including, but not limited to, Senior Notes Claims.

1.56            “Final Distribution Date” means a date after (a) the deadline for FairPoint or Reorganized FairPoint to interpose objections to Claims has passed, (b) all such objections have been resolved by signed agreement with FairPoint or Reorganized FairPoint and/or a Final Order, as may be applicable, and (c) all Claims that are Contingent Claims or Unliquidated Claims have been estimated but, in any event, (x) with respect to all Distributions other than Distributions from the Litigation Trust, the Final Distribution Date shall be no later than thirty (30) days after such estimation has concluded, or such later date as the Bankruptcy Court may establish, upon request by Reorganized FairPoint, for cause shown, and (y) the Final Distribution Date with respect to Distributions from the Litigation Trust shall be a date determined by the Litigation Trustee.

1.57            “Final Order” means an order or judgment of the Bankruptcy Court that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or, (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order and (ii) the time to take any further appeal, petition for certiorari, or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under section 502(j) of the Bankruptcy Code, Rule 9024 of the Federal Rules of Bankruptcy Procedure, or any applicable analogous rule, may be (but has not been) filed relating to such order shall not prevent such order from being a Final Order.

1.58            “Holders of Registrable Securities” has the meaning given such term in Section 6.3.2 hereof.

1.59            “Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.60            “Indemnified Persons” has the meaning given such term in Section 8.16 hereof.

1.61            “Indenture Dated March 31, 2008” means that certain Indenture, dated as of March 31, 2008, as amended, between Northern New England Spinco Inc. (a subsidiary of Verizon Communications Inc.) and U.S. Bank National Association, as trustee.

1.62            “Indenture Dated July 29, 2009” means that certain Indenture, dated as of July 29, 2009, between FairPoint Communications and U.S. Bank National Association, as trustee.

1.63            “Indenture Trustee” means the applicable indenture trustee for the Senior Notes.

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1.64            “Indentures” means, collectively, the Indenture Dated March 31, 2008, and the Indenture Dated July 29, 2009.

1.65            “Independent Director” means a director who satisfies the independence requirements under Rule 303A.02 of the Listed Company Manual of the New York Stock Exchange, Inc.

1.66            “Initial Litigation Trust Funds”  means Cash in an amount mutually agreeable to FairPoint and the Lender Steering Committee which shall be used to fund the Litigation Trust in accordance with Section 8.17 of the Plan.

1.67            “Initial Objection” has the meaning given such term in Section 10.1 hereof.

1.68            “Insurance Policy” means any policy of insurance under which FairPoint could have asserted or did assert, or may in the future assert, a right to coverage for any Claim, together with any other contracts which pertain or relate to such policy (including, by way of example and not limitation, any insurance settlement agreements or coverage-in-place agreements).

1.69            “Insured Claim” means that portion of any Claim arising from an incident or occurrence that occurred prior to the Effective Date: (a) as to which any Insurer is obligated pursuant to the terms, conditions, limitations, and exclusions of its Insurance Policy, to pay any cost, expense, judgment, settlement, or contractual obligation with respect to FairPoint, or (b) that any Insurer otherwise agrees to pay as part of a settlement or compromise of a claim made under the applicable Insurance Policy.

1.70            “Insurer” means any Person that issued an Insurance Policy.

1.71            “Intercompany Claims” means any Claim against any entity included within the definition of “FairPoint” held by any other entity included within the definition of “FairPoint”.

1.72            “Labor MOU” means that certain 2010 Memorandum of Understanding, dated February 1, 2010, by and between Northern New England Telephone Operations LLC and Telephone Operating Company of Vermont LLC, the two companies doing business as FairPoint Communications, and International Brotherhood of Electrical Workers, AFL-CIO Locals 2320, 2326, and 2327 and Communications Workers of America, AFL-CIO, attached hereto as Exhibit B.

1.73            “Legacy Subsidiary” means any direct or indirect subsidiary of FairPoint Communications that is not an NNE Subsidiary.

1.74            “Legacy Subsidiary Unsecured Claim” means any Unsecured Claim against any Legacy Subsidiary.

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1.75            “Lender Steering Committee” means collectively, Bank of America, N.A., Angelo Gordon & Co., Paulson Credit Opportunities Master Ltd., Lehman Commercial Paper, Inc., CoBank, ACB and Wachovia Bank, N.A.

1.76            “Liabilities” mean any and all costs, expenses, damages, losses, penalties, fines, judgments, claims, obligations, demands, injuries, settlements, awards, fines, taxes, fees, indebtedness or other liabilities of any nature, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, liquidated or unliquidated, matured or not matured, contingent or direct, whether arising at common law, in equity, or under any statute, based in whole or in part on any act or omission or other occurrence arising or taking place prior to the Effective Date.

1.77            “Lien” has the meaning given such term in section 101(37) of the Bankruptcy Code.

1.78            “Litigation Trust” means the Person to be created on the Effective Date in accordance with Section 8.17 of the Plan and the Litigation Trust Agreement for the benefit of holders of Allowed Prepetition Credit Agreement Claims and Allowed FairPoint Communications Unsecured Claims.

1.79            “Litigation Trust Agreement” means the trust agreement, substantially in the form attached hereto as Exhibit H.

1.80            “Litigation Trust Assets” means the Litigation Trust Claims, the Litigation Trust Funds and any other assets acquired by the Litigation Trust on or after the Effective Date pursuant to the Litigation Trust Agreement or the Plan.

1.81            “Litigation Trust Claims” means the Claims and Causes of Action that are identified in the Litigation Trust Agreement as Litigation Trust Claims, but in no event shall a Litigation Trust Claim include any Claim or Cause of Action that is released pursuant to Section 14.2 of the Plan.

1.82            “Litigation Trust Funds” means the Initial Litigation Trust Funds plus any Additional Funding.

1.83            “Litigation Trust Interests” means the beneficial interests in the Litigation Trust to be deemed distributed to holders of Allowed Prepetition Credit Agreement Claims and Allowed FairPoint Communications Unsecured Claims and the right to receive distributions on account of such beneficial interests.

1.84            “Litigation Trustee” means the Person, solely in its capacity as Litigation Trustee, approved prior to the Effective Date by the Bankruptcy Court to administer the Litigation Trust in accordance with the terms and provisions of Section 8.17 of the Plan and the Litigation Trust Agreement.

1.85            “Local Bankruptcy Rules” means the local bankruptcy rules for the Southern District of New York, as amended from time to time.

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1.86            “Long Term Incentive Plan” means that certain management incentive plan for senior management and selected employees of FairPoint, providing incentive compensation in the form of stock options and restricted stock awards for the number of shares of New Common Stock set forth in Section 6.1.1(b).  The Plan Supplement shall contain the terms of the Long Term Incentive Plan.

1.87            “Morgan Stanley Swap Agreement” means that certain ISDA Master Agreement, dated as of February 1, 2005, between FairPoint Communications and Morgan Stanley Capital Services Inc., including any confirmations issued thereunder and any and all supplements thereto.

1.88            “MPUC” means the Maine Public Utilities Commission.

1.89            “MPUC Regulatory Settlement” means the settlements and compromises by and among FairPoint, the Representative of the MPUC and the Maine Office of the Public Advocate as set forth on the regulatory settlement attached hereto as Exhibit D and approved by the MPUC on June 24, 2010.

1.90            “New Board” means the board of directors of Reorganized FairPoint Communications. Subject to Section 8.6.2, the proposed members of the New Board shall be identified in the Plan Supplement.

1.91            “New Common Stock” means the shares of common stock of Reorganized FairPoint Communications authorized to be issued pursuant to Section 6.1.1 of the Plan.

1.92            “New Credit Agreement” means that certain credit agreement regarding the New Revolver and the New Term Loan to be entered into on the Effective Date by and among FairPoint Communications, Inc., FairPoint Logistics, Inc., Bank of America, N.A., as administrative agent and as lender, the other lenders party thereto and the letter of credit issuers party thereto (which credit agreement shall be substantially in the form contained in the Plan Supplement), and all amendments, supplements, ancillary agreements (including, but not limited to, any and all notes, letters of credit, pledges, collateral agreements, intercreditor agreements, swap agreements and hedging agreements), side letters, financing statements, and other documents related thereto.

1.93            “New Organizational Documents” means the Amended Bylaws and Amended Certificate of Incorporation, collectively.

1.94            “New Revolver” means that certain post-consummation revolving credit exit facility to be made available pursuant to the New Credit Agreement in the amount of seventy-five million dollars ($75,000,000) on the Effective Date, which shall be used to refinance FairPoint’s obligations under the DIP Facility on the Effective Date and shall be otherwise available for general corporate purposes after the Effective Date.

1.95            “New Term Loan” means that certain post-consummation one billion dollar ($1,000,000,000.00) senior secured term loan to be made available pursuant to the New

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Credit Agreement, the proceeds of which shall be part of the Distribution under the Plan to the holders of Allowed Prepetition Credit Agreement Claims.

1.96            “New Warrants” means those certain warrants to purchase up to three million five hundred eighty-two thousand four hundred two (3,582,402) shares of the New Common Stock issued pursuant to Section 6.2 of the Plan, which warrants shall have the material terms set forth on Exhibit C hereto and be in substantially the form set forth in the Plan Supplement.

1.97            “NHPUC” means New Hampshire Public Utilities Commission.

1.98            “NHPUC Regulatory Settlement” means the settlements and compromises by and between FairPoint and staff advocates of the NHPUC (i) with respect to, among other things, service quality requirements, broadband commitments, expenditure commitments, financial commitments and management commitments and (ii) as set forth in further detail on the regulatory settlement attached hereto as Exhibit E and approved by the NHPUC on July 7, 2010.

1.99            “NNE Subsidiary” means, individually each of and collectively all of, FairPoint Logistics, Inc., Northern New England Telephone Operations LLC, Telephone Operating Company of Vermont LLC, and Enhanced Communications of Northern New England Inc.

1.100          “NNE Subsidiary Unsecured Claim” means any Unsecured Claim against the NNE Subsidiaries.

1.101          “Objection Deadline” has the meaning given such term in Section 10.1 hereof.

1.102          “Old FairPoint Equity Interests” means any instrument evidencing an ownership interest in FairPoint Communications, whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

1.103          “Other Priority Claim” means a Claim entitled to priority in payment as specified in section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code.

1.104          “Other Secured Claim” means any Secured Claim other than a Prepetition Credit Agreement Claim.

1.105          “Person” means any individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, or any government or agency or political subdivision thereof, or any other form of legal entity.

1.106          “Petition Date” means October 26, 2009, the date on which FairPoint commenced its Chapter 11 Cases.

1.107          “Plan” means this third amended joint plan of reorganization, including, without limitation, the Plan Supplement and the exhibits and schedules hereto and thereto, as the

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same may be further amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.108          “Plan Supplement” means the supplement or supplements to the Plan containing certain documents and amendments thereto (including, but not limited to, the amendments filed on December 29, 2010) relevant to the implementation of the Plan.

1.109          “Plan Support Agreement” means that certain Plan Support Agreement, dated as of October 25, 2009, among FairPoint and the Consenting Lenders, as the same was amended, modified or supplemented prior to July 8, 2010.

1.110          “Prepetition Credit Agreement” means that certain Credit Agreement, dated as of March 31, 2008, and amended as of January 21, 2009, among FairPoint Communications and Northern New England Spinco Inc., as borrowers, the Lender Steering Committee and the other lenders party thereto, the Prepetition Credit Agreement Agent, and certain other parties thereto, and all amendments, supplements, ancillary agreements (including, but not limited to, any and all notes, letters of credit, pledges, collateral agreements, intercreditor agreements, Swap Agreements and hedging agreements), side letters, financing statements, and other documents related thereto.

1.111          “Prepetition Credit Agreement Agent” means Bank of America, N.A., as administrative agent and collateral agent (replacing Lehman Commercial Paper Inc. in both roles pursuant to the January 21, 2009 amendment to the Prepetition Credit Agreement) under the Prepetition Credit Agreement, and any successor administrative agent or collateral agent thereunder.

1.112          “Prepetition Credit Agreement Claim” means any Claim held by the Prepetition Credit Agreement Lenders and/or the Prepetition Credit Agreement Agent, and all other Claims against FairPoint arising under the Prepetition Credit Agreement in an amount equal to principal, plus interest (accrued through the Effective Date), and all other amounts due thereunder. Prepetition Credit Agreement Claims are Allowed Claims pursuant to the Plan, and shall be satisfied pursuant to the Plan without offset, defense, counterclaim, reduction or credit of any kind whatsoever.

1.113          “Prepetition Credit Agreement Lender” means each Person that is party to the Prepetition Credit Agreement, other than each applicable entity included in the definition of “FairPoint”.

1.114          “Priority Tax Claim” means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.115          “Professional Fees” means any Claim of a professional retained in the Chapter 11 Cases, pursuant to sections 327, 328 and 1103 of the Bankruptcy Code or otherwise, for compensation or reimbursement of costs and expenses relating to services incurred prior to and including the Effective Date, when and to the extent any such Claim is Allowed by the Bankruptcy Court pursuant to sections 330, 331, 503(b) or 1103 of the Bankruptcy Code.

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1.116          “Ratable Proportion” means, with reference to any Distribution on account of any Allowed Claim in any Class, the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of Allowed Claims of the same Class, plus all Disputed Claims in such Class.

1.117          “Registration Rights Agreement” has the meaning given such term in Section 6.3.2 hereof.

1.118          “Regulatory Settlements” means, collectively, the MPUC Regulatory Settlement, NHPUC Regulatory Settlement and the VDPS Regulatory Settlement.

1.119          “Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Subsidiary Equity Interest entitles the holder of such Claim or Subsidiary Equity Interest, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Subsidiary Equity Interest to demand or receive accelerated payment of such Claim or Subsidiary Equity Interest after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim or Subsidiary Equity Interest as such maturity existed before such default; (iii) compensating the holder of such Claim or Subsidiary Equity Interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or applicable law; (iv) if such Claim or such Subsidiary Equity Interest arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the holder of such Claim or such Subsidiary Equity Interest (other than FairPoint or a current or former insider of FairPoint) for any actual pecuniary loss incurred by such holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Subsidiary Equity Interest entitles the holder of such Claim or Subsidiary Equity Interest.

1.120          “Released Parties” means (a) the current or former directors, officers, employees, Affiliates, agents, accountants, financial advisors, investment bankers, restructuring advisors, attorneys and representatives, and other professionals of or to FairPoint and the Debtors-in-Possession who served or were employed in such capacities after the Petition Date, and each of their respective agents and representatives, (b) the Prepetition Credit Agreement Agent, (c) Prepetition Credit Agreement Lenders, (d) the Lender Steering Committee, (e) the parties to the Swap Agreements, (f) the DIP Agent, (g) the DIP Lenders, (h) Bank of America, in its capacity as Disbursing Agent, (i) the members of the Ad Hoc Committee of Senior Noteholders, (j) the Persons designated pursuant to Section 8.6.2 of the Plan to serve as initial members of the New Board, and (k) for each of (b) through (i), their respective officers, directors, employees, affiliates, subsidiary companies and their current and former affiliates, agents, partners, members, representatives, employees, financial advisors, investment bankers, restructuring advisors, attorneys and other professionals; provided, however, if no Distributions are made on account of Class 7 FairPoint Communications Unsecured Claims in accordance with Section 5.7.2(b) of the Plan, then clause 1.120(i) shall be deemed to be deleted from this definition and the members of the Ad Hoc Committee of Senior Noteholders (and their respective officers, directors, employees, affiliates, agents, partners, members, representatives,

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employees, financial advisors, investment bankers, restructuring advisors, attorneys and other professionals) shall not be included within this definition of Released Parties; provided further, that neither Verizon Communications Inc. nor any of its affiliates as of January 15, 2007 or March 31, 2008 (other than any affiliate that was merged into FairPoint Communications) shall be deemed a Released Party under the Plan.

1.121          “Reorganized FairPoint” means FairPoint on and after the Effective Date.

1.122          “Reorganized FairPoint Communications” means FairPoint Communications on and after the Effective Date.

1.123          “Reserve” has the meaning given such term in Section 9.22.

1.124          “Schedules” means, collectively, the schedules of assets and liabilities, schedules of executory contracts and unexpired leases and statements of financial affairs filed by FairPoint under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the official bankruptcy forms in the Chapter 11 Cases, as the same may have been amended or supplemented through the Confirmation Date pursuant to Bankruptcy Rules 1007 and 1009.  For the avoidance of doubt, Schedules do not include any schedules or exhibits to the Plan or the Plan Supplement.

1.125          “Section 345 Securities” means securities or instruments of any type permitted under Section 345 of the Bankruptcy Code.

1.126          “Secured Claim” means any Claim that is (a) reflected in the Schedules or in a proof of Claim as a Secured Claim, which is secured by a Lien on Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, (b) a Prepetition Credit Agreement Claim, or (c) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

1.127          “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code (determined irrespective of any time limitations therein and including any related Secured Claim for penalties).

1.128          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.129          “Security” has the meaning given such term in section 101(49) of the Bankruptcy Code.

1.130          “Senior Notes” means, collectively, the 13 1/8 % Senior Notes due April 1, 2018 issued by FairPoint Communication under the Indenture Dated March 31, 2008, and the 13 1/8 % Senior Notes due April 2, 2018 issued by FairPoint Communications under the Indenture Dated July 29, 2009.

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1.131          “Senior Notes Claims” means Claims arising under the Indentures.  Senior Notes Claims are Allowed Claims under the Plan, and shall be satisfied pursuant to the Plan without offset, defense, counterclaim, reduction or credit of any kind whatsoever.

1.132          “Subordinated Securities Claim” means any Claim against FairPoint arising from rescission of a purchase or sale of a Security of FairPoint or an Affiliate of FairPoint, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

1.133          “Subsequent Distribution Date” means the twentieth day after the end of each calendar quarter after the occurrence of the Effective Date; provided, that the Subsequent Distribution Date with respect to a distribution from the Litigation Trust shall be a date determined by the Litigation Trustee.

1.134          “Subsidiary Equity Interests” means any instrument evidencing an ownership interest in FairPoint (other than FairPoint Communications), whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests, all as of the Effective Date.  Each Subsidiary Equity Interest shall be deemed Allowed under the Plan.

1.135          “Success Bonuses” means cash bonuses payable as incentive compensation upon the Effective Date, determined in accordance with certain performance measures and subject to upward or downward adjustments to reflect when the Effective Date is achieved.  The Plan Supplement shall contain additional information about the Success Bonuses.

1.136          “Support Letter Agreement” means that certain Letter Agreement, dated as of October 13, 2010, among FairPoint and the members of the Lender Steering Committee, as may be amended, modified or supplemented from time to time.

1.137          “Swap Agreements” means the Morgan Stanley Swap Agreement and the Wachovia Swap Agreement.

1.138          “Tax Claim” means any Claim that is a Secured Tax Claim or a Priority Tax Claim.

1.139          “U.S. Trustee” means the United States Trustee appointed under section 591, title 28, United States Code to serve in the Southern District of New York.

1.140          “Unclassified Claim” means any Claim that is an Administrative Expense Claim or a Priority Tax Claim.

1.141          “Unimpaired” means, with respect to a Claim or Equity Interest, that such Claim or Equity Interest is not Impaired as a result of being either (a) Reinstated or (b) paid in full in Cash under the Plan.

1.142          “Unliquidated Claim” means any Claim, the amount of Liability for which has not been fixed, whether pursuant to agreement, applicable law or otherwise, as of the date on which such Claim is asserted or sought to be estimated.

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1.143          “Unsecured Claim” means any Claim against FairPoint other than an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Secured Tax Claim, Other Secured Claim, Prepetition Credit Agreement Claim, Subordinated Securities Claim or Intercompany Claim.

1.144          “VDPS” means the Vermont Department of Public Service.

1.145          “VDPS Regulatory Settlement”  means the settlements and compromises by and between FairPoint and VDPS (i) with respect to, among other things, service quality requirements, broadband commitments, capital investment commitments, financial commitments and management commitments and (ii) as set forth in further detail on the regulatory settlement attached hereto as Exhibit F and approved by the Vermont Public Service Board on December 23, 2010.

1.146          “Voting Agent” means BMC Group, Inc.

1.147          “Wachovia Swap Agreement” means that certain ISDA Master Agreement, dated as of December 12, 2000, as amended and restated as of February 1, 2008, between FairPoint Communications and Wachovia Bank, N.A., including any confirmations issued thereunder and any and all supplements thereto.

SECTION II
INTERPRETATION OF PLAN

2.1              Application of Definitions; Rules of Construction; Computation of Time.

Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender.  For purposes of the Plan, (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented and (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to the Plan.  The words “herein”, “hereof”, “hereto”, “hereunder” and other words of similar meaning refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan.  A capitalized term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code or in the Exhibits hereto.  The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.  The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan. Unless otherwise indicated herein, all references to dollars means United States dollars.  In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

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2.2              Relief Sought by Filing the Plan.

The filing of the Plan constitutes, among other things, a motion by FairPoint pursuant to Bankruptcy Rules 9019 to approve the settlement and comprise set forth in Section 8.1 of the Plan.

SECTION III
PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS,
PRIORITY TAX CLAIMS AND OTHER UNCLASSIFIED CLAIMS

3.1              Administrative Expense Claims.

Except to the extent that any Person entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is reasonably practicable; provided, however, that Allowed Administrative Expense Claims representing Liabilities incurred in the ordinary course of business by the Debtors-in-Possession shall be paid in full and performed by the Debtors-in-Possession or Reorganized FairPoint, as the case may be, in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions; provided, further, that, except as provided in Section 3.4 of the Plan, if any Administrative Expense Claim, including an ordinary course expense, is not billed or a request for payment is not made within sixty (60) days after the Effective Date, claims for payment of such Administrative Expense Claims shall be barred.

3.2              Adequate Protection Claims.

The Adequate Protection Claims of the holders of Prepetition Credit Agreement Claims shall be deemed satisfied in full by payments (if any) due and made pursuant to the DIP Order.

3.3              Priority Tax Claims.

Unless otherwise agreed to by the holder of an Allowed Priority Tax Claim and FairPoint or Reorganized FairPoint, as applicable, each holder of an Allowed Priority Tax Claim shall receive at the option of FairPoint or Reorganized FairPoint, as applicable, (a) on the Effective Date, or as soon thereafter as is reasonably practicable, Cash in an amount equal to such Allowed Priority Tax Claim, or (b) commencing on the Effective Date, or as soon thereafter as is reasonably practicable, and continuing over a period not exceeding five (5) years from and after the Petition Date, equal semi-annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest for the period after the Effective Date at the rate determined under applicable non-bankruptcy law as of the calendar month in which the Plan is confirmed, subject to the option of FairPoint or Reorganized FairPoint, as applicable, to prepay the entire amount of the Allowed Priority Tax Claim. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

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3.4              Professional Compensation and Reimbursement Claims.

All Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under section 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is forty five (45) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or allowing any such Administrative Expense Claim. Reorganized FairPoint is authorized to pay reasonable compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

For purposes of the Plan, and in consideration of the services of the members of the Ad Hoc Committee of Senior Noteholders, FairPoint will reimburse the members of the Ad Hoc Committee of Senior Noteholders for the reasonable fees and expenses of their professionals, Stroock & Stroock & Lavan LLP and Moelis & Company, during the Chapter 11 Cases and up to the Effective Date (without the need to file a proof of Claim or fee application), subject to an aggregate cap of three million five hundred thousand dollars ($3,500,000.00), or such higher number as shall be approved by the Lender Steering Committee, which approval shall not be unreasonably withheld or delayed; provided, however, if no Distributions are made on account of Class 7 FairPoint Communications Unsecured Claims in accordance with Section 5.7.2(b) of the Plan, then the members of the Ad Hoc Committee of Senior Noteholders shall not receive any reimbursement for professionals’ fees and expenses.

For purposes of the Plan, and in consideration of the services of the Prepetition Credit Agreement Agent and each member of the Lender Steering Committee, FairPoint will reimburse such Persons for their reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of counsel) to the extent that such fees and expenses are incurred in connection with the Support Letter Agreement, the Plan, the Chapter 11 Cases, and the transactions related thereto (without the need to file a proof of Claim or fee application).

After the Effective Date, Reorganized FairPoint shall continue to reimburse the Prepetition Credit Agreement Agent for the reasonable fees and expenses incurred by it in connection with (i) the ongoing Chapter 11 Cases, (ii) any appeals of the Confirmation Order, (iii) any proceedings arising out of, or with respect to the implementation and enforcement of, the Regulatory Settlements, and (iv) monitoring the activity of the Litigation Trust (provided, however, that the fees and expenses to be reimbursed pursuant to (iv) shall not include fees and expenses incurred in connection with providing assistance to the Litigation Trustee and shall not exceed $250,000).

Except as otherwise paid pursuant to the Bankruptcy Court’s Order Authorizing Reimbursement of Certain Regulatory Agency Expenses [Docket No. 892], and subject in all respects to the terms of Section 4.3 of the NHPUC Regulatory Settlement and Section 4.3 of the VDPS Regulatory Settlement, on the Effective Date FairPoint shall reimburse the reasonable out-of-pocket expenses and costs of the State of New Hampshire, the VDPS and the Vermont Public Service Board in connection with the Chapter 11 Cases.

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As long as the Regulatory Settlement remains in effect in Maine, and subject in all respects to Section 4.4 of the MPUC Regulatory Settlement, on the Effective Date FairPoint shall reimburse the reasonable out-of-pocket expenses and costs of the MPUC and the Maine Public Advocate in connection with the Chapter 11 Cases.

3.5              Intercompany Claims.

At the election of FairPoint or Reorganized FairPoint, as applicable, or any Person holding such Claim, and in consultation with the Lender Steering Committee, Intercompany Claims shall be (a) released, waived and discharged as of the Effective Date, (b) contributed to the capital of the obligor corporation, (c) dividended or (d) remain Unimpaired.

SECTION IV
CLASSIFICATION OF CLAIMS AND
EQUITY INTERESTS

The following table (a) designates the Classes of Claims against, and Equity Interests in, FairPoint, (b) specifies the Classes of Claims and Equity Interests that are Impaired by the Plan and therefore are deemed to reject the Plan or are entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) specifies the Classes of Claims and Equity Interests that are Unimpaired by the Plan and therefore are deemed to accept the Plan in accordance with section 1126 of the Bankruptcy Code.

Class	Designation	Impairment	Entitled to Vote
1	Other Priority Claims	Unimpaired	No (deemed to accept)
2	Secured Tax Claims	Unimpaired	No (deemed to accept)
3	Other Secured Claims	Unimpaired	No (deemed to accept)
4	Allowed Prepetition Credit Agreement Claims	Impaired	Yes
5	Legacy Subsidiary Unsecured Claims	Unimpaired	No (deemed to accept)
6	NNE Subsidiary Unsecured Claims	Unimpaired	No (deemed to accept)
7	FairPoint Communications Unsecured Claims	Impaired	Yes
8	Convenience Claims	Unimpaired	No (deemed to accept)
9	Subordinated Securities Claims	Impaired	No (deemed to reject)
10	Subsidiary Equity Interests	Unimpaired	No (deemed to accept)
11	Old FairPoint Equity Interests	Impaired	No (deemed to reject)

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SECTION V
TREATMENT OF CLAIMS AND
EQUITY INTERESTS UNDER THE PLAN

5.1              Other Priority Claims (Class 1).

5.1.1           Impairment and Voting.

Class 1 is Unimpaired by the Plan.  Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

5.1.2           Distributions.

Unless otherwise agreed to by the holder of an Allowed Other Priority Claim and FairPoint or Reorganized FairPoint, as applicable, on the applicable Distribution Date, each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim.

5.2              Secured Tax Claims (Class 2).

5.2.1           Impairment and Voting.

Class 2 is Unimpaired by the Plan.  Each holder of an Allowed Secured Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

5.2.2           Distributions.

Unless otherwise agreed to by the holder of an Allowed Secured Tax Claim and FairPoint or Reorganized FairPoint, as applicable, on the applicable Distribution Date, each holder of an Allowed Secured Tax Claim shall receive, at the option of FairPoint or Reorganized FairPoint, as applicable, (a) Cash in an amount equal to such Allowed Secured Tax Claim or, (b) commencing on the applicable Distribution Date, and continuing over a period not exceeding five (5) years from and after the Petition Date, equal semi-annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest for the period after the Effective Date at the rate determined under applicable non-bankruptcy law as of the calendar month in which the Plan is confirmed, subject to the option of FairPoint or Reorganized FairPoint, as applicable, to prepay the entire amount of the Allowed Secured Tax Claim.

5.3              Other Secured Claims (Class 3).

5.3.1           Impairment and Voting.

Class 3 is Unimpaired by the Plan.  Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

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5.3.2           Distributions.

Unless otherwise agreed to by the holder of an Allowed Other Secured Claim and FairPoint or Reorganized FairPoint, as applicable, at the option of FairPoint or Reorganized FairPoint, as applicable, (i) on the Distribution Date or as soon thereafter as is reasonably practicable, each Allowed Other Secured Claim shall be Reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, on the Distribution Date, or as soon thereafter as is reasonably practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim, in full and complete satisfaction of such Allowed Other Secured Claim on the Distribution Date, or as soon thereafter as is reasonably practicable.

5.4              Allowed Prepetition Credit Agreement Claims (Class 4).

5.4.1           Impairment and Voting.

Class 4 is Impaired by the Plan.  Each holder of an Allowed Prepetition Credit Agreement Claim is entitled to vote to accept or reject the Plan.

5.4.2           Distributions.

Each holder of an Allowed Prepetition Credit Agreement Claim shall receive the following, in full and complete satisfaction of such holder’s Allowed Prepetition Credit Agreement Claim:

(a)           on the Effective Date, such holder’s Ratable Proportion of the New Term Loan;

(b)           on the Effective Date, such holder’s Ratable Proportion of twenty-three million six hundred twenty thousand seven hundred eighteen (23,620,718) shares of the New Common Stock; provided, however, that if the Class of FairPoint Communications Unsecured Claims do not receive a Distribution under the Plan as provided in Section 5.7.2(b) of the Plan, each holder of an Allowed Prepetition Credit Agreement Claim shall receive its Ratable Proportion of twenty-nine million two hundred forty-two thousand two hundred ninety-four (29,242,294) shares of the New Common Stock, subject to dilution from the securities to be issued under the Long Term Incentive Plan;

(c)           on the Effective Date, such holder’s Ratable Proportion of Cash (the “Cash Payment”) in an amount equal to all Cash and Cash Equivalents of Reorganized FairPoint on the Effective Date in excess of forty million dollars ($40,000,000.00) minus (1) Cash used to pay or reserved to pay Allowed Unsecured Claims, (2) Cash used to pay or reserved to pay Allowed Administrative Expense Claims, (3) Cash used to pay or reserved to pay Allowed Priority Tax Claims, (4) Cash used to pay or reserved to pay Allowed Other Priority Claims, (5) Cash used to pay or reserved to pay Allowed Secured Tax Claims, (6) Cash used to pay or reserved to pay Allowed Other Secured Claims, (7) subject to Section 3.4 of the Plan, Cash used to pay or reserved to pay the members of the Ad Hoc Committee of Senior Noteholders, the Prepetition Credit Agreement Agent, and each member of the Lender Steering

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Committee for their professionals’ fees and expenses, (8) Cash used to pay or reserved to pay (i) service quality index penalties for the 2009 calendar year that are subject to the NHPUC Regulatory Settlement or the VDPS Regulatory Settlement, which Cash shall be computed by comparing FairPoint’s 2010 service quality performance against the average service quality objectives for the period commencing January 1, 2010 and ending on the Effective Date; provided, that Cash shall be reserved only with respect to any such service quality objectives that are not being satisfied as of the Effective Date; provided further, that any Cash reserved pursuant to clause (i) and not required to be accrued at December 31, 2010 in accordance with U.S. generally accepted accounting principles shall be released from such Reserve and, subject to Section 5.4.2(e) be, paid to the holders of Allowed Prepetition Credit Agreement Claims no later than March 31, 2011, and (ii) any amounts payable on or after the Effective Date pursuant to section 4.3 of the NHPUC Regulatory Settlement, section 4.3 of the VDPS Regulatory Settlement, or section 4.4 of the MPUC Regulatory Settlement, as the case may be; provided, that amounts reserved and not actually paid pursuant to any such provision shall be released from such Reserve and paid to the holders of the Prepetition Credit Agreement Claims no later than 180 days after the Effective Date, (9) Cash used to pay or reserved to pay Success Bonuses, (10) Cash used to pay or reserved to pay Cure for executory contracts and unexpired leases that are assumed pursuant to the Plan, and (11) the Initial Litigation Trust Funds. Notwithstanding the foregoing, if the aggregate amount of Tax Claims against FairPoint Communications exceeds six million dollars ($6,000,000), such excess amount (or any portion thereof) shall be subtracted from the Cash Payment only if the Lender Steering Committee consents, after consultation with FairPoint, to the payment of such excess amount (or portion thereof) on the Effective Date;

(d)           on the Effective Date or as soon thereafter as is practicable, its Ratable Proportion of 55% of the Litigation Trust Interests; provided, however, that if the Class of FairPoint Communications Unsecured Claims does not receive a Distribution under the Plan as provided in Section 5.7.2(b) of the Plan, each holder of an Allowed Prepetition Credit Agreement Claim shall receive its Ratable Proportion of 100% of the Litigation Trust Interests;

(e)           on the applicable Distribution Date, if any, such holder’s Ratable Proportion of Cash Distributions out of the Reserves that are no longer required to be reserved for the benefit of any Person other than holders of Allowed Prepetition Credit Agreement Claims; provided, however, that if a Cash Payment is not made on the Effective Date pursuant to section 5.4.2(c) of the Plan, then (i) on the Effective Date, Reorganized FairPoint shall provide the Prepetition Credit Agreement Agent with an officer’s certificate certifying the amounts of (x) Cash used to pay or reserved to pay obligations described in section 5.4.2(c)(1)-(11) of the Plan and (y) the Emergence Cash; and (ii) from and after the Effective Date, any excess Cash released from the Reserves shall be retained by Reorganized FairPoint until the Cash released from the Reserves plus the Emergence Cash equals forty million dollars ($40,000,000.00); and

(f)            as provided in the Litigation Trust Agreement, such holder’s Ratable Proportion of the Initial Litigation Trust Funds.

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5.5              Legacy Subsidiary Unsecured Claims (Class 5).

5.5.1           Impairment and Voting.

Class 5 is Unimpaired by the Plan.  Each holder of an Allowed Legacy Subsidiary Unsecured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

5.5.2           Distributions.

On the Distribution Date, each holder of an Allowed Legacy Subsidiary Unsecured Claim shall be paid an amount in Cash equal to one hundred percent (100%) of such holder’s Allowed Legacy Subsidiary Unsecured Claim, in full and complete satisfaction of such holder’s Claim.

5.6              NNE Subsidiary Unsecured Claims (Class 6).

5.6.1           Impairment and Voting.

Class 6 is Unimpaired by the Plan.  Each holder of an Allowed NNE Subsidiary Unsecured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

5.6.2           Distributions.

On the Distribution Date, each holder of an Allowed NNE Subsidiary Unsecured Claim shall be paid an amount in Cash equal to one hundred percent (100%) of such holder’s Allowed NNE Subsidiary Unsecured Claim, in full and complete satisfaction of such holder’s Claim.

5.7              FairPoint Communications Unsecured Claims (Class 7).

5.7.1           Impairment and Voting.

Class 7 is Impaired by the Plan.  Each holder of an Allowed FairPoint Communications Unsecured Claim is entitled to vote to accept or reject the Plan.

5.7.2           Distributions.

On the Distribution Date, each holder of an Allowed FairPoint Communications Unsecured Claim shall receive the following, in full and complete satisfaction of such FairPoint Communications Unsecured Claim:

(a)           if the Class of holders of FairPoint Communications Unsecured Claims votes to accept the Plan, subject to Section 5.7.2(b) below, each holder of an Allowed FairPoint Communications Unsecured Claim shall receive its Ratable Proportion of:

(i)            two million one hundred one thousand six hundred seventy-six (2,101,676) shares of the New Common Stock;

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(ii)           the New Warrants, in the case of each of clauses (i) and (ii), subject to dilution from the securities to be issued under the Long Term Incentive Plan; and

(iii)          its Ratable Proportion of 45% of the Litigation Trust Interests; or

(b)           if (1) the Class of FairPoint Communications Unsecured Claims votes to reject the Plan, (2) the members of the Ad Hoc Committee of Senior Noteholders or its counsel objects to the Plan, (3) the members of the Creditors’ Committee or its counsel object to the Plan or the Disclosure Statement as they relate to the treatment of Allowed FairPoint Communications Unsecured Claims or the Distributions to the holders of such Claims under the Plan (provided, that this clause (3) shall not be construed to preclude any such Persons from seeking to share with the holders of other Allowed Claims the proceeds, if any, of any cause of action brought on behalf of (or by) FairPoint against Verizon Communications Inc. and/or its affiliates arising from the agreement and plan of merger dated January 15, 2007 and all related transactions and agreements, or (4) the Indenture Trustee or its counsel objects to the Plan, then holders of FairPoint Communications Unsecured Claims shall not receive any Distributions under the Plan on account of their Claims.

5.8              Convenience Claims (Class 8).

5.8.1           Impairment and Voting.

Class 8 is Unimpaired by the Plan.  Each holder of an Allowed Convenience Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

5.8.2           Distributions.

On the Distribution Date, each holder of an Allowed Convenience Claim shall be paid an amount in Cash equal to one hundred percent (100%) of such holder’s Allowed Convenience Claim in full and complete satisfaction, settlement, release, and discharge of and in exchange for such holder’s Claim.

5.9              Subordinated Securities Claims (Class 9).

5.9.1           Impairment and Voting.

Class 9 is Impaired by the Plan.  Each holder of a Subordinated Securities Claim is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

5.9.2           Distributions.

Each holder of an Allowed Subordinated Securities Claim will not receive or retain any interest or property under the Plan on account of such Allowed Subordinated Securities Claim.  The treatment of Subordinated Securities Claims under the Plan is in accordance with and gives effect to the provisions of section 510(b) of the Bankruptcy Code.

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5.10            Subsidiary Equity Interests (Class 10).

5.10.1         Impairment and Voting.

Class 10 is Unimpaired by the Plan.  Each holder of a Subsidiary Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

5.10.2         Distributions.

On the Effective Date, the Subsidiary Equity Interests shall be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

5.11            Old FairPoint Equity Interests (Class 11).

5.11.1         Impairment and Voting.

Class 11 is Impaired by the Plan.  Each holder of an Old FairPoint Equity Interest is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

5.11.2         Distributions.

On the Effective Date, the Old FairPoint Equity Interests shall be cancelled and the holders of the Old FairPoint Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Old FairPoint Equity Interests under the Plan.

5.12            Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims.

Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is within FairPoint’s self-insured retention. Amounts in excess of the applicable self-insured retention amount shall be recoverable only from the available Insurer and FairPoint shall be discharged to the extent of any such excess. Nothing in this Section 5.12 shall constitute a waiver of any Causes of Action or Liabilities that any Person may hold against any other Person, including, without limitation, FairPoint’s Insurers.

5.13            Special Provision Regarding Unimpaired Claims.

Except as otherwise explicitly provided in the Plan, nothing herein shall be deemed to be a waiver or relinquishment of any rights, counterclaims or defenses that any of FairPoint or Reorganized FairPoint, as applicable, may have, whether at law or in equity, with respect to any Unimpaired Claim.

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SECTION VI

PROVISIONS REGARDING NEW COMMON STOCK AND

NEW WARRANTS DISTRIBUTED PURSUANT TO THE PLAN

6.1              New Common Stock.

6.1.1           Authorization.

(a)           The Amended Certificate of Incorporation of Reorganized FairPoint Communications shall authorize the issuance of thirty-seven million five hundred thousand (37,500,000) shares of New Common Stock.

(b)           The thirty-seven million five hundred thousand (37,500,000) shares of New Common Stock that are authorized on the Effective Date shall be issued or reserved as follows:

(i)            in the event that the Class of FairPoint Communications Unsecured Claims accepts the Plan, subject to Section 5.7.2(b) of the Plan, (1) twenty-five million seven hundred twenty-two thousand three hundred ninety-four (25,722,394) shares of New Common Stock, in the aggregate, will be distributed to holders of Allowed Claims under Section 5.4 and Section 5.7 of the Plan and (2) three million five hundred eighty-two thousand four hundred two (3,582,402) shares of the New Common Stock will be reserved in connection with the New Warrants;

(ii)           in the event that the Class of FairPoint Communications Unsecured Claims does not receive a Distribution under the Plan on account of its claims, twenty-nine million two hundred forty-two thousand two hundred ninety-four (29,242,294) shares of New Common Stock, in the aggregate, will be distributed to holders of Allowed Claims under Section 5.4 of the Plan;

(iii)          in the event that the Class of FairPoint Communications Unsecured Claims accepts the Plan, subject to Section 5.7.2(b) of the Plan, three million one hundred thirty-four thousand six hundred three (3,134,603) shares of New Common Stock will be issued or reserved in connection with the Long Term Incentive Plan; and

(iv)          in the event that the Class of FairPoint Communications Unsecured Claims does not receive a Distribution under the Plan on account of its claims, three million one hundred ninety-seven thousand one hundred six (3,197,106) shares of New Common Stock will be issued or reserved in connection with the Long Term Incentive Plan.

(c)           On the Effective Date, in the event the Class of FairPoint Communications Unsecured Claims reject the Plan, holders of Allowed Class 4 Prepetition Credit Agreement Claims shall receive, and Reorganized FairPoint Communications shall issue, an aggregate of twenty-nine million two hundred forty-two thousand two hundred ninety-four (29,242,294) shares of New Common Stock in accordance with Section V hereof.  All such shares shall be deemed fully paid and non-assessable.

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(d)           On the Effective Date, in the event the Class of FairPoint Communications Unsecured Claims accepts the Plan, subject to Section 5.7.2(b) of the Plan, holders of Allowed Class 4 Prepetition Credit Agreement Claims and holders of Allowed Class 7 FairPoint Communications Unsecured Claims shall receive, and Reorganized FairPoint Communications shall issue, an aggregate of twenty-five million seven hundred twenty-two thousand three hundred ninety-four (25,722,394) shares of New Common Stock in accordance with Section V hereof.  All such shares shall be deemed fully paid and non-assessable.

6.1.2           Par Value.

The New Common Stock shall have a par value of $0.01 per share.

6.2              New Warrants.

As provided in and subject to the conditions set forth in the Plan, including Section 5.7.2, Reorganized FairPoint Communications shall issue to each holder of an Allowed Class 7 FairPoint Communications Unsecured Claim, its Ratable Proportion of New Warrants.

6.3              Securities Law Matters.

6.3.1           Exemption from Securities Laws.

Except as otherwise provided herein, and to the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the issuance under the Plan of the New Common Stock, the Litigation Trust Interests and the New Warrants pursuant to the Plan, the New Common Stock issuable upon exercise of the New Warrants and any subsequent sales, resales, transfers, or other distributions of such New Common Stock, Litigation Trust Interests or New Warrants shall be exempt from registration under the Securities Act, any other federal or state securities law registration requirements, and all rules and regulations promulgated thereunder.  Any such Securities issued to an “affiliate” of Reorganized FairPoint within the meaning of the Securities Act or any Person Reorganized FairPoint reasonably determines to be an “underwriter”, and which does not agree to resell such securities only in “ordinary trading transactions,” within the meaning of section 1145(b)(1) of the Bankruptcy Code shall be subject to such transfer restrictions and bear such legends as shall be appropriate to ensure compliance with the Securities Act.

6.3.2           Registration Rights Agreement.

On the Effective Date, Reorganized FairPoint Communications will enter into a registration rights agreement (the “Registration Rights Agreement”) with each holder of greater than ten percent (10%), on a fully diluted basis, of the New Common Stock on the Effective Date (a “Holder of Registrable Securities”).  The Holders of Registrable Securities shall be entitled to request an aggregate of two demand registrations; provided, that no such registration shall be demanded prior to the expiration of the date which is one hundred eighty (180) days following the Effective Date; provided further, that in no event shall Reorganized FairPoint Communications be obligated to effect more than two (2) demand registrations pursuant to all requests for demand registration.  A form of the Registration Rights Agreement, including a form of shelf registration statement if necessary, will be included in the Plan Supplement.

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6.3.3           Securities Exchange Listing.

Reorganized FairPoint Communications will use its reasonable best efforts to obtain a listing for the New Common Stock on one of the following national securities exchanges: (a) the New York Stock Exchange, Inc. or (b) the Nasdaq Global Stock Market.

SECTION VII

IMPAIRED AND UNIMPAIRED CLASSES OF CLAIMS AND

EQUITY INTERESTS UNDER THE PLAN;

ACCEPTANCE OR REJECTION OF THE PLAN

7.1              Voting of Claims.

7.1.1           Each holder of an Allowed Claim or the holder of a Claim that has been temporarily allowed for voting purposes only under Bankruptcy Rule 3018(a), in an Impaired Class of Claims that is entitled to vote on the Plan pursuant to Section IV and Section V of the Plan, shall be entitled to vote separately to accept or reject the Plan, as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other applicable order of the Bankruptcy Court.  Any Unimpaired Class of Claims and the Subsidiary Equity Interests shall be deemed to have accepted the Plan.  Any Class of Claims and the Old FairPoint Equity Interests that will not receive or retain any property on account of such Claims or Equity Interests under the Plan shall be deemed to have rejected the Plan.

7.1.2           Each of Classes 4 and 7 is Impaired under the Plan and the holders of Allowed Claims in such Classes are entitled to vote on the Plan.  In accordance with section 1126(g) of the Bankruptcy Code, each of the Classes 9 and 11 is conclusively deemed to have rejected the Plan.

7.2              Acceptance by Unimpaired Classes.

Each of Classes 1, 2, 3, 5, 6, 8 and 10 is Unimpaired under the Plan and each such Class is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

7.3              Elimination of Vacant Classes.

Any Class of Claims that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 shall be deemed deleted from the Plan for purposes of voting on or rejection of the Plan, and for purposes of determining acceptance or rejection of the Plan by such Class under section 1129(a)(8) of the Bankruptcy Code.

7.4              Nonconsensual Confirmation.

If any Impaired Class of Claims entitled to vote shall not accept the Plan by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code, FairPoint reserves the right to amend the Plan in accordance with Section 16.4 of the Plan or undertake to

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have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both.  With respect to Impaired Classes of Claims that are deemed to reject the Plan, FairPoint shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

7.5              Revocation of the Plan.

Subject to Section 16.5 hereof, the Debtors-in-Possession may revoke and withdraw the Plan in its entirety at any time prior to entry of the Confirmation Order. If the Plan is so revoked or withdrawn, then it shall be deemed null and void.

SECTION VIII

MEANS OF IMPLEMENTATION OF THE PLAN

8.1              Regulatory Settlements.  As provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the settlements and compromises set forth in the Regulatory Settlements, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and controversies resolved pursuant to the Regulatory Settlements.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s finding and determination that the Regulatory Settlements reflected in the Plan are (i) in the best interest of FairPoint and its Estates, (ii) fair, equitable and reasonable, (iii) made in good faith and (iv) approved by the Bankruptcy Court.  Subject to obtaining the approval of the settlements reflected in the Plan by the Bankruptcy Court, on the Effective Date, Reorganized FairPoint will take all actions necessary or reasonably required to effectuate such settlements and such settlements shall be binding on Reorganized FairPoint and the respective parties to each Regulatory Settlement.

8.2              Transactions on the Effective Date.

On the Effective Date, the following shall be deemed to have occurred simultaneously:

(a)           the Amended Certificate of Incorporation shall be filed with the Secretary of State of the State of Delaware, and the New Organizational Documents shall become effective and binding upon Reorganized FairPoint Communications;

(b)           the Old FairPoint Equity Interests shall be extinguished;

(c)           Reorganized FairPoint Communications shall distribute (which, in the case of New Common Stock or New Warrants, may include direct registration in the books and records of Reorganized FairPoint Communications) the Cash Payment, New Common Stock, the New Warrants, if any, and the Litigation Trust Interests and shall enter into the New Credit Agreement;

(d)           the capital structure of Reorganized FairPoint Communications as set forth in Sections V and VI shall be in effect; and

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(e)           all then remaining members of the board of directors of FairPoint Communications shall be deemed to have resigned, and the New Board shall be installed without any further action.

8.3              Reorganization of FairPoint; Continuation of Businesses.

On and after the Effective Date, Reorganized FairPoint shall continue to engage in its respective businesses.  Except as otherwise provided in the Plan, FairPoint shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership or other legal entity, as the case may be, with all the powers of a corporation, limited liability company, partnership or other legal entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable entity included in the definition of “FairPoint” is incorporated or organized and pursuant to the respective certificate of incorporation and bylaws (or other organizational documents) in effect prior to the Effective Date, except with respect to the New Organizational Documents (or other organizational documents) that are amended by the Plan, the Plan Supplement or otherwise, and to the extent such documents are amended, such documents are deemed to be pursuant to the Plan and require no further action or approval. Notwithstanding the foregoing, but subject to the provisions of any applicable Regulatory Settlement, on or as of the Effective Date, or as soon as reasonably practicable thereafter, and without the need for any further action, Reorganized FairPoint may:  (a) cause any or all of Reorganized FairPoint to be merged into one or more of Reorganized FairPoint, dissolved or otherwise consolidated, (b) cause the transfer of assets between or among Reorganized FairPoint, or (c) engage in any other transaction in furtherance of the Plan.

8.4              Reorganized FairPoint’s Obligations Under the Plan.

8.4.1           From and after the Effective Date, as set forth herein, Reorganized FairPoint shall perform the corresponding obligations under the Plan of its predecessor or predecessor-in-interest.  The Plan will be administered and actions will be taken in the name of FairPoint and Reorganized FairPoint through, in accordance with the terms hereof, Reorganized FairPoint.

8.4.2           From and after the Effective Date, Reorganized FairPoint shall, among other things:

(a)           administer the Plan and take all steps and execute all instruments and documents necessary to effectuate the Plan;

(b)           pursue (including, without limitation, prosecuting, enforcing, objecting, litigating, reconciling, settling, abandoning and resolving) all of FairPoint’s retained Causes of Action, defenses and counterclaims;

(c)           reconcile Claims and resolve Disputed Claims, and administer the Claims allowance and disallowance processes as set forth in the Plan, including, without limitation, objecting, prosecuting, litigating, reconciling, settling and resolving Claims and Disputed Claims in accordance with the Plan;

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(d)                                 make decisions regarding the retention, engagement, payment and replacement of professionals, employees and consultants;

(e)                                  administer the Distributions under the Plan (other than Distributions to the Prepetition Credit Agreement Lenders or Distributions on account of Litigation Trust Interests), including (i) making Distributions in accordance with the terms of the Plan and (ii) establishing and maintaining the various Reserves;

(f)                                    exercise such other powers as necessary or prudent to carry out the provisions of the Plan;

(g)                                 invest any Cash pending Distribution;

(h)                                 file appropriate tax returns; and

(i)                                     take such other actions as may be necessary or appropriate to effectuate the Plan.

8.4.3                                  Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by Reorganized FairPoint (including, without limitation, taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by Reorganized FairPoint in the ordinary course of its respective businesses.

8.5                                           New Organizational Documents.

The New Organizational Documents shall be filed as part of the Plan Supplement and shall contain such provisions as are necessary to satisfy the provisions of the Plan and, to the extent required, to prohibit the issuance of nonvoting equity securities (other than any warrants and/or options) as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of the New Organizational Documents, after the Effective Date, as permitted by applicable law. Except as otherwise provided herein, the New Organizational Documents shall contain such indemnification provisions applicable to the officers, directors and employees of Reorganized FairPoint Communications and such other Persons as may, in the discretion of the New Board, be appropriate and permitted under applicable law.

8.6                                           New Board.

8.6.1                                  General.

(a)                                  On the Effective Date, each member of the existing board of directors of FairPoint Communications shall be deemed to have resigned.

(b)                                 On the Effective Date, the property, business and affairs of Reorganized FairPoint Communications and the other Reorganized FairPoint entities shall become the general responsibility of the New Board. Simple majority rule shall govern all actions of the New Board.  A list setting forth the identities of the members of the New Board, to the extent available, shall be filed as part of the Plan Supplement or otherwise shall be identified in a submission to the Bankruptcy Court on or prior to the Effective Date.

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8.6.2                                  Initial Number of Directors; Initial Composition.

(a)                                  Reorganized FairPoint Communications shall have a New Board, which shall initially consist of eight directors.

(b)                                 The initial composition of the New Board shall be determined as follows:

(i)                                     one member of the New Board shall be the chief executive officer of Reorganized FairPoint Communications, and

(ii)                                  the other seven members of the New Board shall be identified in the Plan Supplement.

8.6.3                                  Qualifications of Directors.

A supermajority of the directors initially serving on the New Board pursuant to Section 8.6.2 above shall be Independent Directors.

8.6.4                                  Term

Each member of the New Board shall hold office until the first annual meeting of the stockholders to be held following the one-year anniversary of the Effective Date and until his or her successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.  The directors who are elected at the annual meeting of the stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until their respective successors shall have been duly elected and qualified or until their earlier death, resignation or removal.

8.6.5                                  Pre-Effective Date Activity.

To the extent that the members of the New Board named in a Plan Supplement engage in preparatory or organizational work in advance of the Effective Date (“Pre-Effective Date Board Work”), FairPoint shall reimburse such members for their reasonable out-of-pocket expenses incurred in connection with the Pre-Effective Date Board Work.  In addition, the members of the New Board shall be entitled to the benefits of (x) the exculpation and indemnification provisions of the Amended Certificate of Incorporation and Amended Bylaws with respect to the Pre-Effective Date Board Work (as if such were in effect at the time of the Pre-Effective Date Board Work) and (y) Sections 14.1 and 14.2 of the Plan.

8.7                                           Officers of Reorganized FairPoint.

8.7.1                                  Generally.

The executive officers of FairPoint immediately prior to the Effective Date will serve as the initial officers of Reorganized FairPoint on and after the Effective Date.  Such officers will serve in accordance with applicable non-bankruptcy law, any employment

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agreement with Reorganized FairPoint and, as appropriate, the New Organizational Documents or its existing articles of incorporation and bylaws.

8.7.2                                  Assumption of Executive Agreements.

On the Confirmation Date, and subject to the occurrence of the Effective Date, FairPoint shall be deemed to have assumed the Executive Agreements.

8.8                                           Operations of FairPoint Between Confirmation and the Effective Date.

FairPoint shall continue to operate as Debtors-in-Possession during the period from the Confirmation Date through and until the Effective Date.

8.9                                           Revesting of Assets.

Pursuant to section 1141(b) and (c) of the Bankruptcy Code, except as otherwise provided in the Plan, the property of the Estate and FairPoint shall revest in Reorganized FairPoint on the Effective Date of the Plan.  From and after the Effective Date, Reorganized FairPoint may operate its respective businesses and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court.  As of the Effective Date, all property of FairPoint and Reorganized FairPoint shall be free and clear of all Claims, Liens and interests, except as specifically provided in the Plan, the Confirmation Order, or the New Credit Agreement.  Without limiting the foregoing, Reorganized FairPoint may, without application to or approval by the Bankruptcy Court, pay any reasonable fees and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that Reorganized FairPoint may incur after the Effective Date.

8.10                                     Dissolution of the Creditors’ Committee.

On the Effective Date, except as provided in this Section 8.10, the Creditors’ Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to, arising from or in connection with the Chapter 11 Cases, and the retention or employment of the Creditors’ Committee’s attorneys, accountants and other agents, if any, shall terminate, except for purposes of filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith.

8.11                                     Effectuating Documents; Further Transactions.

The chairman of the board of directors, the president, the chief executive officer, the chief financial officer, the executive vice president and general counsel, the controller or any other appropriate officer of FairPoint or Reorganized FairPoint, as the case may be, shall be, and hereby are, authorized to execute, deliver, file, and record such contracts, instruments, releases, indentures, certificates, and other agreements or documents, and take such other actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The secretary or assistant secretary of FairPoint or Reorganized FairPoint shall be authorized to certify or attest to any of the foregoing, if necessary.

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8.12                                     Preservation of Certain Causes of Action; Defenses.

Except as otherwise provided in the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized FairPoint, as successors-in-interest to FairPoint and its Estates, shall retain and may enforce FairPoint’s Causes of Action that are property of FairPoint and its Estates (including Avoidance Actions), the Litigation Trust may enforce all rights to commence and pursue, as appropriate, any and all Litigation Trust Claims and Reorganized FairPoint shall retain and enforce all defenses and counterclaims to all Claims asserted against FairPoint and its Estates, including, but not limited to, setoff, recoupment and any rights under section 502(d) of the Bankruptcy Code. Reorganized FairPoint may pursue such Causes of Action (other than the Litigation Trust Claims), counterclaims and defenses, as appropriate, in accordance with its best interests, as determined by Reorganized FairPoint.  As of the Effective Date, FairPoint and Reorganized FairPoint shall have assigned the Litigation Trust Claims to the Litigation Trust.

8.13                                     Cancellation of Existing Securities.

On the Effective Date, except as otherwise provided for herein, (a) all securities, equity interests, notes, bonds, indentures and other instruments or documents evidencing or creating any indebtedness, or obligation of FairPoint, including without limitation, the Prepetition Credit Agreement, the Senior Notes and the Old FairPoint Equity Interests (except such equity interests, notes or other instruments evidencing indebtedness or obligations of FairPoint that are Reinstated under the Plan, including, without limitation, the Subsidiary Equity Interests) shall be as against FairPoint and its successors cancelled and extinguished, and (b) the obligations of FairPoint under any agreements, indentures, or certificates of designation governing any securities, equity interests, notes, bonds, indentures and other instruments or documents evidencing or creating any indebtedness, or obligation of FairPoint, including, without limitation, the Prepetition Credit Agreement, the Senior Notes and the Old FairPoint Equity Interests (except such equity interests, notes or other instruments evidencing indebtedness or obligations of FairPoint that are Reinstated under the Plan, including, without limitation, the Subsidiary Equity Interests), as the case may be, shall be fully released, terminated, extinguished and discharged; provided, however, that notwithstanding anything to the contrary in the Plan, the provisions of the Prepetition Credit Agreement and the DIP Facility governing the relationship between the Prepetition Credit Agreement Agent, the DIP Agent, FairPoint Communications, the Prepetition Credit Agreement Lenders and the DIP Lenders, as applicable, including but not limited to those provisions relating to the rights of the Prepetition Credit Agreement Agent and the DIP Agent to expense reimbursement, indemnification and other similar amounts (either from FairPoint Communications, the Prepetition Credit Agreement Lenders or the DIP Lenders), shall not be affected by and shall survive the Plan, the entry of the Confirmation Order and the occurrence of the Effective Date.

8.14                                     Long Term Incentive Plan.

On the Effective Date, Reorganized FairPoint shall be deemed to have adopted the Long Term Incentive Plan without any further action by FairPoint, Reorganized FairPoint, Reorganized FairPoint’s shareholders or the New Board.

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8.15                                     Success Bonuses.

On the Effective Date, Reorganized FairPoint shall be deemed to have adopted and authorized the Success Bonuses without any further action by FairPoint, Reorganized FairPoint, Reorganized FairPoint’s shareholders or the New Board.

8.16                                     Indemnification; Directors & Officers Insurance.

Reorganized FairPoint shall assume all existing indemnification obligations of FairPoint in favor of the directors of FairPoint who held such position on June 1, 2009 and thereafter, and the officers of FairPoint listed on Exhibit G hereto (collectively, the “Indemnified Persons”), and the directors, officers and employees of Reorganized FairPoint on and following the Effective Date (whether such indemnification obligations are in FairPoint’s charter, bylaws, contracts or otherwise); provided that Reorganized FairPoint’s indemnification obligation to and for the benefit of the Indemnified Persons shall be limited in the aggregate to twenty million dollars ($20,000,000.00) with respect to all Claims asserted against such Indemnified Persons that arose prior to the Petition Date.  In addition, following the Effective Date, Reorganized FairPoint shall purchase director and officer liability insurance for the directors and officers of Reorganized FairPoint on a going-forward basis (in the form and substance satisfactory to the New Board).  Nothing herein shall be deemed to affect any applicable insurance coverage.

8.17                                     The Litigation Trust.

(a)                                  On the Effective Date, FairPoint or Reorganized FairPoint, as the case may be, on its own behalf and on behalf of holders of Allowed Prepetition Credit Agreement Claims and Allowed FairPoint Communications Unsecured Claims shall execute the Litigation Trust Agreement and shall take all other steps necessary to establish the Litigation Trust in accordance with and pursuant to the terms of the Litigation Trust Agreement. FairPoint or Reorganized FairPoint shall transfer the Litigation Trust Assets to the Litigation Trust.  Such transfers shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax. Upon delivery of the Litigation Trust Assets to the Litigation Trust, Reorganized FairPoint shall be released from all liability with respect to the delivery of such distributions.  Any recoveries on account of the Litigation Trust Claims shall be distributed to holders of the Litigation Trust Interests in accordance with the Plan and the Litigation Trust Agreement.

(b)                                 In connection with the transfer of the Litigation Trust Claims, any attorney-client privilege, work-product privilege or other privilege or immunity attaching to any documents or communications (whether written or oral) shall be transferred to the Litigation Trust and shall vest in the Litigation Trustee and its representatives.  FairPoint or Reorganized FairPoint, as the case may be, the Creditors’ Committee and the Litigation Trustee are authorized to take all necessary actions to effectuate the transfer of such privileges.  The Confirmation Order shall provide that the Litigation Trustee’s receipt of transferred privileges shall be without waiver in recognition of the joint and/or successorship interest in prosecuting claims on behalf of FairPoint’s Estates.

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(c)                                  If a Cash Payment is made on the Effective Date to the holders of Class 4 Prepetition Credit Agreement Claims under Section 5.4.2(c) of the Plan, then (i) the Initial Litigation Trust Funds shall be repaid to the holders of Allowed Prepetition Credit Agreement Claims before the holders of the Litigation Trust Interests receive any distributions on account of such interests; and (ii) the Prepetition Credit Agreement Agent shall be granted a security interest in the Initial Litigation Trust Assets for the benefit of the holders of Allowed Prepetition Credit Agreement Claims until the Initial Litigation Trust Funds have been repaid to the holders of Allowed Prepetition Credit Agreement Claims.  If, however, a Cash Payment is not made on the Effective Date to holders of Allowed Prepetition Credit Agreement Claims under Section 5.4.2(c) of the Plan, then (i) the Initial Litigation Trust Funds (plus interest calculated at the prime lending rate as announced from time to time by Bank of America, N.A.) shall be repaid to Reorganized FairPoint before the holders of Litigation Trust Interests receive any distributions on account of such interests; and (ii) Reorganized FairPoint shall be granted a security interest in the Litigation Trust Assets until the Initial Litigation Trust Funds have been repaid to Reorganized FairPoint.

(d)                                 The Litigation Trust shall be established for the sole purpose of liquidating the Litigation Trust Assets, in accordance with Treasury Regulation Section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

(e)                                  The transfer of the Litigation Trust Assets to the Litigation Trust shall be made, as provided herein, for the benefit of the holders of Allowed Prepetition Credit Agreement Claims and Allowed FairPoint Communications Unsecured Claims.  Immediately thereafter, on behalf of the holders of Allowed Prepetition Credit Agreement Claims and Allowed FairPoint Communications Unsecured Claims, FairPoint or Reorganized FairPoint, as the case may be, shall transfer such Litigation Trust Assets to the Litigation Trust in exchange for Litigation Trust Interests for the benefit of holders of Allowed Prepetition Credit Agreement Claims and Allowed FairPoint Communications Unsecured Claims in accordance with the Plan.  Upon the transfer of the Litigation Trust Assets, FairPoint or Reorganized FairPoint, as the case may be, shall have no interest in or with respect to the Litigation Trust Assets or the Litigation Trust.  Notwithstanding the foregoing, for purposes of section 553 of the Bankruptcy Code, the transfer of the Litigation Trust Assets to the Litigation Trust shall not affect the mutuality of obligations which otherwise may have existed prior to the effectuation of such transfer.  To the extent that any Litigation Trust Assets cannot be transferred to the Litigation Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by section 1123 of the Bankruptcy Code or any other provision of the Bankruptcy Code, such Litigation Trust Assets shall be deemed to have been retained by Reorganized FairPoint and the Litigation Trustee shall be deemed to have been designated as a representative of Reorganized FairPoint pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to enforce and pursue such Litigation Trust Assets on behalf of Reorganized FairPoint.  Notwithstanding the foregoing, all net proceeds of such Litigation Trust Assets shall be transferred to the Litigation Trust to be distributed to holders of Allowed Prepetition Credit Agreement Claims and Allowed FairPoint Communications Unsecured Claims (or FairPoint or Reorganized FairPoint, as applicable, as to the Litigation Trust Funds) consistent with the terms of the Plan and the Litigation Trust Agreement.

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SECTION IX

DISTRIBUTIONS UNDER THE PLAN

9.1                                           Distributions on Allowed Claims.

Distributions with respect to holders of Allowed Claims shall only be made on a Distribution Date.  All Allowed Claims held by a single creditor against a single entity within the definition of “FairPoint” shall be aggregated and treated as a single Claim against such entity.  At the written request of Reorganized FairPoint or the Disbursing Agent, any creditor holding multiple Allowed Claims shall provide to Reorganized FairPoint or the Disbursing Agent, as the case may be, a single address to which any Distributions shall be sent.

9.2                                           Date of Distributions.

In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

9.3                                           Disbursing Agent.

Except as otherwise provided in Sections 9.6.2(a), 9.6.3 and 9.6.4 of the Plan, all Distributions under the Plan shall be made by Reorganized FairPoint Communications as Disbursing Agent or such other Person designated by Reorganized FairPoint Communications as a Disbursing Agent.  No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties.

9.4                                           Rights and Powers of Disbursing Agent.

The Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (b) make all Distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof. In furtherance of the rights and powers of the Disbursing Agent, the Disbursing Agent shall have no duty or obligation to make Distributions to any holder of an Allowed Claim unless and until such holder executes and delivers, in a form acceptable to the Disbursing Agent, any documents applicable to such Distributions.

9.5                                           Fees and Expenses of Disbursing Agent.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent from and after the Effective Date, including reasonable fees and expenses of counsel, shall be paid in Cash by Reorganized FairPoint without further order of the Bankruptcy Court within twenty (20) days of receipt of an invoice by Reorganized FairPoint.  In the event that Reorganized FairPoint objects to the payment of such invoice for post-Effective Date fees and expenses, in whole or in part, and the

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parties cannot resolve such objection after good faith negotiation, the Bankruptcy Court shall retain jurisdiction to make a determination as to the extent to which the invoice shall be paid by Reorganized FairPoint.

9.6                                           Delivery of Distributions.

9.6.1                                  Distributions to Last Known Address.

Subject to Bankruptcy Rule 9010, all Distributions to any holder of an Allowed Claim or Allowed Administrative Expense Claim shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of FairPoint or its agents, as applicable, unless FairPoint or Reorganized FairPoint have been notified in writing of a change of address by the filing of a proof of Claim by such holder that contains an address for such holder different than the address of such holder as set forth on the Schedules.  Nothing in the Plan shall require Reorganized FairPoint to attempt to locate any holder of an Allowed Claim.

9.6.2                                  Distributions to Prepetition Credit Agreement Agent.

(a)                                  The Prepetition Credit Agreement Agent shall be the Disbursing Agent for the holders of all Prepetition Credit Agreement Claims. Accordingly, Distributions for the benefit of the holders of Prepetition Credit Agreement Claims (other than Distributions on account of Litigation Trust Interests) shall be made to the Prepetition Credit Agreement Agent.  The Prepetition Credit Agreement Agent shall, in turn, promptly administer the Distributions to the holders of Allowed Prepetition Credit Agreement Claims, in accordance with the Plan and the Prepetition Credit Agreement.  The issuance and Distribution of the New Common Stock, the Litigation Trust Interests, the Cash Payment (if any) and the Cash Distributions out of the Reserves (if any) to the Prepetition Credit Agreement Agent, and the issuance and execution of the New Credit Agreement and delivery of the New Term Loan shall be deemed Distributions to the respective holders of Allowed Prepetition Credit Agreement Claims.  Upon delivery to the Prepetition Credit Agreement Agent of the Distributions required under the Plan as provided in this paragraph, Reorganized FairPoint shall be released of all Liability with respect to the delivery of such Distributions.

(b)                                 The Prepetition Credit Agreement Agent shall be exculpated by all Persons from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon it as Disbursing Agent under the Plan or any order of the Bankruptcy Court pursuant to or in furtherance of the Plan.  No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any Claim or Cause of Action against the Prepetition Credit Agreement Agent for making payments in accordance with the Plan or for implementing provisions of the Plan in its capacity as Disbursing Agent.

9.6.3                                  Distributions to Indenture Trustee.

The Indenture Trustee shall be the Disbursing Agent for the holders of all Senior Notes Claims.  Accordingly, Distributions for the benefit of the holders of Allowed Senior Notes Claims (including Distributions received from the Litigation Trust on account of Litigation Trust Interests or otherwise) shall be made to the Indenture Trustee.  The Indenture Trustee shall, in

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turn, promptly administer the Distributions to the holders of such Allowed Senior Notes Claims, in accordance with the Plan and the applicable Indentures.  The Indenture Trustee, in its capacity as Disbursing Agent, may transfer any such Distributions through the facilities of DTC or another third-party distribution agent.  The issuance and Distribution of the New Common Stock and the New Warrants to the Indenture Trustee shall be deemed a Distribution to the respective holders of Allowed Senior Notes Claims.  Upon delivery of the Distributions required under the Plan as provided in this paragraph, Reorganized FairPoint shall be released of all liability with respect to the delivery of such Distributions.

9.6.4                                  Distributions on Account of Litigation Trust Interests.

Except as provided otherwise in Section 9.6.3 herein, the Litigation Trustee or its designee shall be the Disbursing Agent for holders of Litigation Trust Interests and, from and after the Effective Date, Reorganized FairPoint (or, as the case may be, the court-appointed claims agent) shall provide the Litigation Trustee with such information as may be reasonably requested by the Litigation Trustee regarding the claims register for purposes of making Distributions on account of Litigation Trust Interests.

9.7                                           Unclaimed Distributions.

All Distributions under the Plan that are unclaimed for a period of one (1) year after Distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in Reorganized FairPoint and any entitlement of any holder of any Claims to such Distributions shall be extinguished, discharged and forever barred.

9.8                                           Distribution Record Date.

The Claims register shall be closed on the Distribution Record Date, and any subsequent transfer of any Claim (other than Prepetition Credit Agreement Claims) shall be prohibited.  FairPoint and Reorganized FairPoint shall have no obligation to recognize any transfer of any such Claims occurring after the close of business on such date.

9.9                                           Manner of Payment.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements; provided, however, that the Cash payment to the Prepetition Credit Agreement Agent in accordance with Section 9.6.2(a) of the Plan shall be made by wire transfer and the Cash Payment made to holders of Allowed Prepetition Credit Agreement Claims in accordance with Section 5.4.2(c) of the Plan shall be made by wire transfer.

9.10                                     Time Bar to Cash Payments by Check.

Checks issued by, or on behalf of, FairPoint or Reorganized FairPoint on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof.  Requests for reissuance of any check shall be made in writing directly to Reorganized FairPoint by the holder of the Allowed Claim with respect to which such check originally was issued on or before the later of the first anniversary of (a) the Effective Date and

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(b) the date on which the Claim at issue became an Allowed Claim.  After such dates, all Claims in respect of void checks shall be extinguished, discharged and forever barred, and the proceeds of such checks shall revest in and become the property of Reorganized FairPoint.

9.11                                     No Fractional Distributions.

No fractional shares of New Common Stock or New Warrants for fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional shares or New Warrants for fractional shares.  When any Distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of fractional shares of New Common Stock or New Warrants for fractional shares, the actual Distribution of such fractional shares shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number, with no further payment therefor.  The total number of authorized shares of New Common Stock (including shares of New Common Stock issuable upon the exercise of New Warrants) to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

9.12                                     Fractional Cents.

Notwithstanding any other provision of the Plan to the contrary, no payment of fractional cents shall be made pursuant to the Plan.  Whenever any payment of a fraction of a cent under the Plan would otherwise be required, the actual Distribution made shall reflect a rounding of such fraction to the nearest whole penny (up or down) with half cents or more being rounded up and fractions less than half of a cent being rounded down.

9.13                                     Setoffs and Recoupment.

FairPoint may, but shall not be required to, setoff against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any Causes of Action of any nature whatsoever that FairPoint may have against the applicable claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by FairPoint or Reorganized FairPoint of any such Causes of Action they may have against such claimant.

9.14                                     Allocation of Plan Distributions Between Principal and Interest.

To the extent that any Allowed Claim entitled to a Distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such Distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

9.15                                     Distributions After Effective Date.

Distributions made after the Effective Date shall be deemed to have been made on the Effective Date.

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9.16                                     Interest on Claims.

Except as specifically provided for in the Plan, the Confirmation Order or applicable law, interest shall not accrue on Claims, and no holders of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Petition Date to the date a final Distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.  Except as expressly provided herein, no Prepetition Claim shall be Allowed to the extent that it is for postpetition interest or other similar charges.

9.17                                     No Distribution in Excess of Allowed Amount of Claim.

Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any Distribution in excess of the Allowed amount of such Claim.

9.18                                     Limited Recoveries.

Notwithstanding anything contained herein to the contrary, in the event that the sum of Distributions under the Plan, including Distributions from Litigation Trust Interests, are equal to or in excess of one hundred percent (100%) of any holder’s Allowed Claim, then distributions from the Litigation Trust to be distributed to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Litigation Trust Interests for and on behalf of holders of other Litigation Trust Interests and accordingly shall be distributed in accordance with the provisions of the documents, instruments and agreements governing such Litigation Trust Interests and the Bankruptcy Code.

9.19                                     Ordinary Course Post-Petition Liabilities.

Subject to Section 3.1 hereof and except as otherwise specifically provided for in the Plan, holders of Claims against FairPoint (other than Claims for Professional Fees) based on Liabilities incurred after the Petition Date in the ordinary course of FairPoint’s businesses shall not be required to file any request for payment of such Claims with the Bankruptcy Court.  Such Claims shall be assumed and paid by Reorganized FairPoint in the ordinary course of business of Reorganized FairPoint, in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to the transaction underlying such Claims, without any further action by the holders of such Claims.

9.20                                     Payment of Taxes on Distributions Received Pursuant to the Plan.

All Persons that receive Distributions under the Plan shall be responsible for reporting and paying, as applicable, taxes on account of such Distributions.

9.21                                     Estimation of Claims.

FairPoint or Reorganized FairPoint, as applicable, may at any time request that the Bankruptcy Court estimate any Contingent Claim, Unliquidated Claim or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether FairPoint or

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Reorganized FairPoint, as applicable, previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any Contingent Claim, Unliquidated Claim or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, FairPoint or Reorganized FairPoint, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

9.22                                     Claims Reserves.

On the Effective Date, and after making all Distributions required to be made on the Effective Date under the Plan, Reorganized FairPoint Communications shall establish and maintain a separate reserve (each, a “Reserve”) for each Class of Claims and Unclassified Claims, which Reserve shall be administered by Reorganized FairPoint Communications; provided, however, that nothing herein shall be deemed to require a Reserve with respect to Tax Claims against FairPoint Communications; provided further, that if the aggregate amount of Cash used to pay or reserved to pay Convenience Claims, Allowed Priority Tax Claims, Allowed Secured Tax Claims and Allowed Other Secured Claims is greater than $11,000,000, then such Reserves shall be subject to the Lender Steering Committee’s consent (which shall not be unreasonably withheld).  For the avoidance of doubt, a Reserve shall be established for all amounts referred to as “reserved” in clauses (1) through (10) in Section 5.4.2(c) of the Plan other than clauses (3) and (5) of Section 5.4.2(c) of the Plan.  To the extent that Reserves are established and maintained for the benefit of any holder of a Disputed Claim, such Reserves shall include an amount of New Common Stock, New Warrants and/or Cash, as the case may be, equal to the Distributions that would have been made to the holder of such Disputed Claim if it were an Allowed Claim in an amount equal to the lesser of (i) the amount of the Disputed Claim, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code for purposes of allowance, which amount, unless otherwise ordered by the Bankruptcy Court, shall constitute and represent the maximum amount in which such Claim ultimately may become an Allowed Claim, or (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and Reorganized FairPoint.

All New Common Stock, New Warrants and Cash, as applicable, allocable to a Class of Claims or Unclassified Claims hereunder shall be distributed by Reorganized FairPoint to the relevant Reserve on the Effective Date. Cash held in Reserve shall only be invested in Section 345 Securities.  Each Reserve shall be closed and extinguished by Reorganized FairPoint Communications upon its determination that all Distributions of New Common Stock, New Warrants, Litigation Trust Interests and Cash required to be made under the Plan (other than those Distributions required to be made to holders of Allowed Prepetition Credit Agreement Claims pursuant to Section 5.4.2(e)) have been made in accordance with the terms of the Plan. Upon closure of a Reserve, all New Common Stock, New Warrants and Litigation Trust Interests

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then held in such Reserve shall be subject to re-Distribution to the applicable Class, as appropriate, and all Cash shall be distributed pursuant to Section 5.4.2(e), all in accordance with the provisions of Section V of the Plan.

9.23                                     Distributions from the Litigation Trust.

Subject to Section 8.17(c) hereof, the Litigation Trustee shall deliver all Distributions to be made under the Litigation Trust in respect of the Litigation Trust Interests to the Disbursing Agent.  Promptly after receipt of any such Distribution (x) in respect of the repayment of the Initial Litigation Trust Funds, the Prepetition Credit Agreement Agent shall distribute the same to the holders of Prepetition Credit Agreement Claims (or to the Disputed Claims Reserve on behalf of holders of Disputed Claims that are Prepetition Credit Agreement Claims) and (y) in respect of distributions to holders of the Litigation Trust Interests, the Disbursing Agent shall distribute the same to the holders of the Litigation Trust Interests, in each case in accordance with the Plan.

SECTION X

DISPUTED CLAIMS AND EQUITY INTERESTS

UNDER THE PLAN

10.1                                     Objections.

As of and following the Effective Date, objections to, and requests for estimation of, Administrative Expense Claims and Claims against FairPoint may be interposed and prosecuted only by Reorganized FairPoint.  Such objections and requests for estimation shall be served on the respective claimant and filed with the Bankruptcy Court on or before the latest of:  (a) one hundred eighty days (180) after the Effective Date or (b) such later date as may be fixed by the Bankruptcy Court (the “Objection Deadline”); provided, however, that with respect to Claims that, as of the Objection Deadline, are subject to a pending claim objection, contested matter, or adversary proceeding (an “Initial Objection”) wherein Reorganized FairPoint’s objection to such claim is ultimately denied, the Objection Deadline shall be extended to the later of sixty (60) days from the date on which (i) the Bankruptcy Court enters an order denying such Initial Objection or (ii) any appellate court enters a Final Order reversing or vacating an order of the Bankruptcy Court granting such Initial Objection; provided further, that with respect to Claims that (A) are filed (whether as an amended Claim, new Claim, or otherwise) after the Effective Date and (B) that are not otherwise subject to adjustment, expunction or disallowance pursuant to Sections 10.2, 10.5, 10.6, 10.7, 10.9 and 10.10 of the Plan, the Objection Deadline shall be one hundred eighty (180) days after the date on which such Claim was filed.  Nothing herein shall affect FairPoint’s or Reorganized FairPoint’s ability to amend the Schedules in accordance with the Bankruptcy Code and the Bankruptcy Rules.

10.2                                     Adjustment to Certain Claims Without a Filed Objection.

Any Claim that has been settled, paid and satisfied, or amended and superseded, may be adjusted or expunged on the Claims register by Reorganized FairPoint without a claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.  In addition, all Claims filed on account of an employee benefit shall be

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deemed satisfied and expunged from the Claims register as of the Effective Date to the extent Reorganized FairPoint elects to honor such employee benefit, without any further notice to or action, order or approval of the Bankruptcy Court.

10.3                                     No Distributions Pending Allowance.

Notwithstanding any other provision hereof, if any portion of a Claim or Administrative Expense Claim is Disputed, no payment or Distribution provided hereunder shall be made on account of such Claim or Administrative Expense Claim unless and until such Disputed Claim or Disputed Administrative Expense Claim becomes Allowed.

10.4                                     Distributions After Allowance.

To the extent that a Disputed Claim or Disputed Administrative Expense Claim ultimately becomes an Allowed Claim or Allowed Administrative Expense Claim, Distributions (if any) shall be made to the holder of such Allowed Claim or Allowed Administrative Expense Claim in accordance with the provisions of the Plan.

10.5                                     Resolution of Administrative Expense Claims and Claims.

As of and following the Effective Date, Reorganized FairPoint shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims against FairPoint and to compromise, settle or otherwise resolve any Disputed Administrative Expense Claims and Disputed Claims against FairPoint without approval of the Bankruptcy Court.

10.6                                     Disallowance of Certain Claims.

Any Claims held by Persons from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or by a Person that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and such Persons may not receive any Distributions on account of their Claims until such time as such Causes of Action against such Persons have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to FairPoint by such Person have been turned over or paid to Reorganized FairPoint.

10.7                                     Indenture Trustee as Claim Holder.

Consistent with Bankruptcy Rule 3003(c), Reorganized FairPoint shall recognize proofs of Claims timely filed by the Indenture Trustee in respect of any Claims under the Indentures.  Accordingly, any Claim arising under the Indentures, proof of which is filed by the registered or beneficial holder of Senior Notes, shall be disallowed as duplicative of the Claim of the applicable Indenture Trustee, without any further action of the Bankruptcy Court.

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10.8                                     Offer of Judgment.

Reorganized FairPoint is authorized to serve upon a holder of a Claim an offer to allow judgment to be taken on account of such Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Federal Rule of Civil Procedure 68 shall apply to such offer of judgment.  To the extent the holder of a Claim must pay the costs incurred by Reorganized FairPoint after the making of such offer, Reorganized FairPoint is entitled to set off such amounts against the amount of any Distribution to be paid to such holder without any further notice to or action, order, or approval of the Bankruptcy Court.

10.9                                     Amendments to Claims.

On or after the Effective Date, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court or Reorganized FairPoint and any such new or amended Claim filed without prior authorization shall be deemed disallowed in full and expunged without any further action.

10.10                               Claims Paid and Payable by Third Parties.

A Claim shall be disallowed without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not FairPoint or Reorganized FairPoint. No Distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of FairPoint’s Insurance Policies until the holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Policy.  To the extent that one or more of FairPoint’s Insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged from the Claims register without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

SECTION XI

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

UNDER THE PLAN

11.1                                     Assumption or Rejection of Executory Contracts and Unexpired Leases.

Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between FairPoint and any Person shall be deemed assumed by FairPoint as of the Effective Date, except for any executory contract or unexpired lease (a) that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (b) as to which a motion for approval of the assumption or rejection of such executory contract or unexpired lease has been filed and served prior to the Effective Date, or (c) that is specifically designated as a contract or lease to be rejected on Schedules 11.1(A) (executory contracts) or 11.1(B) (unexpired leases), which schedules shall be contained in the Plan Supplement; provided, however, that FairPoint reserves the right, on or prior to the Effective Date, to amend Schedules 11.1(A) and 11.1(B) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which

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event such executory contract(s) or unexpired lease(s) shall be deemed to be either assumed or rejected, respectively, as provided in such amended schedules, as of the Effective Date.  FairPoint shall provide notice of any amendments to Schedules 11.1(A) and/or 11.1(B) to the parties to the executory contracts and unexpired leases affected thereby.  The listing of a document on Schedules 11.1(A) or 11.1(B) shall not constitute an admission by FairPoint that such document is an executory contract or an unexpired lease or that FairPoint has any liability thereunder.  For the purpose of the Plan, the various regulatory consent orders to which FairPoint was a party with the MPUC, the VDPS and the NHPUC on the Petition Date shall not be deemed to be executory contracts governed by Section XI of the Plan.

11.2                                     Inclusiveness.

Unless otherwise specified on Schedules 11.1(A) or 11.1(B) of the Plan Supplement, each executory contract and unexpired lease listed or to be listed therein shall include any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease and all executory contracts or unexpired leases appurtenant to the premises thereof, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises and any other interests in real estate or rights in rem related to the premises thereof, in each case, without regard to whether such agreement, instrument or other document is listed on Schedules 11.1(A) or 11.1(B) of the Plan Supplement.

11.3                                     Provisions Related to Cure Payments and Rejection Damages.

11.3.1                            Approval of Assumption and Rejection of Executory Contracts and Unexpired Leases.

The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions or rejections described in this Section 11.3 pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.  Any counterparty to an executory contract or unexpired lease that fails to object timely to the proposed assumption or rejection of such executory contract or unexpired lease, including objecting to the Cure amount designated by FairPoint as payable in connection with an assumption, will be deemed to have consented to such assumption or rejection and agreed to the specified Cure amount.

11.3.2                            Claims on Account of the Rejection of Executory Contracts or Unexpired Leases.

All proofs of Claims arising from the rejection of executory contracts or unexpired leases pursuant to the Plan must be filed with the Bankruptcy Court and served upon FairPoint or Reorganized FairPoint, as applicable, no later than thirty (30) days after the later of (a) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (b) notice of entry of the Confirmation Order and (c) notice of an amendment to the schedule of rejected contracts (solely with respect to Claims arising from contracts added to such schedule pursuant to the amendment).

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Any Person that is required to file a proof of Claim arising from the rejection of an executory contract or an unexpired lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against FairPoint or Reorganized FairPoint or the Estate and their respective properties, and FairPoint and Reorganized FairPoint and the Estates and their respective properties shall be forever discharged from any and all Liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein.  All such Claims shall, as of the Effective Date, be subject to permanent injunction pursuant to Section 14.4 of the Plan and the Confirmation Order.

11.3.3                            Procedures for Counterparties to Executory Contracts and Unexpired Leases Assumed Pursuant to the Plan.

(i)                                     Any monetary defaults under each executory contract and unexpired lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or as soon thereafter as is reasonably practicable.  Prior to the commencement of the Confirmation Hearing, FairPoint provided notices of proposed assumption and proposed Cure amounts to be sent to applicable third parties, the Lender Steering Committee and the Creditors’ Committee.  In the event that FairPoint did not propose a Cure amount to be sent to the applicable third party, the Cure amount for such third party’s executory contract or unexpired lease shall be deemed to be zero dollars ($0.00).  Any objection by a counterparty to an executory contract or unexpired lease to a proposed assumption or related Cure amount must have been filed, served and actually received by FairPoint at least ten (10) days prior to the commencement of the Confirmation Hearing.  Any counterparty to an executory contract and unexpired lease that failed to object timely to the proposed assumption or Cure amount is deemed to have assented to such matters.

(ii)                                  In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of Reorganized FairPoint or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption, the Cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption, unless otherwise agreed between FairPoint or Reorganized FairPoint, as the case may be, and the counter party to such executory contract or unexpired lease.  If any objection to Cure is sustained by the Bankruptcy Court, FairPoint, at its sole option, may elect to reject such executory contract or unexpired lease in lieu of assuming it.

(iii)                               Notwithstanding Sections 11.3.3(i) and 11.3.3(ii) above, to the extent (A) FairPoint is a party to any contract, lease or other agreement providing for the purchase, by a third party, of access to FairPoint’s facilities or services, (B) any such agreement constitutes an executory contract or unexpired lease and (C) such agreement (1) has not been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (2) is not subject to a pending motion for reconsideration or appeal of an order authorizing the assumption or rejection of such executory contract or unexpired lease, (3) is not subject to a motion to assume or reject such executory contract or unexpired lease filed on or prior to the Effective

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Date, or (4) is not identified for rejection on Schedules 11.1(A) or 11.1(B) of the Plan Supplement, then such agreement will be assumed as of the Effective Date by FairPoint, in accordance with the provisions and requirements of sections 365 of the Bankruptcy Code.  No Cure shall be paid and no other form of refund or billing credit shall be given in connection with the assumption of such an agreement.

11.4                                     Indemnification Obligations.

Except as specifically set forth in Sections 8.13 and 8.16 hereof, as of the Effective Date, FairPoint and Reorganized FairPoint shall have no continuing indemnification obligations under any of its executory contracts.

11.5                                     Insurance Policies.

Unless specifically rejected by order of the Bankruptcy Court, all of FairPoint’s Insurance Policies which are executory, if any, and any agreements, documents or instruments relating thereto, shall be assumed under the Plan.  Nothing contained in this Section 11.5 shall constitute or be deemed a waiver of any Cause of Action that FairPoint or Reorganized FairPoint, as applicable, may hold against any Person, including, without limitation, the Insurer, under any of FairPoint’s Insurance Policies.

11.6                                     Benefit Plans.

Notwithstanding anything contained in the Plan to the contrary, unless rejected by order of the Bankruptcy Court, Reorganized FairPoint shall continue to honor, in the ordinary course of business, the Benefit Plans of FairPoint entered into before or after the Petition Date and not since terminated.

11.7                                     Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, Reorganized FairPoint shall continue to pay all retiree benefits of FairPoint (within the meaning of and subject to section 1114 of the Bankruptcy Code) for the duration of the period for which the FairPoint entities had obligated themselves to provide such benefits and subject to the right of Reorganized FairPoint to modify or terminate such retiree benefits in accordance with the terms thereof.

11.8                                     Amended Collective Bargaining Agreements.

Subject to the Bankruptcy Court’s entry of an order granting FairPoint’s Motion for Approval of Labor Memorandum of Understanding Pursuant to Bankruptcy Code Sections 105(a) and 363(b) and Bankruptcy Rule 9019 [Docket No. 1713], on the Effective Date, the collective bargaining agreements by and between Northern New England Telephone Operations LLC and Telephone Operating Company of Vermont LLC (the two companies doing business as FairPoint Communications) and International Brotherhood of Electrical Workers, AFL-CIO Locals 2320, 2326, and 2327 and Communications Workers of America, AFL-CIO shall be deemed automatically assumed, as amended by the Labor MOU.

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SECTION XII

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

12.1                                     Conditions Precedent to Effectiveness.

The Effective Date shall not occur, and the Plan shall not become effective with respect to a particular entity listed on Exhibit A, unless and until the following conditions are satisfied in full or waived in accordance with Section 12.2 of the Plan:

(a)                                  the terms and provisions of the Plan, the Disclosure Statement and the Plan Supplement shall be reasonably satisfactory to the Lender Steering Committee;

(b)                                 the terms and provisions of the proposed form of Confirmation Order shall be reasonably satisfactory to the Prepetition Credit Agreement Agent;

(c)                                  the Bankruptcy Court shall have entered the Confirmation Order which shall have become a Final Order;

(d)                                 the treatment of inter-company claims and the assumption of post-reorganization operating contracts shall be reasonably satisfactory to the Lender Steering Committee;

(e)                                  the conditions precedent to the effectiveness of the New Revolver shall have been satisfied or waived by the parties thereto and Reorganized FairPoint shall have access to funding under the New Revolver;

(f)                                    the conditions precedent to the effectiveness of the New Term Loan shall have been satisfied or waived by the parties thereto;

(g)                                 all actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan are effected or executed and delivered, as applicable and shall be reasonably acceptable to the Lender Steering Committee;

(h)                                 all authorizations, consents and regulatory approvals, rulings, letters, no-action letters, opinions or documents, if any, that are necessary to implement the Plan or that are required by the applicable FairPoint entity or applicable law, regulation or order, in connection with the consummation of the Plan shall have been obtained and not revoked (including approvals, if any, required by the Regulatory Settlements);

(i)                                     the Labor MOU shall have been ratified by the applicable union membership; and

(j)                                     applicable regulatory approvals from the Federal Communications Commission and from state regulatory authorities in certain states in which the applicable FairPoint entity operates, including the approval of the change of control applications and the related Regulatory Settlements, shall have been obtained or the applicable FairPoint entity shall have obtained a ruling from the Bankruptcy Court to the effect that the state regulations requiring such regulatory approvals are pre-empted by the Bankruptcy Code.

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12.2            Waiver of Conditions.

Each of the conditions precedent in Section 12.1 hereof may be waived, in whole or in part, by FairPoint, except (x) with respect to the conditions precedent set forth in Sections 12.1 (a), (b), (c), (d), (f), (g), (h), (i) and (j) which shall require the consent of the Lender Steering Committee and (y) with respect to the condition precedent set forth in Section 12.1(e) which shall require the consent of the lenders under the New Revolver.  Any such waivers may be affected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action on the part of the Bankruptcy Court.

12.3            Satisfaction of Conditions.

Except as expressly provided or permitted in the Plan, any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action.  In the event that one or more of the conditions specified in Section 12.1 hereof shall have not occurred or otherwise been waived pursuant to Section 12.2 hereof, (a) the Confirmation Order shall be vacated, (b) FairPoint and all holders of Claims and interests, including any Equity Interests, shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (c) FairPoint’s obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against FairPoint or any other Person or to prejudice in any manner the rights of FairPoint or any Person in any further proceedings involving FairPoint.

SECTION XIII

EFFECT OF CONFIRMATION

13.1            Binding Effect.

Subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, FairPoint and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is Impaired under the Plan, whether or not such holder has accepted the Plan and whether or not such holder is entitled to a Distribution under the Plan.

13.2            Discharge of Claims and Termination of Old FairPoint Equity Interests.

Except as provided in the Plan, the rights afforded in and the payments and Distributions to be made under the Plan shall terminate all Old FairPoint Equity Interests and shall discharge all existing Liabilities and Claims of any kind, nature or description whatsoever against or in FairPoint or any of its assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan, on the Effective Date, all existing Claims against FairPoint and Old FairPoint Equity Interests shall be, and shall be deemed to be, released, terminated, extinguished and discharged, and all holders of such Claims and Old FairPoint Equity Interests shall be precluded and enjoined from asserting against Reorganized FairPoint, their successors and assigns and any of their respective assets or properties, any other or further Claim or Old FairPoint Equity Interests based upon any act or omission, transaction or

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other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of interest and whether or not the facts or legal bases therefore were known or existed prior to the Effective Date.

13.3            Discharge of Debtors.

On the Effective Date, in consideration of the Distributions to be made under the Plan and except as otherwise expressly provided in the Plan, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Old FairPoint Equity Interest and any Affiliate of such holder shall be deemed to have forever waived, released and discharged FairPoint, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Old FairPoint Equity Interests, rights and Liabilities that arose prior to the Effective Date.  Upon the Effective Date, all such Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against, or terminated Old FairPoint Equity Interest in, FairPoint.

13.4            Reservation of Causes of Action/Reservation of Rights.

Except with respect to the Released Parties, nothing contained in the Plan shall be deemed to be a waiver or the relinquishment of any Causes of Action that FairPoint or Reorganized FairPoint, as applicable, may have or may choose to assert against any Person.

SECTION XIV

EXCULPATION, RELEASE, INJUNCTION

AND RELATED PROVISIONS

14.1            Exculpation.

None of FairPoint, the Debtors-in-Possession, the Reorganized Debtors, and the other Released Parties, or the Litigation Trustee shall have or incur any liability for any Claim, Cause of Action or other assertion of Liability for any act taken or omitted to be taken in connection with, relating to or arising out of the Chapter 11 Cases, the formulation, dissemination, implementation, approval, confirmation, consummation or administration of the Plan, property to be distributed under the Plan or any other act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the Plan, the Disclosure Statement or any contract, instrument, document or other agreement related thereto; provided, however, that the foregoing shall not affect the Liability of any Person resulting from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct, fraud, gross negligence, criminal conduct, breach of fiduciary duty (to the extent applicable) and ultra vires acts. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, discharges and any other applicable law or rules protecting such Persons from liability. Furthermore, this exculpation is not intended to violate any requirement of the New York Rules of Professional Conduct.

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14.2            Releases.

Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and in consideration of the services of the Released Parties, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, FairPoint, their respective Estates, Reorganized FairPoint and each Person who, directly or indirectly, has held, holds, or may hold Claims or Old FairPoint Equity Interests shall release, waive and discharge unconditionally and forever each of the Released Parties from any and all Claims, Causes of Action and Liabilities whatsoever (including those arising under the Bankruptcy Code), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising in law, equity, or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence: (a) taking place before the Petition Date in connection with or relating to FairPoint; and (b) in connection with, related to, or arising out of FairPoint’s Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation thereof, the administration thereof or the property to be distributed thereunder; provided, that the foregoing shall not operate as a waiver of or release from any Causes of Action resulting from the willful misconduct, fraud, gross negligence, criminal conduct, breach of fiduciary duty (to the extent applicable) and ultra vires acts of any Released Party; provided further, that (i) the foregoing releases will not release obligations arising under the Plan, and (ii) the foregoing releases will not be construed to prohibit a party in interest from seeking to enforce the terms of the Plan.  Furthermore, the foregoing releases are not intended to violate any requirement of the New York Rules of Professional Conduct.

For the avoidance of doubt, this Section 14.2 shall not limit the implementation of the MPUC Regulatory Settlement or, as to the business and activities of FairPoint in Maine as conducted on and after the Effective Date of the Plan, the application and enforcement of applicable state law (consistent with the provisions of the MPUC Regulatory Settlement) with respect to the regulation of FairPoint by any Maine governmental unit, including the MPUC.

For the avoidance of doubt, this Section 14.2 shall not limit the implementation of the NHPUC Regulatory Settlement or, as to the business and activities of FairPoint in New Hampshire as conducted on and after the Effective Date of the Plan, the application and enforcement of applicable state law (consistent with the provisions of the NHPUC Regulatory Settlement) with respect to the regulation of FairPoint by any New Hampshire governmental unit, including the NHPUC.

For the avoidance of doubt, this Section 14.2 shall not limit the implementation of the VDPS Regulatory Settlement or, as to the business and activities of FairPoint in Vermont as conducted on and after the Effective Date of the Plan, the application and enforcement of applicable state law (consistent with the provisions of the VDPS Regulatory Settlement) with respect to the regulation of FairPoint by any Vermont governmental unit, including the Vermont Public Service Board.

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14.3            Avoidance Actions/Objections.

Except with respect to releases granted to the Released Parties herein, in the Confirmation Order or by Final Order of the Bankruptcy Court, as applicable, from and after the Effective Date, Reorganized FairPoint shall have the right to prosecute any and all avoidance or equitable subordination actions, recovery Causes of Action and objections to Claims under sections 105, 502, 510, 542 through 551, and 553 of the Bankruptcy Code that belong to FairPoint or a Debtor-in-Possession.

14.4            Injunction or Stay.

From and after the Effective Date, all Persons shall be permanently enjoined from commencing or continuing in any manner against FairPoint or Reorganized FairPoint, their successors and assigns, or the Litigation Trust, and their assets and properties, as the case may be, any suit, action or other proceeding, on account of or respecting any Claim, Liability, Cause of Action, interest or remedy released or to be released pursuant to the Plan, the Confirmation Order, or by any other Final Order of the Bankruptcy Court.

Except as otherwise expressly provided for in the Plan, from and after the Effective Date, all Persons shall be permanently enjoined from asserting against FairPoint, the Debtors-in-Possession, FairPoint’s Estates, Reorganized FairPoint, the Released Parties, the Litigation Trust and their respective assets and properties, any other Claims or Equity Interests in connection with, relating to or arising out of any documents, instruments, or any act or omission, transaction or other activity of any kind or nature relating to FairPoint that occurred before the Effective Date.

The rights afforded in the Plan and the treatment of all Claims and Equity Interests therein shall be in exchange for and in complete satisfaction of all Claims and Equity Interests of any nature whatsoever, including, without limitation, any interest accrued on Claims from and after the Petition Date, against FairPoint or any of their respective assets, properties or Estates.  On the Effective Date, all such Claims against, and Equity Interests in, FairPoint shall be fully released and discharged.

For the avoidance of doubt, this Section 14.4 shall not limit the implementation of the MPUC Regulatory Settlement or, as to the business and activities of FairPoint in Maine as conducted on and after the Effective Date of the Plan, the application and enforcement of applicable state law (consistent with the provisions of the MPUC Regulatory Settlement) with respect to the regulation of FairPoint by any Maine governmental unit, including the MPUC.

For the avoidance of doubt, this Section 14.4 shall not limit the implementation of the NHPUC Regulatory Settlement or, as to the business and activities of FairPoint in New Hampshire as conducted on and after the Effective Date of the Plan, the application and enforcement of applicable state law (consistent with the provisions of the NHPUC Regulatory Settlement) with respect to the regulation of FairPoint by any New Hampshire governmental unit, including the NHPUC.

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For the avoidance of doubt, this Section 14.4 shall not limit the implementation of the VDPS Regulatory Settlement or, as to the business and activities of FairPoint in Vermont as conducted on and after the Effective Date of the Plan, the application and enforcement of applicable state law (consistent with the provisions of the VDPS Regulatory Settlement) with respect to the regulation of FairPoint by any Vermont governmental unit, including the Vermont Public Service Board.

14.5            United States Government Claims.

Nothing in the Confirmation Order or the Plan shall effect a release of any claim by the United States Government or any of its agencies, including without limitation any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against FairPoint, nor shall anything in the Confirmation Order or the Plan enjoin the United States from bringing any claim, suit, action or other proceeding against FairPoint for any liability whatsoever, including without limitation any claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States, nor shall anything in the Confirmation Order or the Plan exculpate any party from any liability to the United States Government or any of its agencies, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against FairPoint.  This paragraph, however, shall in no way affect or limit the discharge granted to FairPoint under sections 524 and 1141 of the Bankruptcy Code.

SECTION XV

RETENTION OF JURISDICTION

The Bankruptcy Court shall have exclusive jurisdiction of all matters in connection with, arising out of or related to the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation, to:

(a)           hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Cure amounts and Claims resulting therefrom;

(b)           determine any and all adversary proceedings, applications and contested matters;

(c)           hear and determine all applications for compensation and reimbursement of expenses under sections 330, 331 and 503(b) of the Bankruptcy Code;

(d)           hear and determine any timely objections to, or requests for estimation of Disputed Administrative Expense Claims and Disputed Claims, in whole or in part;

(e)           enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

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(f)            issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(g)           consider any amendments to or modifications of the Plan or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(h)           hear and determine disputes or issues arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, the Litigation Trust, any transactions or payments contemplated hereby or thereby, any agreement, instrument, or other document governing or relating to any of the foregoing or any settlement approved by the Bankruptcy Court; provided, however, that the venue for adjudication of any disputes arising under or in connection with the New Credit Agreement shall be determined in accordance with the New Credit Agreement;

(i)            hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including, without limitation, any request by FairPoint), prior to the Effective Date or request by Reorganized FairPoint after the Effective Date for an expedited determination of tax issues under section 505(b) of the Bankruptcy Code;

(j)            hear and determine all disputes involving the existence, scope and nature of the discharges granted under the Plan, the Confirmation Order or the Bankruptcy Code;

(k)           issue injunctions and effect any other actions that may be necessary or appropriate to restrain interference by any Person with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court;

(l)            determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m)          hear and determine any rights, Claims or Causes of Action held by or accruing to FairPoint pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory;

(n)           recover all assets of FairPoint and property of FairPoint’s Estates, wherever located;

(o)           resolve any disputes regarding whether a Cause of Action constitutes a Litigation Trust Claim;

(p)           enforce the terms of the Litigation Trust Agreement and to decide any claims or disputes which may arise or result from, or be connected with, the Litigation Trust Agreement, any breach or default under the Litigation Trust Agreement, or the transactions contemplated by the Litigation Trust Agreement;

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(q)           enforce the releases granted and injunctions issued pursuant to the Plan and the Confirmation Order;

(r)            enter a final decree closing the Chapter 11 Cases; and

(s)           hear any other matter not inconsistent with the Bankruptcy Code.

SECTION XVI

MISCELLANEOUS PROVISIONS

16.1            Effectuating Documents and Further Transactions.

On or before the Effective Date, and without the need for any further order or authority, FairPoint shall file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  Reorganized FairPoint is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

16.2            Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith and distributed with respect thereto, any party issuing any instrument or making any Distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all Distributions under the Plan shall be subject to any such withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a Distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such Distribution.  Any party issuing any instrument or making any Distribution under the Plan has the right, but not the obligation, to refrain from making a Distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

16.3            Corporate Action.

On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the managers or directors of one or more of FairPoint’s entities or Reorganized FairPoint, as the case may be, shall be in effect from and after the Effective Date pursuant to the applicable general business law of the states in which FairPoint or Reorganized FairPoint is incorporated or organized, without any requirement of further action by the managers or directors of FairPoint or Reorganized FairPoint.  On the Effective Date, or as soon thereafter as is reasonably practicable, Reorganized FairPoint shall, if required, file its amended articles of organization or certificates of incorporation, as the case may be, with the Secretary of State of the state in which each such Person is (or shall be) organized, in accordance with the applicable general business law of each such jurisdiction.

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16.4            Modification of Plan.

Subject to the Lender Steering Committee’s consent, alterations, amendments or modifications of or to the Plan may be proposed in writing by FairPoint at any time prior to the Confirmation Date; provided, that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code and FairPoint has complied with section 1125 of the Bankruptcy Code.  Subject to the Lender Steering Committee’s consent, the Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation; provided, that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications.  Subject to the consent of the Lender Steering Committee to any alteration, amendment or modification, which consent shall not be unreasonably withheld, a holder of a Claim that has accepted the Plan prior to any alteration, amendment or modification will be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the holders of the Claims.

Prior to the Effective Date, FairPoint may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not materially change the treatment of holders of Claims or Equity Interests.

16.5            Revocation or Withdrawal of the Plan.

FairPoint reserves the right to revoke or withdraw the Plan prior to the Confirmation Date.  Subject to the foregoing sentence, if FairPoint revokes or withdraws the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against FairPoint or any other Person or to prejudice in any manner the rights of FairPoint or any Person in any further proceedings involving FairPoint.

16.6            Plan Supplement.

The Plan Supplement and the documents contained therein shall be filed with the Bankruptcy Court no later than five (5) days before the deadline for voting to accept or reject the Plan; provided, that the documents included therein may thereafter be amended and supplemented, prior to execution, so long as such amendment or supplement does not materially and adversely change the treatment of holders of Claims and subject to the consent of the Lender Steering Committee to any amendment or supplement, which consent shall not be unreasonably withheld.  The Plan Supplement and the documents contained therein are incorporated into and made a part of the Plan as if set forth in full herein.

16.7            Payment of Statutory Fees.

On or before the Effective Date, all fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid in Cash.  Following the Effective Date, all

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such fees shall be paid by the applicable entity included in the definition of “Reorganized FairPoint” until the earlier of the conversion or dismissal of the applicable Chapter 11 Case under section 1112 of the Bankruptcy Code, or the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code.

16.8            Exemption from Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under or in connection with the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the issuance of the New Common Stock, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

16.9            Expedited Tax Determination.

FairPoint and Reorganized FairPoint is authorized to request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for any or all returns filed for, or on behalf of, FairPoint for any and all taxable periods (or portions thereof) ending after the Petition Date through and including the Effective Date.

16.10          Exhibits/Schedules.

All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

16.11          Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

16.12          Severability of Plan Provisions.

In the event that, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall, at the request of FairPoint (after consultation with the Lender Steering Committee), have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

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16.13          Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Plan or Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to its principles of conflict of law.

16.14          Conflicts.

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement conflicts with or is in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

16.15          Reservation of Rights.

If the Plan is not confirmed by a Final Order, or if the Plan is confirmed and does not become effective, the rights of all parties in interest in the Chapter 11 Cases are and will be reserved in full.  Any concessions or settlements reflected herein, if any, are made for purposes of the Plan only, and if the Plan does not become effective, no party in interest in the Chapter 11 Cases shall be bound or deemed prejudiced by any such concession or settlement.

16.16          Post Confirmation Reporting.

Following confirmation of the Plan, Reorganized FairPoint shall file reports of its activities and financial affairs with the Bankruptcy Court, on a quarterly basis, within thirty (30) days after the conclusion of each such period; provided that Reorganized FairPoint’s obligation to file such reports with the Bankruptcy Court shall terminate automatically upon the closing of the Chapter 11 Cases.  Any such reports shall be prepared substantially consistent with (both in terms of content and format) the applicable Bankruptcy Court and U.S. Trustee guidelines on such matters.

16.17          Notices.

All notices, requests and demands to or upon FairPoint must be in writing (including by facsimile transmission) to be effective and, unless otherwise expressly provided under the Plan, will be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received during the normal business hours of FairPoint Communications (otherwise any such notice shall be deemed to have been received on the next Business Day) and telephonically confirmed, addressed as follows:

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FAIRPOINT COMMUNICATIONS, INC.

521 E. Morehead Street, Ste. 500

Charlotte, NC 28202

Telephone:  (704) 344-8150

Facsimile:  (704) 344-1594

Attn:                    Susan L. Sowell, Esq., Vice President and

                                                Assistant General Counsel

with a copy to:

On behalf of FairPoint

PAUL, HASTINGS, JANOFSKY & WALKER LLP

75 East 55th Street

New York, New York  10022

Telephone:  (212) 318-6000

Facsimile:  (212) 319-4090

Attn:       Luc A. Despins, Esq.

Attn:       James T. Grogan, Esq.

with a copy to:

On behalf of the Prepetition Credit Agreement Agent:

BANK OF AMERICA, N.A.

Bank of America Plaza

901 Main Street, 66th Floor

Dallas, Texas 75202

Telephone:  (214) 209-0928

Facsimile:   (972) 728-4449

Attn:       Jack Woodiel

Attn:       Christopher D. Post

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue

New York, New York 10019-6099

Telephone:  212-728-8000

Facsimile:  212-728-8111

Attn:       Margot B. Schonholtz, Esq.

Attn:       Ana M. Alfonso, Esq.

16.18          Special Provision Regarding Regulatory Settlements.

Except with respect to the process for allowance or disallowance of Claims asserted by any entity (other than the NHPUC or the MPUC or the Vermont Public Service Board) against any of the debtors identified on Exhibit A with respect to any period prior to the Effective Date, and notwithstanding anything to the contrary in this Plan (including Section XV),

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nothing herein shall (I) prior to the Effective Date, confer exclusive jurisdiction upon the Bankruptcy Court with respect to the Regulatory Settlements, or (II) from and after the Effective Date, confer jurisdiction upon the Bankruptcy Court with respect to the oversight and regulation of the business or operations of Reorganized FairPoint or issues arising out of, or with respect to the implementation and enforcement of, the Regulatory Settlements; and provided further that all reservations of rights with respect to jurisdiction contained in the Regulatory Settlements or otherwise made on the record of the Bankruptcy Court during the Chapter 11 Cases shall remain in full force and effect.

[Signature Page Follows]

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Dated: December 29, 2010

Respectfully submitted,

FairPoint Communications, Inc.

(on behalf of itself and the other Debtors and Debtors-in-Possession)

	By:	/s/ Shirley J. Linn, Esq.
Name: Shirley J. Linn, Esq.
Title: Executive Vice President and General Counsel

[Signature Page to FairPoint Plan of Reorganization]

Exhibit A

Name of FairPoint Entities and Case Numbers

[Exhibit A to FairPoint Plan of Reorganization]

DEBTOR NAME	CASE NUMBER
C & E COMMUNICATIONS, LTD.	09-16333-BRL
BERKSHIRE NEW YORK ACCESS, INC.	09-16334-BRL
FAIRPOINT COMMUNICATIONS, INC.	09-16335-BRL
BE MOBILE COMMUNICATIONS, INCORPORATED	09-16336-BRL
BENTLEYVILLE COMMUNICATIONS CORPORATION	09-16337-BRL
BERKSHIRE CABLE CORP.	09-16338-BRL
BERKSHIRE CELLULAR, INC.	09-16339-BRL
BERKSHIRE NET, INC.	09-16340-BRL
BERKSHIRE TELEPHONE CORPORATION	09-16341-BRL
BIG SANDY TELECOM, INC.	09-16342-BRL
BLUESTEM TELEPHONE COMPANY	09-16343-BRL
COLUMBINE TELECOM COMPANY	09-16344-BRL
COMERCO, INC.	09-16345-BRL
COMMTEL COMMUNICATIONS INC.	09-16346-BRL
COMMUNITY SERVICE TELEPHONE CO.	09-16347-BRL
EL PASO LONG DISTANCE COMPANY	09-16348-BRL
ENHANCED COMMUNICATIONS OF NORTHERN NEW ENGLAND INC.	09-16349-BRL
EXOP OF MISSOURI, INC.	09-16350-BRL
FAIRPOINT BROADBAND, INC.	09-16351-BRL
FAIRPOINT CARRIER SERVICES, INC.	09-16352-BRL
FAIRPOINT COMMUNICATIONS MISSOURI, INC.	09-16353-BRL
FAIRPOINT COMMUNICATIONS SOLUTIONS CORP. — NEW YORK	09-16354-BRL
FAIRPOINT COMMUNICATIONS SOLUTIONS CORP. — VIRGINIA	09-16355-BRL
FAIRPOINT LOGISTICS, INC.	09-16356-BRL
FAIRPOINT VERMONT, INC.	09-16357-BRL
FREMONT BROADBAND, LLC	09-16358-BRL
FREMONT TELCOM CO.	09-16359-BRL
GTC COMMUNICATIONS, INC.	09-16360-BRL
YCOM NETWORKS, INC.	09-16361-BRL
UNITE COMMUNICATIONS SYSTEMS, INC.	09-16362-BRL
THE EL PASO TELEPHONE COMPANY	09-16363-BRL
ODIN TELEPHONE EXCHANGE, INC.	09-16364-BRL
NORTHERN NEW ENGLAND TELEPHONE OPERATIONS LLC	09-16365-BRL
MJD SERVICES CORP.	09-16366-BRL
GTC FINANCE CORPORATION	09-16367-BRL
GTC, INC.	09-16368-BRL
PEOPLES MUTUAL LONG DISTANCE COMPANY	09-16369-BRL
PEOPLES MUTUAL SERVICES COMPANY	09-16370-BRL
PEOPLES MUTUAL TELEPHONE COMPANY	09-16371-BRL
RAVENSWOOD COMMUNICATIONS, INC.	09-16372-BRL
YATES CITY TELEPHONE COMPANY	09-16373-BRL
CHOUTEAU TELEPHONE COMPANY	09-16374-BRL
CHAUTAUQUA AND ERIE TELEPHONE CORPORATION	09-16375-BRL
CHINA TELEPHONE COMPANY	09-16376-BRL
GITCO SALES, INC.	09-16377-BRL
GIT-CELL, INC.	09-16378-BRL
GERMANTOWN LONG DISTANCE COMPANY	09-16379-BRL
FRETEL COMMUNICATIONS, LLC	09-16380-BRL
ELLTEL LONG DISTANCE CORP.	09-16381-BRL
ELLENSBURG TELEPHONE COMPANY	09-16382-BRL
C-R TELEPHONE COMPANY	09-16384-BRL
C-R LONG DISTANCE, INC.	09-16386-BRL
C-R COMMUNICATIONS, INC.	09-16387-BRL
MAINE TELEPHONE COMPANY	09-16388-BRL
SUNFLOWER TELEPHONE COMPANY, INC.	09-16389-BRL
MARIANNA AND SCENERY HILL TELEPHONE COMPANY	09-16391-BRL
MARIANNA TEL, INC.	09-16392-BRL
STANDISH TELEPHONE COMPANY	09-16394-BRL
ST LONG DISTANCE, INC.	09-16395-BRL
ST ENTERPRISES, LTD.	09-16397-BRL
ST COMPUTER RESOURCES, INC.	09-16398-BRL
SIDNEY TELEPHONE COMPANY	09-16399-BRL
UTILITIES, INC.	09-16400-BRL
TELEPHONE SERVICE COMPANY	09-16401-BRL
MJD VENTURES, INC.	09-16402-BRL

[Exhibit A to FairPoint Plan of Reorganization]

DEBTOR NAME	CASE NUMBER
NORTHLAND TELEPHONE COMPANY OF MAINE, INC.	09-16404-BRL
THE ORWELL TELEPHONE COMPANY	09-16405-BRL
QUALITY ONE TECHNOLOGIES, INC.	09-16406-BRL
TACONIC TECHNOLOGY CORP.	09-16407-BRL
TACONIC TELCOM CORP.	09-16408-BRL
TACONIC TELEPHONE CORP.	09-16409-BRL
TELEPHONE OPERATING COMPANY OF VERMONT LLC	09-16410-BRL
ORWELL COMMUNICATIONS, INC.	09-16411-BRL
THE COLUMBUS GROVE TELEPHONE COMPANY	09-16412-BRL
THE GERMANTOWN INDEPENDENT TELEPHONE COMPANY	09-16413-BRL
UI COMMUNICATIONS, INC.	09-16414-BRL
UI LONG DISTANCE, INC.	09-16415-BRL
UI TELECOM, INC.	09-16416-BRL
ST. JOE COMMUNICATIONS, INC.	09-16423-BRL
CHAUTAUQUA & ERIE COMMUNICATIONS, INC.	09-16424-BRL

[Exhibit A to FairPoint Plan of Reorganization]

Exhibit B

Labor MOU

[Exhibit B to FairPoint Plan of Reorganization]

i

2010 MEMORANDUM OF UNDERSTANDING

BETWEEN

NORTHERN NEW ENGLAND TELEPHONE OPERATIONS LLC

AND

TELEPHONE OPERATING COMPANY OF VERMONT LLC, THE TWO COMPANIES

D/B/A

FAIRPOINT COMMUNICATIONS

AND

INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS, AFL-CIO

LOCALS 2320, 2326, and 2327

AND

COMMUNICATIONS WORKERS OF AMERICA, AFL-CIO

This Memorandum of Understanding (“MOU”) is agreed to by and between the above-named Companies (herein the “Company” or “Companies,” as context requires) and the International Brotherhood of Electrical Workers Locals 2320, 2326, and 2327 and Communications Workers of America AFL-CIO (hereinafter the “Union”) with respect to the following changes in the existing collective bargaining agreements.  Unless noted specifically in this MOU, all other provisions of the existing agreements remain in force.

I.                                         WAGES

The schedule of wage increases for the term of this Agreement shall be amended as follows:

Effective Date	Percentage Increase	Applied to:
Sunday, 8/7/11	3%	all steps of the basic wage schedules
Sunday, 8/5/12	3%	all steps of the basic wage schedules
Sunday, 8/4/13	3%	all steps of the basic wage schedules

II.                                     COST OF LIVING ADJUSTMENT (EXHIBIT G3)

Section 1 of Exhibit G3 shall be amended as follows:

Effective August 7, 2011 and August 5, 2012 and August 4, 2013, adjustments will be made in basic weekly rates in each wage schedule in accordance with the following:

(a)                                  the amount of the August 7, 2011 adjustment shall be: (i) one-half of the increase above four percent (4.0%) in the “CPI-W” (1982-84 = 100) for May 2011 over May 2009, applied to (ii) the scheduled rates in effect in each wage schedule on August 8, 2010, (iii) rounded to the nearest 50 cents.

(b)                                 the amount of the August 5, 2012 adjustment shall be: (i) one-half of the increase above two percent (2.0%) in the “CPI-W” (1982-84 = 100) for May 2012 over

1

May 2011, applied to (ii) the scheduled rates in effect in each wage schedule on August 7, 2011, (iii) rounded to the nearest 50 cents.

(c)                                  the amount of the August 4, 2013 adjustment shall be: (i) one-half of the increase above two percent (2.0%) in the “CPI-W” (1982-84 = 100) for May 2013 over May 2012, applied to (ii) the scheduled rates in effect in each wage schedule on August 5, 2012, (iii) rounded to the nearest 50 cents.

III.                                 CORPORATE PROFIT SHARING (CPS) PLAN

The Corporate Profit Sharing Plan provision shall be deleted in its entirety and replaced with the following:

Section 1.                                          Plain Purpose.  The Corporate Profit Sharing Plan (“CPS”) is designed to encourage and reward employees for their contribution to Company profits.

Section 2.                                          Plan Years.  The CPS will provide awards for results in calendar years 2010, 2011, 2012, and 2013 with awards payable in 2011, 2012, 2013, and 2014.  If earned, CPS Plan Distributions will be made for the full calendar year 2010, payable in 2011, despite the fact that the amendments to the CPS Plan by this MOU may not become effective until a date after January 1, 2010.

Section 3.                                          Eligibility.

(a)                                  Eligible Employees.  Full-time and part-time regular and temporary employees who are on the payroll for at least 90 days during an applicable Plan year will be eligible to receive a CPS Distribution to the extent earned and payable.  Employees who resign or are discharged for cause prior to December 31 of the Plan year forfeit their eligibility to receive a CPS Distribution.

(b)                                 Proration for Partial Years.  For an employee who is employed more than 90 days, but less than 12 months, of the Plan year, the employee’s CPS Distribution will be prorated by twelfths to correspond to the number of months of participation during the Plan Year. For purposes of proration, a month will be taken into account if the employee is actively participating on the first day of the calendar month.

(c)                                  Proration for Part-Time Employees.  CPS Distribution for each eligible part-time employee will be prorated as a percent of the normal workweek for a full-time employee in the same title.

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Section 4.                                          Time Worked and Leaves of Absence.  The following will count as time on the payroll for CPS Distributions:

(a)                                  Absence attributable to approved sickness or accident disability up to accrued FMLA leave.

(b)                                 Departmental leave (up to 30 days).

(c)                                  Time that an employee is eligible to receive pay for Military Leave.

(d)                                 Up to 30 days for Anticipated Disability Leave and Child Care leave combined.

(e)                                  Up to 30 days for any other approved leave.

An employee shall not lose eligibility if, on December 31 of the applicable Plan Year, the employee is absent for one of the reasons stated in (a) through (e) above.

Section 5.                                          Separations. An employee who is otherwise eligible for a CPS Distribution will not lose eligibility due to the following separations (so long as the employee has a period of at least 90 days of active participation during the Plan Year):

(a)                                  Retirement

(b)                                 Separation due to force surplus

(c)                                  Transfer (or a quit/hire, with a break not exceeding 30 days) to another company that participates in this Plan or to an affiliated company with a collectively bargained corporate profit sharing plan that is substantially similar to this Plan, and the employee is on the payroll of such company on December 31 of the same year

(d)                                 Death of the employee

(e)                                  Promotion to management, and the employee is on the payroll of the company in which he or she is employed as a manager on December 31 of the same year.

An employee who is separated from the active payroll for the above reasons will receive a CPS distribution that shall be prorated as described in Section 3.

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Section 6.                                          CPS Distribution Calculations.

(a)                                  Standard Award.  The CPS Distribution shall be as follows:

CEO STI MEASURES	CEO STI PERFORMANCE	PERFORMANCE PERCENTAGE
MAXIMUM	150%	4.0%
	140%	3.4%
	130%	2.8%
	120%	2.2%
	110%	1.6%
PLAN	100%	1.0%
THRESHOLD	50%	0.5%
BELOW THRESHOLD	0%	0.0%

(b)                                 Performance Percentage.  The actual CPS Distribution per eligible employee will be calculated by multiplying the eligible employee’s annual earnings by a “Performance Percentage” for the Plan Year.  The “Performance Percentage” shall be based on the CEO STI Performance percentage that is applicable to the short-term annual cash incentive award (the “STI” award) payable for that performance year to the Chief Executive Officer(s) of FairPoint Communications (the “CEO”).  Awards will be interpolated on the scale above.  For example, if the CEO STI Performance is equal to 105%, the performance would by ½ of the spread between 100% and 110%.  Applying ½ to the corresponding spread between 1% and 1.6% in Performance Percentage would result in a payout of 1.3%.

(c)                                  Exceptions.  No exceptions will apply, except in the circumstance where the Board of Directors approves payment under the management plan to all management plan participants at a level that otherwise was not earned.  In such circumstances, eligible employees under the Union CPS plan will be treated similarly.

Section 7.                                          Information Requests.  The Company agrees to provide to the Union upon request publicly disclosed information about the STI compensation of the CEO.  The Company will also provide to the Union a summary of the total CPS distribution payments which eligible employees received under the plan.  This information will be provided as soon as practical following the end of the Plan Year.

Section 8.                                          Payment of CPS Distributions.  CPS Distributions, when earned, will be paid by separate payroll remittance (EFT or check) not later than March 15th of the year immediately following the Plan Year.  For eligible employees who are no longer employed at the time of payment, the Company will be deemed to have satisfied its obligation to pay the CPS award if it sends payment to the eligible recipient’s last known address.

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Each such payment shall be subject to the applicable federal withholding rate for non-recurring payments (currently, a 28% flat rate), and other applicable payroll taxes.

Section 9.                                          Benefit-Bearing Treatment of CPS Distribution.

When paid, a CPS distribution will be treated as eligible benefit-bearing pay solely for the following purposes:

(a)                                  The CPS distribution will be taken into account for purposes of the supplemental monthly Pension calculation under the qualified plan.

(b)                                 The CPS distribution shall be treated as eligible benefit-bearing pay which may be contributed to the qualified Savings and Security Plan according to the same contribution percentage (if any) as is in effect for regular wages at the time the CPS distribution is paid (and the same terms and conditions for pre-tax or after-tax treatment, and for qualifying for applicable Company matching contributions).

(c)                                  To the extent that an employee is eligible for the one-times-pay death benefit under the qualified pension plan (subject to applicable caps on such death benefit), the last CPS distribution paid to an employee prior to an employee’s death shall be taken into account (to the extent it does not cause the death benefit to exceed the applicable cap).

(d)                                 The last CPS distribution paid to an employee prior to an employee’s death shall be taken into account under the terms of the group term life insurance plan for active employees.

(e)                                  The CPS distribution may be taken into account for union dues to the extent determined appropriate by the union representing the employee.

CPS distributions will not be included in calculations for any other purposes.

Section 10.                                   Grievances and Arbitration.  The employee’s employing company shall have the discretion to administer this Plan according to its terms.  The employing company’s interpretations and determinations under this Plan shall be final and binding.  The employee’s union representative may present grievances relating to matters covered by the Plan but neither the Plan nor its administration shall be subject to arbitration, except that the limited issue of an employee’s eligibility to participate in a specific distribution under the Plan shall be arbitrable.  Any “make-whole” arbitration award (which reinstates an employee with full back pay) shall include any applicable CPS distribution for the Plan Year in which the employee had been separated from employment if the employee was otherwise eligible and did not otherwise receive a distribution for the applicable Plan Year.

5

IV.                              401(K) PLAN

1.                                       The FairPoint Communications Northern New England Savings and Security Plan for Associates (the “401(k) Plan”) will be amended to provide for Company matching contribution in Company stock with no restrictions instead of cash, as soon as practicable.

2.                                       Participants in the 401(k) will be allowed to save the maximum amount allowed in the plan under IRS and DOL rules, as interpreted and applied by the Company Benefits Committee.

V.                                  JOINT COMMITTEE FOR OPERATIONAL SAVINGS

1.                                       The parties mutually agree to pursue all ideas to reduce cost, improve revenue, and increase productivity, with a goal of achieving $25 million in annual ongoing savings as provided in #4 below.

2.                                       All ideas and agreements will be costed and projected savings (including net cost reductions, revenue improvements and/or productivity increases) will be determined by Company cost accountants or some other mutually agreed upon methodology subject to the approval of the Joint Leadership Committee.

3.                                       A Joint Leadership Committee will be established to oversee the development of ideas and implementation plans for achieving the savings objectives, and also track the implementation of the ideas and subsequent agreements to ensure the implementation and follow-through within the timeframes outlined below.

a.                                       The Joint Leadership Committee of Union and Company leaders will meet within 30 days of this Agreement to organize, charter, monitor, approve recommendations, and resolve disputes.

b.                                      During the 60 days subsequent to the initial Joint Leadership Committee meeting, the Joint Leadership Committee members will participate in training sessions designed and conducted by the independent third party referred to in section 3.f, below.  As appropriate, members of the joint labor-management task forces referred to in section 5, below, will also participate in training sessions during this initial 60 day period.

c.                                       The Joint Leadership Committee will meet at least 1 day per month to carry out its duties.

d.                                      All Joint Leadership Committee meetings will be thoroughly documented and the minutes and flip chart records will be recorded and preserved.  Summary minutes of the proceedings of the Joint Leadership Committee, upon approval by the Joint Leadership Committee, will be disseminated across FairPoint and its unions.

e.                                       If Joint Leadership Committee approved initiatives require changes in the collective bargaining agreements in order to implement improvements, the Joint Leadership Committee will recommend relevant changes to the respective bargaining committees for the Unions and the Company, who will then agree on

6

final language and approve the changes through Letters of Agreement in a timely manner.

f.                                         Joint Leadership Committee will be trained, facilitated and advised by an independent third party approved by both parties.

4.                                       The parties will identify savings and develop implementation plans to achieve the annual ongoing savings within the following timeframes:

a.                                       An initial $5,000,000 within 60 days of the completed training of the Joint Leadership Committee.

b.                                      An additional $5,000,000 within 120 days of the completed training of the Joint Leadership Committee.

c.                                       An additional $5,000,000 within 180 days of the completed training of the Joint Leadership Committee.

d.                                      An additional $5,000,000 within 365 days of the completed training of the Joint Leadership Committee.

e.                                       An additional $5,000,000 within a year and a half of the completed training of the Joint Leadership Committee.

f.                                         Failure to meet target time frames will be addressed by the Joint Leadership Committee for purposes of dealing with the causes of the failure. If the Joint Leadership Committee cannot solve the causes of the delays, then the third party facilitator will conduct an assessment of the causes and provide the Joint Leadership Committee with the assessment and a set of recommendations about how best to resolve the differences and to meet the targets set forth in this agreement.

g.                                      Cost reduction and revenue enhancement initiatives identified by the Company and disclosed at the first meeting of the Joint Leadership Committee will not be considered in calculating the achievement of the targets set forth in paragraphs 1 and 4 of this Article V.

5.                                       The work of developing ideas for improving operating performance and reducing costs to achieve the target savings will be done by joint labor management task forces comprised of union representatives, employees, and relevant-to-the-task-at-hand management from a cross-section of functions and levels in the organization.

a.                                       The number of joint task forces will be determined by the Joint Leadership Committee based on the range of subjects, processes, and areas targeted for improvement and savings.  The organization and scheduling of the task forces will be subject to meeting the needs of the business and requires the mutual agreement of the parties.

b.                                      Membership for each task force will consist of 6 to 10 members, including labor and management.

c.                                       At least 50 percent of the members of each task force will be labor representatives or bargaining unit members.

d.                                      Members of the task forces will be selected by the respective parties in consultation with each other and the independent, third party facilitator, but the

7

unions will select the members from labor and management will select its members.  At least one labor member on each task force will be a union official.

e.                                       The Joint Leadership Committee will charter each task force with:

1.                                       Scope of work;

2.                                       Performance objective;

3.                                       Timetable;

4.                                       Parameters;

f.                                         Task force members will be paid according to normal contractual terms and scheduled accordingly;

g.                                      All reasonable ideas will be thoroughly analyzed and explored.

h.                                      All task force meetings and the analyses of each of the task forces will be thoroughly documented and the minutes, data, flip chart records will be recorded and preserved.  Each task force will be provided with a resource to document the proceedings. Summary minutes of the proceedings of each task force upon approval by the Joint Leadership Committee will be disseminated across FairPoint and its unions.

i.                                          Each task force will develop recommendations and propose implementation plans which will be submitted to the Joint Leadership Team for approval within the timeframes outlined within this agreement.

j.                                          Each task force will be facilitated and advised by an independent, third party mutually agreed upon by both parties.

6.                                       The joint operating performance savings process will continue operating for the life of the existing Collective Bargaining Agreements, even after exceeding the targets set in this Agreement with the objectives of further improving operating performance, improving the competitiveness of the Company, and creating a collaborative, high engagement culture within the Company.

VI.                              DURATION

Subject to the changes reflected in this MOU, the parties’ Collective Bargaining Agreements, including all MOUs, MOAs and Letters of Agreement attached to or related to such agreements, executed by and between the Unions and the Company (or its predecessors) (collectively, the “Collective Bargaining Agreement”) shall remain in full force and effect, until 11:59 p.m. on August 2, 2014.  Any provision of the Collective Bargaining Agreement with an expiration date of 11:59 p.m. on August 3, 2013 shall now expire at 11:59 p.m. on August 2, 2014, and any action required to be performed each year pursuant to the Collective Bargaining Agreement shall be performed until 11:59 p.m. on August 2, 2014.

VII.                          CONDITIONS

1.                                       Upon the Effective Date, the Company unconditionally waives any right to seek relief in any form pursuant to Section 1113 of the Bankruptcy Code and acknowledges that this agreement provides those necessary modifications in employee benefits and protections that are necessary to permit reorganization of the Company.  The Company will actively oppose any motion filed by any other party seeking relief in any form pursuant to Section 1113.

8

2.                                       Following membership ratification, this MOU will be submitted for review and approval to the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) in which the Company’s Chapter 11 case (09-16335) is currently pending.  This MOU will become effective, final and binding upon the Company and the Unions, upon the date that the Order granting such Bankruptcy Court approval becomes final (the “Effective Date”).  Once it becomes effective, this MOU will continue in full force and effect subject to the duration clause of the Agreements as modified by Article VI of this MOU.  If this MOU does not become effective and binding in accordance with this paragraph, then this MOU will be null and void and neither this MOU, nor any discussions concerning this MOU will be cited or referred to in any judicial, bankruptcy, administrative or arbitration proceeding.

3.                                       Any Plan of Reorganization proposed or supported by the Company shall provide for assumption by the Company of this MOU.  The Unions shall support exclusively the Company’s efforts to confirm a plan of reorganization with all vested parties, including the Public Utility Commissions in Maine, New Hampshire, and Vermont, so long as the terms thereof are not inconsistent with this MOU or the Collective Bargaining Agreements, as herein revised.

4.                                       The parties hereto each reserve all rights with respect to the proper jurisdiction(s) to resolve disputes, if any, arising under or related to this MOU.

5.                                       Upon the Effective Date, the Company and the Union immediately release each other from any and all claims, as that term is defined in Section 101(5) of the Bankruptcy Code, arising prior to the Effective Date, and shall take all necessary steps to withdraw, discontinue, or dismiss or cause the withdrawal, discontinuance or dismissal of any civil charges, complaints, suits or proceedings now pending at any stage, in state or federal court, or any administrative or regulatory body, State or Federal, which have arisen prior to the Effective Date.  Nothing in this paragraph 5 shall be deemed to waive any grievances and/or arbitrations filed prior to the signing of this MOU which are pending pursuant to the existing Collective Bargaining Agreement

VIII.                      PENSION LUMP SUM CASHOUT

The provisions for lump sum payout of the pension plan shall be amended as follows:

1.                                       An associate who separates from service during the periods November 1, 2004 to August 2, 2008, and January 1, 2009 to December 31, 2011, and January 1, 2013 to August 2, 2014, and only during those periods, with eligibility for a vested pension or a service pension, shall be eligible to receive his or her vested or service pension under the Pension Plan as a total lump-sum cashout.  The terms of the cashout programs during the periods November 1, 2004 to August 2, 2008, and January 1, 2009 to December 31, 2011, and January 1, 2013 to August 2, 2014 shall be the same as the terms of the cashout program set forth in the 2000 MOU, except that

a.                                       The cashout programs shall provide for payment of a lump-sum cashout on a commencement date elected by the associate that occurs on or after the date the

9

associate’s written request is received by the Pension Plan administrator and that is either:

i.                                          the day following the associate’s separation from service, or

ii.                                       the first day of any month following separation from service.

b.                                      The calculation of a lump-sum cashout for an eligible associate who separates from service on or before August 2, 2014, shall be based on the largest of the amounts determined by the factors set forth in the Pension Plan on April 1, 2008, for the cashout trials in the 2000 MOU, in addition to any legally-mandated interest rate and mortality table set forth in section 417(e) of the Internal Revenue Code.

c.                                       If the 30-year Treasury Bond rate ceases to be published before August 2, 2014 the parties will establish a joint committee which will review the historic relationship between the interest rates on 30-year Treasury Bonds and the interest rates on AAA Corporate Bonds and will agree on a factor which when applied to historic AAA Corporate Bond rates produces an interest rate equal to the historic 30-year Treasury Bond rate.  This rate will be made available as another calculation standard for lump-sum cashouts under the Pension Plan following the last publication date for the 30-year Treasury Bond rate.  For this purpose, “historic” rates shall be equal to the average rates over the 3-year period that ends six months before the last date on which the U.S. Treasury Department publishes the 30-year Treasury Bond rate.  (Example:  If historic 30-year Treasury Bond rates equal 6% and historic AAA Corporate Bond rates equal 8%, then the factor would be 75%.  The new standard for calculating a lump sum would be 0.75 times the AAA Corporate Bond rate in effect on the lump sum commencement date.)

d.                                      An associate who separates from service on or after October 1, 2003, and on or before November 30, 2003, and who elects to receive his vested or service pension as a total lump-sum cashout shall receive a lump sum equal to the greater of (i) the lump-sum cashout determined based on the PBGC or GATT basis (whichever is more favorable) applied to determine lump sums paid under the Pension Plan to associates separating from service during the third quarter of 2003 or (ii) the lump-sum cashout determined under the terms of the Pension Plan in effect on the associate’s commencement date.

e.                                       In the event of a surplus declaration during a period when the lump sum cash out is suspended, the suspension will be lifted for a 60-day period.

2.                                       If an associate dies during employment on or after January 1, 2012, and on or before December 31, 2012, and after becoming vested under the Pension Plan, the associate’s beneficiary for the pre-retirement death benefit under the Pension Plan shall be eligible to receive payment of the death benefit as a total lump-sum cashout.  In addition, the pre-retirement death benefit paid to such beneficiary shall equal the larger of (a) the lump-sum cashout that would have been paid to the associate if he or she had separated from service on the date of death and elected to receive payment on the beneficiary’s commencement date (or, if the beneficiary is a spouse who elects an annuity, the actuarial

10

equivalent of that lump sum in the form of a single life annuity), or (b) the pre-retirement death benefit otherwise payable to such beneficiary under the Pension Plan.

3.                                       If an associate separates from service during employment on or after January 1, 2012, and on or before December 31, 2012 and after becoming vested under the Pension Plan, due to his or her exhaustion of 52 weeks of sickness disability benefits and is eligible for a vested pension or a service pension under the Pension Plan, the associate shall be eligible to receive his or her vested pension or service pension (but not a disability pension) as a total lump-sum cashout.

4.                                       For a cashout-eligible associate who has separated from service before death:

a.                                       If death occurs while the associate has in effect a valid election (with spousal consent) to receive a lump-sum cashout from the Pension Plan and before the commencement date specified in such election, the associate’s beneficiary for the pre-retirement death benefit under the Pension Plan shall receive a death benefit equal to the larger of (i) the lump-sum cashout that would have been paid to the associate if he or she had survived until the elected commencement date, or (ii) the pre-retirement death benefit otherwise payable to such beneficiary under the Pension Plan.

b.                                      If death occurs (i) before the associate makes a valid election to commence payment of his or her vested or service pension (in any form) under the Pension Plan or (ii) while the associate has in effect a valid election to receive payment of his or her vested or service pension in a form of payment other than a lump-sum cashout and before the commencement date specified in such election, the  associate’s beneficiary for the pre-retirement death benefit under the Pension Plan shall receive a death benefit equal to the larger of (I) the lump-sum cashout that would have been paid to the associate if he or she had elected to receive payment on the beneficiary’s commencement date (or, if the beneficiary is a spouse who elects an annuity, the actuarial equivalent of that lump sum in the form of a single life annuity), or (II) the preretirement death benefit otherwise payable to such beneficiary under the Pension Plan.

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Tentatively Agreed to this 1st day of February, 2010.

FOR THE IBEW	FOR THE COMPANY

/s/ Pete McLaughlin	/s/ Gary Garvey
Pete McLaughlin	Gary Garvey
Chairperson,	Senior Vice President, Human Resources
System Council T-9
Business Manager – Local 2327

/s/ Glenn Brackett
Glenn Brackett	FOR THE CWA
Business Manager – Local 2320
/s/ David Palmer
/s/ Mike Spillane	David Palmer
Mike Spillane	CWA International Representative
Business Manager – Local 2326
/s/ Don Trementozzi
Don Trementozzi
President – CWA Local 1400

12

Exhibit C

New Warrants Term Sheet

[Exhibit C to FairPoint Plan of Reorganization]

Term Sheet Regarding Reorganized FairPoint Warrants

to be issued

Under the Plan of Reorganization

Issuer	Reorganized FairPoint Communications, Inc. (the “Company” or “Reorganized FairPoint”).

Initial Holders	Holders of all unsecured claims.

Warrants

The Warrants will entitle the holders thereof to acquire up to three million five hundred eighty-two thousand four hundred two (3,582,402) shares of New Common Stock, subject to dilution by the Long Term Incentive Plan and subsequent issuances of capital stock.

The New Board shall authorize and reserve for issuance at all times an aggregate number of shares of New Common Stock equal to the aggregate number of Warrants.

Exercise Price per Warrant

Exercisable at a strike price equal to (a) (i) $2.3 billion minus (ii) the outstanding debt of Reorganized FairPoint at the Effective Date plus (iii) the Cash and Cash Equivalents of Reorganized FairPoint at the Effective Date, divided by (b) twenty-seven million four hundred twenty-one thousand seven hundred ten (27,421,710) shares of the New Common Stock. The strike price shall be subject to further adjustment in accordance with the anti-dilution provisions described below.

Expiration	The seventh anniversary of the Effective Date (the “Expiration Date”).

Exercise Date	Exercisable at any time, in whole or in part, prior to the Expiration Date.

Voting Rights	None, until exercised.

Dividends	None, until exercised. No restrictions on dividends or distributions by Reorganized FairPoint.

Anti-Dilution Provisions

The Exercise Price and the number of shares of New Common Stock issuable upon exercise of Warrants shall be subject to customary anti-dilution adjustment for stock distributions, stock splits, combinations or similar recapitalization transactions.

Reorganization Event

Upon a Reorganization Event (defined below) that is consummated prior to the Expiration Date, each Warrant will be exercisable into the right to receive the kind and amount of consideration to which such holder would have been entitled as a result of such Reorganization Event had the Warrant been exercised immediately prior thereto.

A “Reorganization Event” shall mean any transaction (or series of transactions) in which Reorganized FairPoint enters into a

[Exhibit C to FairPoint Plan of Reorganization]

transaction in exchange for their Warrants constituting (i) a consolidation or merger in which its New Common Stock is exchanged for securities of another entity, (ii) a reclassification of its New Common Stock into securities other than New Common Stock or (iii) any statutory exchange of the outstanding shares of New Common Stock for securities of another entity.

Transferability	The Warrants will not be subject to any contractual restrictions on transfer other than such as are necessary to ensure compliance with U.S. federal and state securities laws.

Treatment Under Section 1145	The Warrants and New Common Stock issuable upon exercise will be offered and sold pursuant to Section 1145 of the Bankruptcy Code.

[Exhibit C to FairPoint Plan of Reorganization]

Exhibit D

MPUC Regulatory Settlement

[Exhibit D to FairPoint Plan of Reorganization]

Execution Version for all Regulatory Parties, including the OPA and FairPoint

Post Filing Regulatory Settlement · Maine

This Regulatory Settlement (the “Regulatory Settlement”) represents the understandings reached among the representative of the Maine Public Utilities Commission (the “Commission”) as the representative is described in the order of the United States Bankruptcy Court, Southern District of New York (the “Bankruptcy Court”) entered on January 20, 2010 (the “Order”) and subject to the terms of such Order (the “Representative”), the Maine Office of the Public Advocate (the “OPA”) (the Representative and the OPA being referred to jointly herein as the “Regulatory Parties”), and FairPoint Communications, Inc. and Northern New England Telephone Operations LLC, d/b/a FairPoint Communications-NNE (“FairPoint”), together with the Regulatory Parties (the “Parties”) in connection with the mediation ordered by the Bankruptcy Court, and which shall also apply in any change of control proceeding related to FairPoint’s emergence from Chapter 11.  This Regulatory Settlement is subject to and qualified by the Order.  Without limiting the effect of that Order, the Representative only has authority to recommend matters for approval by the Commission, after notice and a hearing before the Commission in accordance with Maine law. Whenever this Regulatory Settlement states or indicates that the Representative agrees with and/or will recommend a particular proposal, or words to that effect or of similar import, such terms will not imply any greater authority in the Representative and all such terms shall mean only that the Representative will recommend a term or condition for approval and no such agreement and/or recommendation shall bind (a) the Commission or (b) the advisory staff of the Commission.

1.               Process Issues:

1.1.                              The Regulatory Parties will request that the Commission approve the terms set forth in this Regulatory Settlement with FairPoint, as discussed more fully below.  FairPoint and the Regulatory Parties (collectively, “the Parties”) agree that the Regulatory Settlement will be implemented through FairPoint’s Chapter 11 Reorganization Plan  (the “Plan”) and through appropriate proceedings before the Commission, including, without limitation, any change of control proceeding. FairPoint acknowledges that a change of control proceeding will be filed with the Commission in conjunction with the application to approve this Regulatory Settlement.  The Plan shall not alter or modify the terms of the Regulatory Settlement. The Parties agree further that the terms set forth in this Regulatory Settlement shall be the only terms sought by the Parties with respect to one another with respect to the Plan and its confirmation and any change of control or other appropriate proceeding and that such terms shall be binding on the Parties (subject to the reservations of rights set forth in Section 1.5), only once the terms of this Regulatory Settlement are approved by the Commission and upon the Effective Date of the Plan (as therein defined).

1.2.                              The Regulatory Parties shall recommend that all regulatory approvals that will be requested of the Commission in connection with the Plan will be processed by the Commission contemporaneously with the Bankruptcy Court’s consideration of the Plan and will be granted by the Commission substantially contemporaneous with (or in advance of) the Bankruptcy Court’s confirmation of the Plan or such later date as may be agreed to by FairPoint and the Regulatory Parties. The Parties shall request and recommend that such approvals incorporate the terms of this Regulatory Settlement and not include additional substantive new conditions, other than the condition that the Commission’s approval may be rescinded, after notice and opportunity to be heard, if the Bankruptcy Court’s confirmation order alters any of the terms of the Regulatory Settlement. Subject to the right of the Parties under Section 1.4, the Parties shall not request that the Bankruptcy Court incorporate any provisions in the confirmation order that alter or modify the Regulatory Settlement, except upon the express written consent of all of the Parties, which consent shall not be unreasonably withheld. The requested approval will include approval for the change of control contemplated by the Plan which will occur on the Effective Date of the Plan.

1.3.                              The Regulatory Parties will file a proposed procedural schedule for Commission approval. This procedural schedule shall recommend that any change of control and Regulatory

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Settlement approval proceeding be concluded and be ripe for a Commission decision no later than 90 days from the date an application seeking approval of such change of control and Regulatory Settlement is filed, and such procedural schedule shall include the provision of notice of the proceedings in accordance with the rules of the Commission.

1.4.                              The terms of this Regulatory Settlement may be voided, at the option of any Party, if the Commission has not issued a final order approving the Regulatory Settlement and the change of control within 120 calendar days from the date an application is filed, said approval being as described in Section 1.2.  FairPoint and the Regulatory Parties shall use reasonable efforts to cooperate in the proceedings before the Commission, including in the preparation and timely filing of all required documents, exhibits, testimony and other supporting evidence, provided that neither the OPA nor the  Representative shall be required to prepare or present testimony, exhibits or other evidence, the Parties acknowledging that the OPA and the Representative may meet any obligations under this subparagraph by filing a brief or report with the Commission recommending approval of the Regulatory Settlement and the change of control provided for in the Plan, which brief or report shall be included in the record of the proceedings.

l.5.                                 Before filing the application, FairPoint will submit a request, which the Regulatory Parties will support, that the Commission waive Section 745 (Voluntary Dismissal) of its Rules of Practice and Procedure and order that FairPoint or the Regulatory Parties may withdraw from any proceeding seeking Commission approval of this Regulatory Settlement or change of control without prejudice and without the need for a Commission order allowing withdrawal if Commission approval has not been obtained within the time frame provided for in Section 1.4. If the request is filed by February 12, 2010 and is not granted by the Commission on or before February 25, 2010, FairPoint in its sole discretion may terminate this Regulatory Settlement.

The Commission, through its Bankruptcy Counsel’s signing of this Regulatory Settlement, FairPoint and the Regulatory Parties expressly agree that (i) FairPoint’s commencing or participating in any proceeding before the Commission will not be used in any way as an argument against FairPoint in any proceeding before the Bankruptcy Court in which FairPoint would seek a ruling from the Bankruptcy Court that any such Commission approval or Commission proceeding is pre-empted by the Bankruptcy Code, and that (ii) the Regulatory Parties and/or the Commission participating in any proceeding before the Bankruptcy Court, including seeking approval of this Regulatory Settlement or approval of the Plan, will not be used in any way as an argument against the Staff and/or the Commission in any subsequent proceeding before the Bankruptcy Court or that the Regulatory Parties and/or the Commission submitted to the Bankruptcy Court’s jurisdiction and that any action by the Regulatory Parties and/or the Commission is pre-empted by the Bankruptcy Code.

1.6.           The Regulatory Parties will recommend, if requested by FairPoint, that any matters before the Commission to which FairPoint is a party and that are the subject of the terms and conditions of this Regulatory Settlement be temporarily suspended or adjourned pending the Commission’s consideration of the approval of the Regulatory Settlement and the change of control provided for under the Plan.

2.                    Issues Related to the Merger Conditions.  FairPoint will comply with the Commission’s February 1, 2008 Order issued in Docket Nos. 2007-67 and 2005-155 and all stipulations and amended stipulations approved thereby and/or incorporated therein (collectively the “2008 Merger Order”), except as the terms and conditions of the Merger Order are expressly modified by this Regulatory Settlement, provided, however, that with respect to reimbursement claims of third parties arising under the Merger Order,  the Regulatory Parties will recommend that this Regulatory Settlement shall not affect the status of such claims under applicable bankruptcy law.  For the avoidance of doubt, nothing in this Regulatory Settlement is intended to preclude FairPoint from seeking an order from the Commission amending or modifying the Merger Order in a proceeding other than the

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proceeding to approve this Regulatory Settlement and its accompanying change of control proceeding.

2.1              The Commission and FairPoint agree to prepare and submit, and Bank of America, NA, as agent for the senior lenders (the “Agent”) shall consent to, a joint consent order to the Bankruptcy Court which provides for implementation of the Service Quality Index (“SQI “) rebates for the 2008-2009 SQI year, effective for bills issued on or after March 1, 2010 over a twelve (12) month period. However, if the Commission does not grant the approvals as described in, and in accordance with the process set forth in, Section 1 and if the Bankruptcy Court then, after notice and hearing (the “Injunction Hearing”), subsequently enters an injunction against implementation of and/or provides for reversal or rescission of the rebates for the 2008-2009 SQI year, then any rebates actually implemented by FairPoint pursuant to this provision shall be credited by FairPoint, dollar for dollar, against any subsequent SQI payments that are required to be paid by FairPoint, starting with the first invoices issued after the date of entry of the injunction by the Bankruptcy Court even if an appeal is taken by the Commission or any other party.

At the Injunction Hearing, the Commission and FairPoint may raise any legal or factual arguments in favor of, or in opposition to, such an injunction; provided, however, that the Commission will not raise the argument at the Injunction Hearing that the injunction should not issue because the claim, if any, represented by the rebates is otherwise payable at a specified percentage distribution provided under the Plan. Nothing herein shall be construed as an admission by FairPoint, the Commission or the Agent as to the status of the rebates as a matter of applicable law or as a waiver of any claims or defenses. All appellate rights of FairPoint and the Commission are preserved, including as to any injunction entered as a result of the Injunction Hearing. The Commission shall not, in any proceeding relating to the obligations of FairPoint under the Merger Order, argue that FairPoint’s payment of the SQI penalties which became due after the Petition Date constitutes an admission by FairPoint that any of its obligations arising out of the 2008 Merger Order which became due after the Petition Date are entitled to be treated as an administrative expense.

The Parties agree that in effectuating any required SQI rebates in the form of bill credits to subscribers, for the 2008-2009 SQI Year and any subsequent SQI years, the only legend that must be provided in connection with such credits shall be a separate line item on the customer’s bill or invoice next to the amount credited stating “Service Quality Rebate.”  Other than the change in the legend described in the preceding sentence, and subject to the possible offset(s) described above, rebates for the 2009-2010 SQI year and any SQI rebates for subsequent periods shall be implemented in strict accordance with the Merger Order, the AFOR Order(1) and all relevant rules and orders of the Commission existing as of the date of this Regulatory Settlement. The Parties agree however that after the Effective Date, FairPoint may apply to the Commission for a waiver of or modification to such obligations.

2.2.           Except as set forth below, FairPoint will meet the initial 83% broadband build out commitment scheduled for April 1, 2010 by December 31, 2010.  This broadband buildout commitment and the broadband buildout commitments in Section 2.4 and otherwise referred to herein may be met by installation of DSL or any other broadband technology which provides a minimum upload speed of 512 kilobits and download speed of 1.5 megabits per second.

2.3.           The Regulatory Parties shall recommend that the Commission consider price de-averaging notwithstanding the bar on such consideration during the five-year stay out period and will recommend that the Commission approve de-averaging, provided, however, that FairPoint agrees that (a) de-averaging will commence on January 1, 2011 if FairPoint is not in default under the Regulatory Settlement; and (b) during the two year period after any Commission

(1)  The “AFOR Order” means and refers to the 1995 AFOR Order in Docket No. 1994-123.

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approval of de-averaging becomes effective, FairPoint shall not implement prices for broadband services in Maine that exceed 120% of the prices of FairPoint Telecom Group in Maine (Telecom Group) for equivalent services in FairPoint “classic” or “legacy” service areas.  The Regulatory Parties understand and will advocate approval of this provision on the understanding that if FairPoint changes any of Telecom Group’s prices during the term of this provision, there will be a corresponding change in the cap imposed by this provision.  None of the Regulatory Parties will seek any form of price cap for broadband related services other than the provision set forth in this subparagraph.

2.4.           FairPoint agrees that during the 5-year period beginning upon closing, FairPoint shall spend not less than the amount required to attain and shall achieve the broadband buildout requirements of 83% by December 31, 2010; 85% by July 31, 2012; and 87% by March 31, 2013. If FairPoint fails to achieve 83% by December 31, 2010, 85% by July 31, 2012 or 87% by March 31, 2013, it shall be required to achieve 90% by no later than March 31, 2014 in accordance with, and subject to, the applicable terms of the Merger Order.  FairPoint further agrees that by March 31, 2013 it will achieve 82% for lines in UNE Zone 3. If FairPoint achieves the broadband build out requirements of up to 87%, as set forth in Section 2.4, on July 1, 2013 FairPoint will contribute $100,000 to Connect ME. Until FairPoint achieves all of the requirements of this paragraph, FairPoint shall file quarterly reports with the Commission regarding its broadband buildout activities containing the type of information required of Verizon under Section 3 of the Amended Stipulation of August 8, 2007 in Docket No. 2005-155. FairPoint shall inform the Commission in writing of its determination that all of the requirements in this paragraph have been met.  Nothing herein shall prejudice the Commission with respect to a challenge to such determination and the Commission may, in its discretion, conduct proceedings to determine if, in fact, such requirements have been met.

2.5.           FairPoint will have the option to resell terrestrial (non-satellite) based service providers’ broadband service offerings to fulfill its broadband build out and/or service requirements as contained in the 2008 Merger Order, as herein modified, for the broadband buildout requirements beyond 85% provided that (a) the build out and/or services meet or exceed all requirements of the 2008 Merger Order as herein modified; (b)  the resold services are purchased through and serviced by FairPoint; and (c) the Commission Staff, on delegated authority, approves the service provider(s) selected by FairPoint. The Commission Staff’s approval process shall require that, upon written submission by FairPoint of the identity of the provider(s) the precise build out obligations and services to be provided by such provider and information regarding the capabilities and qualifications of the provider(s), (1) approval may not be unreasonably withheld by the Commission Staff, and (2) if the selection by FairPoint of a service provider(s) is not denied by Commission Staff within 30 calendar days of the date of the written submission by FairPoint, the selection by FairPoint shall automatically be approved.

3.                    The Representative will recommend that the Commission find that the financial conditions set forth in the Merger Order have been replaced by the terms of this Regulatory Settlement, satisfied, or have been otherwise rendered moot due to the deleveraging achieved through the Chapter 11 process.  The Regulatory Parties will recommend that the Commission not impose affirmative or negative financial covenants in addition to those imposed in any loan or credit agreements or related documents executed by FairPoint in connection with the Plan, provided that such agreements are supplied to the Commission upon execution, as well as any subsequent amendments to such agreements or related documents. The Representative will recommend that such financial covenants not be considered separate financial covenants enforceable as such by the Commission, provided, however, that nothing herein shall limit the Commission’s ability to investigate, at any time, the financial condition of FairPoint and to take action with respect thereto in accordance with Maine law and the rules and procedures of the Commission.  FairPoint will inform the Commission, subject to a protective order reasonably acceptable to FairPoint to be entered in the change of control proceeding, of any substantive defaults under such loan or credit agreements, which defaults have

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not been cured within any cure period provided under such agreements or waived by the applicable lender.

4.               Miscellaneous Matters

4.1.           FairPoint agrees to continue its search for a Chief Information Officer with a goal of having a Chief Information Officer in place by June 30, 2010.

4.2.           The Plan shall provide for the appointment of a new Board of Directors for reorganized FairPoint consisting of a supermajority of newly appointed independent directors. The Plan shall further provide that the new Board of Directors will appoint a “regulatory sub-committee” (the “Regulatory Sub-Committee”) which shall be charged with monitoring compliance with the 2008 Merger Order, as modified by this Regulatory Settlement, and all other regulatory matters involving the States of Vermont, New Hampshire and Maine. Either the Lead Director or the Independent Chair of the Board of Directors, at FairPoint’s option, shall be available to voluntarily speak or meet with the Regulatory Parties at their reasonable request as appropriate and lawful.

4.3.           Subject to the confidentiality provisions of the Bankruptcy Court’s mediation order and, with respect to any financial advisors hired by the OPA or the Representative, if any, a confidentiality agreement deemed suitable by the Parties, FairPoint has provided the Regulatory Parties, their counsel and their financial advisors who have signed a confidentiality agreement with the Company’s four-year business plan and supporting material that has been provided to major constituencies and parties-in-interest to the bankruptcy proceeding. The business plan and related proforma financials reflect operations over a four year planning period.  The OPA’s obligation to recommend the Regulatory Settlement is subject to the OPA’s and the OPA’s advisors’ review of such information and their reasonable determination that such information supports the assumptions underlying the Regulatory Settlement, which review by the OPA shall be completed within thirty (45) days of the date hereof.

4.4.           Upon the Effective Date of the Plan, FairPoint shall reimburse the Commission and the Maine Office of the Public Advocate for all of its actual reasonable out-of-pocket expenses and costs in connection with FairPoint’s chapter 11 case, including without limitation, the reasonable fees and expenses of all professionals, including legal and financial advisors retained by the Regulatory Parties in connection with the chapter 11 cases or any  proceeding before the Commission to approve the Regulatory Settlement and change in control provided under the Plan, plus any other direct costs reimbursable by FairPoint under applicable Maine law.

4.5.           At least one board member of the revised FairPoint board will reside in a northern New England state.

4.6.           FairPoint shall not agree to or accept any term in a proposed settlement with the Staff of the New Hampshire Public Utilities Commission, the New Hampshire Office of Consumer Advocate, or the Vermont Department of Public Service pertaining to the Plan or, if applicable, to any related approval for a change in control without offering the same term to the Regulatory Parties and/or in connection with the Regulatory Settlement, a change in control, or the approval of either by the Commission.  FairPoint only shall be required to offer such term(s) to the Regulatory Parties in the event that such term(s) represent a material difference in the benefits of this Regulatory Settlement, on one hand, and the Regulatory Settlement effectuated in the jurisdiction of New Hampshire or Vermont (as the case may be), on the other hand, considering each such Regulatory Settlement in the aggregate. If FairPoint enters into a voluntary amendment to the Vermont or New Hampshire Regulatory Settlements, FairPoint will within one (1) business day provide a copy of the signed amendment to the Regulatory Parties.

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4.7.           Any management bonuses shall be based on a combination of EBITDAR (EBITDA plus restructuring costs) and service metrics and the weighting for each of these categories shall be computed and clearly stated for the incentive and bonus plans for each individual and for the company in total.  Once established, FairPoint shall disclose such service metrics to the OPA and the Commission.

4.8.           Subject to the terms set forth herein, the signatories agree to support this Regulatory Settlement and not to take any action in any forum or jurisdiction that would contradict or diverge from the terms set forth in this Regulatory Settlement for so long as this Regulatory Settlement is in force, unless the Regulatory Settlement is voided under Section 1.4 hereof or if any Party withdraws under Section 1.5.

This Regulatory Settlement has been duly executed as of this 9th day of February 2010.

FAIRPOINT COMMUNICATIONS, INC.
NORTHERN NEW ENGLAND TELEPHONE OPERATIONS LLC

By	/s/ Peter G. Nixon
Peter G. Nixon
President

/s/ Amy Spelke
Amy Spelke, Representative of the Maine Public Utilities Commission

/s/ Robert S. Keach
Robert S. Keach, on behalf of the Maine Public Utilities Commission and only with respect to the reservation of rights set forth in Section 1.5, as specified in such Section 1.5

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MAINE OFFICE OF THE PUBLIC ADVOCATE

By	/s/ Richard Davies
Name:	Richard Davies
Title:	Public Advocate

FEB. 10, 2010

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Exhibit E

NHPUC Regulatory Settlement

[Exhibit E to FairPoint Plan of Reorganization]

Execution Version

Post Filing Regulatory Settlement - New Hampshire

1.              Process Issues

1.1.          The Staff Advocates of the New Hampshire Public Utilities Commission designated pursuant to RSA 363:32 (the “Staff Advocates”) and FairPoint Communications, Inc. (together with its subsidiary Northern New England Telephone Operations LLC d/b/a FairPoint Communications - NNE, “FairPoint”) (collectively, FairPoint and the Staff Advocates are “the Parties”) will request that the New Hampshire Public Utilities Commission (the “Commission”) approve this settlement with FairPoint, as discussed more fully below (the “Regulatory Settlement”).  The Parties agree that the Regulatory Settlement will be implemented either under (i) FairPoint’s Chapter 11 Reorganization Plan to be filed on February 8, 2010, as it may be subsequently amended (the “Plan”) or (ii) a Bankruptcy Court approved settlement which is approved in connection with the Plan and which is incorporated into the order confirming such Plan ((i) or (ii) being referred to as the “Plan”), which will be filed by February 8, 2010, or such later date as may be necessary in FairPoint’s good faith judgment, with the United States Bankruptcy Court, Southern District of New York (the “Bankruptcy Court”).  The Parties agree further that the obligations set forth in this Regulatory Settlement shall be the only obligations sought by the Parties with respect to one another with respect to any change of control proceeding or with respect to the Plan, and that such obligations shall be binding on the Parties only once the terms of this Regulatory Settlement are approved by the Commission and upon the Effective Date of the Plan.

1.2.          The Parties will request that the Commission issue all regulatory approvals that will be requested in connection with the Reorganization Plan, and that those approvals be granted by the Commission contemporaneously with (or in advance of) the Bankruptcy Court’s Confirmation of the Reorganization Plan or such later date as may be agreed to by FairPoint and the Staff Advocates.  Such approvals shall incorporate the terms of this Regulatory Settlement and will not include additional substantive new conditions. The requested approval will include, if applicable, approval for the change of control contemplated by the Plan, which change in control will occur upon the Effective Date of the Plan.  In the event any material supplement or amendment to the Plan (an “Amendment”) is filed with the Bankruptcy Court, then such Amendment shall be filed within one (1) business day thereafter electronically with the Commission with the necessary paper copies to be filed with the Commission within two (2) business days thereafter.

1.3.          In furtherance of Commission approval of this Regulatory Settlement and any change in control, the Staff Advocates will file, within three (3) days of FairPoint’s filing with the Commission of a complete application, a proposed procedural schedule for Commission consideration of this Regulatory Settlement and (if applicable) the request for approval of change of control.  This procedural schedule shall propose that any transfer of control proceeding be concluded and be ripe for a Commission decision no later than 90 days from the date a complete application seeking approval of such transfer of control and this Regulatory Settlement is filed.  The Staff Advocates shall provide a copy of the proposed procedural schedule to FairPoint in advance of filing and shall consult with FairPoint with respect to the final proposed procedural schedule.

1.4.          Unless otherwise agreed to by the Parties, the terms of this Regulatory Settlement may be voided if the Commission has not issued a final order approving this Regulatory Settlement and, if applicable, the change of control within 120 calendar days from the date a complete application to change control is filed.  The Parties shall use reasonable efforts to cooperate in the approval proceeding before the Commission, including in the preparation and timely filing of all required documents, exhibits, testimony and other supporting evidence.  If the Commission has approved the Regulatory Settlement and change in control, subject to the Plan being subsequently confirmed, neither party may void the terms of the Regulatory Settlement or any approval of the change in control.

1.5.          FairPoint or the Staff Advocates may withdraw from any proceeding seeking Commission approval of this Regulatory Settlement or change of control without prejudice if Commission approval has not been obtained within the time frame provided for in Section 1.4.  The Parties agree that (i) FairPoint’s commencing or participating in any proceeding before the Commission will not be used in any way as an argument against FairPoint in any proceeding before the Bankruptcy Court in which FairPoint would seek a ruling from the Bankruptcy Court that any such Commission approval or Commission proceeding is pre-empted by the Bankruptcy Code, and that (ii) the Staff Advocates and/or the Commission participating in any proceeding before the Bankruptcy Court, including seeking approval of this Regulatory Settlement or approval of the Plan, will not be used in any way as an argument against the Staff Advocates and/or the Commission in any other proceeding before the Bankruptcy Court, including that the Staff Advocates and/or the Commission submitted to the Bankruptcy Court’s jurisdiction and/or that any action by the Staff Advocates and/or the Commission is pre-empted by the Bankruptcy Code.  In the event of a withdrawal by FairPoint or the Staff Advocates from this Regulatory Settlement or any Commission proceeding seeking approval of this Regulatory Settlement, the Staff Advocates reserve the right to oppose the relief sought by FairPoint in any such Bankruptcy Court proceeding and FairPoint reserves the right to oppose the Commission’s jurisdiction with respect to approval of this Regulatory Settlement or (if applicable) any change in control.

1.6.          Because the settlement with FairPoint will be implemented through the Plan of Reorganization and the Commission’s change of control order, the Parties will recommend that all pending dockets related to FairPoint be continued until either (i) a Party exercises its right to withdraw from the Regulatory Settlement or change in control proceedings in accordance with Paragraph 1.5 prior to Commission approval, or (ii) the Effective Date of the Plan.

2.              Issues Related to New Hampshire Merger Conditions.  FairPoint will meet the broadband build out requirements, the capital investment requirements, and the SQI service quality program requirements of the 2008 Order and the 2008 Settlement Agreement (as the order and agreement are defined in footnote 1), with the following modifications as set forth below:

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2.1.               SQI Penalties for the 2009 year will be deferred until December 31, 2010. For the avoidance of doubt, the Parties agree that FairPoint has accrued $6,000,000 in SQI Plan penalties for FairPoint’s fiscal year ended December 31, 2009.  If FairPoint meets the service quality objectives for each performance area specified in Attachment 1 and as averaged over 12 calendar months ending on December 31, 2010, then SQI Plan penalties for 2009 will be waived. If FairPoint meets the service objectives for some but not all of these performance areas as specified above, 2009 SQI Plan penalties will be reduced by 20 percent for each performance area specified in Attachment 1 for which FairPoint achieves the service objective averaged over 12 calendar months ending on December 31, 2010.

2.2.          FairPoint shall adhere to all SQI metrics during the 2010 year and all subsequent years, and FairPoint shall pay any SQI penalties which may become due and payable related to FairPoint’s failure to meet such metrics during 2010 and all subsequent years.

2.3.          The FairPoint Quality of Service Commitment in Exhibit 3 attached to the 2008 Settlement Agreement(1) will be amended as follows: (a) reference to DSL will be removed from Section 3.2; and (b) Section 4 will be clarified so that the New Hampshire penalty structure will be calculated as it is in Maine, using the percentage “not met” formulation.  For purposes of clarity, identical service quality performance in New Hampshire and Maine will accrue equivalent penalties for each corresponding period.  Notwithstanding anything in this Section 3.3 to the contrary, the Parties agree that FairPoint’s total annual financial exposure to Service Quality penalties as set forth within the 2008 Settlement Agreement shall not exceed $12.5 million per year.  At the end of the five (5) year basic exchange retail rate stay-out period (as set forth within Section 8.1 of the 2008 Settlement Agreement), FairPoint shall be entitled to petition the Commission for a reduction in Service Quality penalties and revisions to the Service Quality standards.

2.4.          FairPoint’s pricing obligations relating to stand-alone DSL services will terminate on April 1, 2011, but FairPoint will continue to provide stand-alone DSL service and FairPoint will continue to adhere to Verizon’ s “for life” service offerings made as of March 31, 2008.

2.5.1.                 Broadband build out commitments scheduled for April 1, 2010, will be retargeted for December 31, 2010.  FairPoint hereby confirms its commitment to spending on broadband build out a total of at least $56.4 million, and estimates an additional $10.5 million is necessary to achieve 95% availability.

2.5.2                    FairPoint will adhere to the broadband coverage percentages and the minimum capital commitment ($285.4 million) resulting from the 2008 Order, provided that all capital expenditures for New Hampshire, measured in accordance with United States Generally Accepted Accounting Principles and consistent with capital expenditures reflected in FairPoint’s audited financial statements, are counted towards the minimum capital commitment of $285.4 million to be spent by March 31, 2013.

2.5.3                    FairPoint may count, and therefore reduce, its other expenditure commitment of $65M (“OEC”) by (1) amounts of up to $10.5 million to the extent such amounts exceed $56.4

(1)  See Settlement Agreement filed with the Commission January 23, 2008 (the “2008 Settlement Agreement”), incorporated by reference and approved by Order Approving Settlement Agreement With Conditions, Order No. 24,823, dated February 25, 2008, as subsequently amended (the “2008 Order”).

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million to achieve 95% broadband availability and are actually expended; and (2) $4.5 million of capital expenditures already expended in excess of amounts estimated to develop the next generation network. For the avoidance of doubt, and subject to verification through a reconciliation of FairPoint’s NH 2009 capital expenditures to the consolidated capital expenditures in its 2009 audited financial statements, aggregate capital expenditures of $157.6 million have been spent by FairPoint through December 31, 2009, against the minimum capital commitment of $285.4 million.

2.5.4.                 $10 million of the OEC shall be reallocated to and spent on recurring maintenance capital expenditures on or before March 31, 2013, resulting in a dollar for dollar reduction to the OEC and an increase in the minimum capital commitment to $295.4 million.

2.5.5                      FairPoint shall have from April 1, 2010 to March 31, 2015 to meet the remaining balance of the OEC (e.g. $40 million if the full $10.5 million referred to in Paragraph 2.5.3 is spent), which shall be spent on “network enhancing activities” identified in Attachment 2, which include but are not limited to the physical extension of network facilities or coverage, changes to existing network facilities to improve quality of service (e.g., increase redundancy, reduce latency), and any network enhancements related to the development and launch of new products and services.  All capital expenditures associated with such network enhancing activities shall count toward the remaining balance of the OEC set forth in the provisions of Section 2 hereof.  In addition, for those network enhancing activities set forth in Attachment 2 to this Regulatory Settlement involving Video or IPTV deployment, FairPoint may count toward the remaining balance of the OEC all capital expenditures incurred plus operating costs, consistent with FASB Statement No. 51, for customer premise equipment, installation labor at customer premises, and IT development solely incurred in connection with a video product.

2.6                               FairPoint will have the option to resell terrestrial (non-satellite) based service providers’ broadband service offerings in order to fulfill FairPoint’s broadband build out and/or service requirements with respect to the last eight percent (8%) of FairPoint’s broadband availability requirements as contained within the 2008 Settlement Agreement, provided that the services meet or exceed all requirements of the 2008 Order, and the resold services are purchased through and serviced by FairPoint.

2.7                               If broadband milestone penalties are due and owing in excess of $500,000, the penalties shall be retained by FairPoint and, subject to the approval of the Commission for a particular project(s), FairPoint shall, within three years of the date of the penalty, invest or expend those penalty amounts in FairPoint’s network, such to be in addition to any otherwise required capital expenditures; provided, however, that the first $500,000 of such penalties (in the aggregate, and not annually) shall be paid to the New Hampshire Telecommunications Planning and Development Fund in accordance with paragraph 3.9 of the 2008 Settlement Agreement and the 2008 Order.

3.                                                  Financial Conditions

3.1                                The Financial Conditions set forth in Section 2 of the 2008 Settlement Agreement have been replaced by the terms of this Regulatory Settlement, satisfied, or have been otherwise

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rendered moot due to the deleveraging achieved through the Chapter 11 process.

4.                               Miscellaneous Matters

4.1.          FairPoint agrees to continue its search for a Chief Information Officer with a goal of having a Chief Information Officer in place by June 30, 2010.

4.2.          The Plan shall provide for the appointment of a new Board of Directors for reorganized FairPoint consisting of a supermajority of newly appointed independent directors.  The Plan shall further provide that the new Board of Directors will appoint a “regulatory sub-committee” (the “Regulatory Sub-Committee”) which shall be charged with monitoring compliance with the 2008 Order, as modified by this Regulatory Settlement, and all other regulatory matters involving the States of Vermont, New Hampshire and Maine.  Either the Lead Director or the Independent Chair of the Board of Directors, at the Company’s option, shall be available to voluntarily speak or meet with the Staff or the Commission where appropriate and lawful.

4.3.          Subject to Bankruptcy Court approval, during and solely in furtherance of the process of negotiating the terms of this Regulatory Settlement and any proceedings to obtain approval thereof, and no less frequently than monthly through and ending on the ninety-first (91st) day after the Effective Date of the Plan, FairPoint shall reimburse the State of New Hampshire for all of its actual reasonable out-of-pocket expenses and costs in connection with FairPoint’s chapter 11 case and post-petition regulatory proceedings, including without limitation, the reasonable fees and expenses of all professionals, including legal and financial advisors retained by the State in connection with the chapter 11 cases, plus any other direct costs reimbursable by FairPoint under applicable New Hampshire law.  In addition, the State’s pre- petition out-of-pocket costs, fees, and expenses, up to $50,000, shall be deemed allowed under the terms of the Plan and, as part of this Regulatory Settlement, shall be paid in full on the Effective Date of the Plan.  For the purpose of clarity, any request made within the time set forth herein shall be deemed timely notwithstanding that Bankruptcy Court approval may require additional time.

4.4.          At least one member of the revised FairPoint Board of Directors will reside in a northern New England state.  In addition, FairPoint will maintain a state president who shall provide a senior regulatory presence in New Hampshire able to reasonably respond to various future FairPoint based Commission dockets or regulatory issues relating to telecommunications..

4.5.          FairPoint shall not agree to or accept any term in a proposed settlement with the Maine Public Utilities Commission, the Maine Office of Public Advocate, the Vermont Department of Public Service or the Vermont Public Service Board pertaining to the Plan or, if applicable, to any related approval for a change in control without offering the same term to the Staff Advocates and/or the Commission in connection with the Regulatory Settlement, a change in control, or the approval of either by the Commission.  FairPoint only shall be required to offer such term(s) to the Staff Advocates or the Commission in the event that such term(s) represent a material difference in the benefits of this Regulatory Settlement, on one hand, and the regulatory settlement effectuated in the jurisdiction of Vermont or Maine (as the

5

case may be), on the other hand, considering each such Regulatory Settlement in the aggregate.

4.6.          Any management bonuses shall be based on a combination of EBITDAR (EBITDA plus restructuring costs) and service quality metrics goals, and the weighting for each of these categories shall be computed and clearly stated for the incentive and bonus plans for each individual and for the company in total. It is the Staff Advocates’ expectation that compliance with service quality metrics shall be afforded significant consideration in the weighting of those categories.

4.7.          The Parties agree to support this Regulatory Settlement and the application for a change of control and not take any action in any case or proceeding involving FairPoint that would breach or violate the terms set forth in this Regulatory Settlement for so long as this Regulatory Settlement is in force.

4.8.          For a period of two (2) years following the Effective Date of the Plan, FairPoint shall not pay any dividends during any period of time while FairPoint is in breach of any of the material terms of this Regulatory Settlement, but such dividend restriction shall apply only for so long as FairPoint has not cured any such material breach(es).  For the avoidance of doubt and for example purposes only, in the event FairPoint fails to achieve the material requirements of the SQI Plan metrics or broadband availability requirements as set forth in this Regulatory Settlement and FairPoint pays any penalty related to such failure when due, FairPoint shall be deemed to be in compliance with this Regulatory Settlement.

4.9.          As of the date hereof, FairPoint represents that it intends for the “New Term Loan Agreement” and the “New Revolving Facility” (collectively with all related loan documents, the “New Credit Agreements”) to contain substantially the same material terms and conditions as contained in the Plan Support Agreement on file with the Bankruptcy Court as of October 26, 2009. Copies of the New Credit Agreements will be filed with the Bankruptcy Court as part of the Plan Supplement and the Commission pursuant to Section 1.2 hereof.  The New Credit Agreements will provide that Northern New England Telephone Operations LLC (or its successors or assigns, if any) shall not guarantee or otherwise be liable for, nor shall any of its assets be mortgaged or pledged (excluding only the membership interests of Telephone Operating Company of Vermont LLC) to secure, the obligations of FairPoint thereunder.

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This Regulatory Settlement has been duly executed as of this 5th day of February 2010.

FAIRPOINT COMMUNICATIONS, INC. & NORTHERN NEW
ENGLAND TELEPHONE OPERATIONS LLC

	By:	/s/ Peter G. Nixon

	Name:	Peter G. Nixon

	Title:	President

NEW HAMPSHIRE PUBLIC UTILITIES COMMISSION

STAFF ADVOCATES

	By:	/s/ Kathryn M. Bailey

for	Name:	F. Anne Ross, Esq.

	Title:	General Counsel & Staff Advocate

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Attachment 1: Key Service Quality Metrics Measured in 2010
for Purposes of Waiving 2009 SQI Penalties

SQI Metric	2010 Benchmark
% Installation Appointments Met	90%
% Installation Service Orders Met within 30 days	95%
Customer Trouble Reports Rate per 100 lines-Network	1.12
% OOS Troubles Cleared in 24 hours (excluding Sunday)	87%
% Repair Commitments Met	89%

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Attachment 2
Authorized Network Enhancing Activities

Expansion of fiber to the premises network

Fiber deployment and expansion of capacity

Softswitch deployment

New products and services for:

Video/IPTV

VoIP

Carrier Ethernet Services

Other investments presented to the Staff and approved by the Commission as appropriate

9

Memorandum of Understanding between FairPoint and
the New Hampshire Office of the Consumer Advocate

This Agreement is entered into by and between FairPoint Communications, Inc. (together with its subsidiary Northern New England Telephone Operations LLC d/b/a FairPoint Communications - NNE, “FairPoint”) and the New Hampshire Office of the Consumer Advocate (“OCA”).

WHEREAS, on February 5, 2010, the Staff Advocates of the New Hampshire Public Utilities Commission designated pursuant to RSA 363:32 (the “Staff Advocates”) and FairPoint entered into a Regulatory Settlement that will be filed with the New Hampshire Public Utilities Commission (the “Commission”).

WHEREAS, pursuant to RSA 363:28, the OCA has the right to appear, and take positions on behalf of residential ratepayers, before the Commission.

WHEREAS, the OCA has reviewed the Regulatory Settlement.

WHEREAS, in consideration of the commitments made by FairPoint in the Regulatory Settlement, the New Hampshire Office of the Consumer Advocate will not oppose the Regulatory Settlement and will not advocate that third parties oppose the Regulatory Settlement or the relief requested from the Commission pursuant to the terms of the Settlement.

This Agreement has been duly executed as of this 5th day of February 2010.

FAIRPOINT COMMUNICATIONS, INC. & NORTHERN NEW ENGLAND TELEPHONE OPERATIONS LLC

By:	/s/ Peter G. Nixon
Name:	Peter G. Nixon
Title:	President

NEW HAMPSHIRE OFFICE OF THE CONSUMER ADVOCATE

By:	/s/ Meredith A. Hatfield
Name:	Meredith A. Hatfield, Esq.
Title:	Consumer Advocate

Exhibit F

VDPS Regulatory Settlement

[Exhibit F to FairPoint Plan of Reorganization]

CONFIDENTIAL AND SUBJECT TO FRE 408 &
APPLICABLE STATE PRIVILEGE(S)

Post Filing Regulatory Settlement - Vermont

1.                                      Process Issues:

1.1.                              The Department of Public Service (“DPS”) will use reasonably practicable efforts to request that the Public Service Board (the “Board”) approve this settlement with FairPoint Communications, Inc. and its subsidiary, Telephone Operating Company of Vermont LLC (collectively, “FairPoint”), as discussed more fully below (the “Regulatory Settlement”).  FairPoint and DPS (together, “the Parties”) agree that the Regulatory Settlement will be implemented either through (i) FairPoint’s Chapter 11 Reorganization Plan or (ii) a Bankruptcy Court approved settlement which is approved by and as part of the Reorganization Plan confirmation process and pursuant to the order confirming such plan ((i) or (ii) being referred to as the “Plan”), which will be filed by February 8, 2010, or such later date as may be necessary in FairPoint’s good faith judgment, with the United States Bankruptcy Court, Southern District of New York (the “Bankruptcy Court”).  Subject to Section 1.2, the Parties agree further that the obligations set forth in this Regulatory Settlement shall be the only obligations sought by the Parties with respect to one another with respect to any change of control proceeding and that such obligations shall be binding on the Parties only once the terms of this Regulatory Settlement are approved by the Board and upon the Effective date of the Plan.

1.2.                              All regulatory approvals by the Board that will be requested in connection with the Reorganization Plan will be granted, if at all, by the Board contemporaneously with (or in advance of) the Bankruptcy Court’s Confirmation of the Reorganization Plan or such later date as may be agreed to by the Parties.  Such approvals, if granted, shall incorporate the terms of this Regulatory Settlement and will not include additional substantive new conditions (subject to the last two sentences of this Section 1.2).  The requested approval will include, if applicable, approval for the change of control contemplated by the Plan and which will occur upon the Effective Date of the Plan.  In connection with such approvals, FairPoint agrees to file testimony with the Board as to its service quality remediation efforts.  The Parties reserve the right to address before the Board matters relating to FairPoint’s testimony regarding service quality remediation, including whether plans for further remediation are appropriate.

1.3.                              In furtherance of Board approval of this Regulatory Settlement, the Parties will file a proposed procedural schedule for Board approval.  This procedural schedule shall propose that any transfer of control proceeding be concluded and be ripe for a Board decision no later than 90 days from the date an application seeking approval of such transfer of control is filed.

1.4.                              The terms of this Regulatory Settlement shall be voidable if the Board has not issued a final order approving, if applicable, the change of control within 120 calendar days from the date an application to change control is filed unless otherwise agreed to by the Parties.  The Parties shall use reasonably practicable efforts to cooperate in the approval proceeding before the Board, including in the preparation and timely filing of all required documents, exhibits, testimony and other supporting evidence.  In the event any material supplement or amendment to the Plan (an “Amendment”) is filed with the Bankruptcy Court, then such Amendment shall be simultaneously filed within one (1) business day thereafter electronically with the Board, with the necessary paper copies to be filed with the Board within two (2) business days thereafter.

1.5.                              Either of the Parties may withdraw from any proceeding seeking Board approval of this Regulatory Settlement or change of control without prejudice if Board approval has not been obtained within the time frame provided for in Section 1.4.  The Parties expressly agree that (i) FairPoint’s commencing or participating in any proceeding before the Board will not be used in any way as an argument against FairPoint in any subsequent proceeding before the Bankruptcy Court in which FairPoint would seek a ruling from the Bankruptcy Court that any such Board approval or Board proceeding is pre-empted by the Bankruptcy Code, and that (ii) DPS participation in any proceeding before the Bankruptcy Court, including seeking approval of this Regulatory Settlement or approval of the Plan, will not be used in any way as an argument against DPS or the State of Vermont in any subsequent proceeding before the Bankruptcy Court or that DPS submitted to the Bankruptcy Court’s jurisdiction and that any action by DPS, the Board or the State of Vermont is pre-empted by the Bankruptcy Code.  In the event of a withdrawal by FairPoint or the DPS from this Regulatory Settlement or any Board proceeding seeking approval of this Regulatory Settlement, the DPS reserves its right to oppose the relief sought by FairPoint in any such Bankruptcy Court proceeding and FairPoint reserves the right to oppose the Board’s jurisdiction with respect to approval of this Regulatory Settlement or a change in control.

1.6.                              Because the settlement with FairPoint will be implemented through the Plan of Reorganization and the Board’s change of control order, the Parties will recommend that all pending dockets related to FairPoint be continued until either (i) a party exercises its right to withdraw from the Regulatory Settlement or change in control proceeding in accordance with Section 1.5 prior to Board approval, or (ii) the Effective Date of the Plan; provided however that all post-petition payments due under the PAP shall be brought up to date, and going forward, made on a timely basis.

2.                                      Issues Related to Vermont Merger Conditions.  FairPoint will meet the broadband build out requirements, the capital investment requirements, and the SQRP service quality program requirements of the 2008 Merger Order and/or the 2008 Settlement Agreement (as each term is defined in footnote 1(1)), with the following modifications as set forth below:

2.1.                              SQRP penalties for the 2008 and 2009 year will be deferred until December 31, 2010.  If FairPoint meets the service objectives for each performance area included in Attachment 1, averaged over 12 calendar months ending on December 31, 2010, then SQRP penalties for the 2008 and 2009 years will be waived.  If FairPoint fails to meet the baseline for the performance areas included in Attachment 1 hereto, the 2008 and 2009

(1)   “2008 Merger Order” means and refers to the February 15, 2008 ORDER RE: MODIFIED PROPOSAL IN Docket number 7270. “2008 Settlement Agreement” means and refers to that certain Stipulation Among FairPoint, Verizon New England Inc. and the DPS, dated January 8, 2008.

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SQRP penalties will be affected as follows:  for each performance area for which FairPoint achieves the service objective averaged over 12 calendar months ending on December 31, 2010, the 2008 and 2009 penalties will be reduced by 10%.  FairPoint shall adhere to all SQRP performance areas during the 2010 year and shall pay any SQRP penalties which may become due and payable related to FairPoint’s failure to meet performance areas during 2010.

2.2.                              The DPS will request that the Board allow it to withdraw its petition and recommend to the Board that the revocation or modification of the CPG in Vermont, Docket 7540, be withdrawn and closed; provided, however, that Reorganized FairPoint shall comply with the terms of this Regulatory Settlement and shall otherwise comply with all applicable Vermont state laws and regulations.

2.3.                              The broadband milestone penalties contained in the 2008 Merger Order, if any, will not be enforced prior to June 30, 2011, provided that (a) FairPoint files with the Board, DPS and/or any other appropriate regulatory body: (i) a broadband permitting and construction plan by May 1, 2010; and (ii) all necessary permit applications prior to October 1, 2010; and (b) undertakes all commercially practicable efforts to implement the plan.  The broadband permitting and construction plan shall at a minimum identify tower sites and set a schedule for permitting and construction.  The broadband permitting and construction plan shall also identify planned broadband service areas not dependent on tower construction.  FairPoint shall share search ring and structure requirements upon request with tower owners and developers and solicit bona fide offers to provide suitable tower collocations or development on commercially reasonable terms within the timeframe required to meet its requirements under this Regulatory Settlement. For every 30-day delay, or portion thereof, in the issuance of tower permits timely filed by October 1, 2010, with a complete application and pursued with commercially reasonable efforts by FairPoint or a tower developer under contract with FairPoint, but not issued prior to January 1, 2011, FairPoint will be allowed a 30-day delay in build out of that site.

2.4.                              For those exchanges in which FairPoint had committed to make broadband available to 100% of the access lines pursuant to the 2008 Merger Order, FairPoint will build out to 95% of those lines within the timeframe indicated in Section 2.3 above; and, with respect to the remaining 5% of lines within those exchanges, FairPoint will deploy broadband to any requesting customer using an extended service interval of 90 days from the date of receipt of an order from that customer, provided such order is made no sooner than June 30, 2011.  Should FairPoint fail to meet the 90 day extended service interval for any such customer, FairPoint shall waive one month of service charges for each 30 days (or fraction thereof) beyond the 90 day interval.  FairPoint agrees to use commercially reasonable efforts to notify customers in the affected exchanges not served by the 95% coverage requirement of such service availability, including providing written notice by June 30, 2011, to those customers.  Such notice shall include information about how to request broadband service from FairPoint and explain the extended service interval.  FairPoint shall file with the DPS by June 30, 2011, an electronic listing of FairPoint customer addresses in Vermont which do not yet have FairPoint broadband service available within a normal service interval.

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2.5.                              FairPoint will request that a docket be opened by the Board to authorize FairPoint to invest Federal High Cost Universal Service funds (estimated to be $7,000,000 in 2009) for three consecutive years to upgrade local loop plant and infrastructure (including facilities between central offices and remote terminals) through projects which may reasonably be expected to improve network reliability and service quality.  FairPoint may expend these funds in those exchanges which have been identified for 100% broadband availability and, to the extent permitted under the FCC rules, invest in network infrastructure which would also support build-out of the remaining 5% broadband availability.  FairPoint will review its request with the DPS prior to filing it with the Board to seek input and support, which will not unreasonably be withheld.  Twelve months subsequent to Board approval of such a request made pursuant to this section or June 30, 2011, whichever is later, the extended service interval described in Section 2.4 above shall no longer be applicable and FairPoint shall provide broadband within a normal service interval to any customer within the exchanges in which it has committed that it will make broadband available to 100% of the access lines pursuant to the 2008 Merger Order.

2.6.                              FairPoint will have the option to resell terrestrial (non-satellite) based service providers’ broadband service offerings in order to fulfill FairPoint’s broadband build out and/or service requirements as contained within the 2008 Merger Order(2), provided that the services meet or exceed all requirements of the 2008 Merger Order, as modified herein, and the resold services are purchased through and serviced by FairPoint.

2.7.                              Nothing in this Regulatory Settlement shall prevent FairPoint from proposing to the DPS or the Board modifications to the broadband build out commitment provided for herein that meet the objectives of the 2008 Merger Order broadband commitments, as modified herein, while reducing FairPoint’s expenditures.  The DPS shall consider such proposals and nothing in this Regulatory Settlement shall prevent the DPS from making any recommendation regarding whether or not, in its sole but reasonable discretion, permitting such modifications promote the general good of the State of Vermont.

2.8.                              If broadband milestone penalties are due and owing, then they shall be deposited into an escrow account, with FairPoint and the DPS each receiving copies of the monthly statements from the escrow agent, and shall be used to reimburse FairPoint for costs incurred by FairPoint for additional network projects completed within 18 months of the date of the penalty.  Such additional network projects shall be subject to the approval of the DPS without regard to their revenue-generating potential for FairPoint and shall consist of increases in broadband speeds, the closure of additional gaps in broadband availability, or some combination thereof.

3.                                      The financial conditions set forth below from the 2008 Merger Order have been replaced by the terms of this Regulatory Settlement, satisfied, or otherwise rendered moot due to the deleveraging achieved through the Chapter 11 process:

(2)   See February 15, 2008 ORDER RE:  MODIFIED PROPOSAL IN Docket Number 7270.

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3.1.                              Requirement to pay the higher of $45,000,000 annually, or 90% of annual Free Cash Flow toward permanent reduction of the Term Loans.

3.2.                              Requirement for FairPoint to reduce debt by $150 million by December 31, 2012, based on Leverage Ratio.

3.3.                              Limitation on payment of dividends based on Leverage and Interest Coverage Ratios.

3.4.                              Requirement to repay outstanding borrowings ahead of dividends based on Leverage and Interest Coverage Ratios.

4.                                      Miscellaneous Matters

4.1.                              FairPoint agrees to continue its search for a Chief Information Officer with a goal of having a Chief Information Officer in place by June 30, 2010.

4.2.                              The Plan shall provide for the appointment of a new Board of Directors for reorganized FairPoint consisting of a supermajority of newly appointed independent directors.  The Plan shall further provide that the new Board of Directors will appoint a “regulatory sub-committee” (the “Regulatory Sub-Committee”) which shall be charged with monitoring compliance with the 2008 Merger Order, as modified by this Regulatory Settlement, and all other regulatory matters involving the States of Vermont, New Hampshire and Maine.  Either the Lead Director or the Independent Chair of the Board of Directors, at the Company’s option, shall be available to voluntarily speak or meet with the DPS at a mutually convenient time.

4.3.                              Subject to Bankruptcy Court approval, during and solely in furtherance of the process of negotiating the terms of this Regulatory Settlement and any proceedings to obtain approval thereof, and no less frequently than monthly through and ending on the ninety-first (91st) day after the Effective Date of the Plan, FairPoint shall reimburse the DPS and the Board for all of its actual reasonable post-petition out-of-pocket expenses and costs in connection with FairPoint’s chapter 11 case, including without limitation, the reasonable fees and expenses of all professionals, including legal and financial advisors retained by the DPS and the Board in connection with the chapter 11 cases, plus any other direct costs reimbursable by FairPoint.  In addition, the DPS and Board’s pre-petition out-of-pocket costs, fees and expenses up to $144,000.00, shall be deemed allowed under the terms of the Plan, and, as part of this Regulatory Settlement, shall be paid in full on the Effective Date of the Plan.

4.4.                              At least one board member of the revised FairPoint board will reside in a northern New England state.  In addition, FairPoint will maintain a state president who shall provide a senior regulatory presence in Vermont able to reasonably respond to various future FairPoint based dockets or regulatory issues relating to telecommunications.

4.5.                              FairPoint shall not agree to or accept any term in a proposed settlement with the Maine Public Utilities Commission, the Maine Office of Public Advocate, the New Hampshire Consumer Advocate or the New Hampshire Public Utilities Commission pertaining to the Plan or, if applicable, to any related approval for a change in control without offering the same term to the DPS and/or Board in connection with the Regulatory Settlement, a

5

change in control, or the approval of either by the Board.  FairPoint only shall be required to offer such term(s) to the DPS or the Board in the event that such term(s) represent a material difference in the benefits of this Regulatory Settlement, on one hand, and the regulatory settlement effectuated in the jurisdiction of New Hampshire or Maine (as the case may be), on the other hand, considering each such Regulatory Settlement in the aggregate.

4.6.                              Any management bonuses shall be based on a combination of EBITDAR (EBITDA plus restructuring costs) and service metrics goals and the weighting for each of these categories shall be computed and clearly stated for the incentive and bonus plans for each individual and for the company in total.

4.7.                              For a period of two (2) years following the Effective Date of the Plan, FairPoint shall not pay dividends during any period of time while FairPoint is in material breach of this Regulatory Settlement, but such dividend restriction shall apply only for so long as FairPoint has not cured said material breach.  For the avoidance of doubt and for example purposes only, in the event FairPoint fails to achieve the material requirements of the SQRP metrics or broadband availability requirements as set forth in this Regulatory Settlement and FairPoint pays any penalty related to such failure when due, FairPoint shall be deemed to be in compliance with this Regulatory Settlement.

4.8.                              The signatories agree to support this Regulatory Settlement and the application for a change in control and not take any action in any case or proceeding involving FairPoint that would breach or violate the terms set forth in this Regulatory Settlement for so long as this Regulatory Settlement is in force or until the regulatory approvals set forth in Section 1.2 are received.

4.9.                              It is a condition precedent to the Regulatory Settlement that the DPS shall receive and find acceptable, in its sole but reasonable discretion, the business plan including financial information, projections and planning assumptions demonstrating Reorganized FairPoint’s ability to meet its obligations under this Regulatory Settlement and its feasibility to operate as a going concern over the long term in a manner consistent with Vermont utility regulation.  The DPS must exercise its rights under this section within 60 days of the date of the final execution of the Regulatory Settlement.

6

This Regulatory Settlement has been duly executed as of this 5th day of February 2010.

FAIRPOINT COMMUNICATIONS, INC. & Telephone Operating Company of Vermont LLC

By:	/s/ Peter G. Nixon

Name:	Peter G. Nixon

Title:	President

Vermont Department of Public Service

By:	/s/ David O’Brien

Name:	David O’Brien

Title:	Commissioner

7

Attachment 1

1.             Network Trouble Report Rate

2.             % Residence Troubles Not Cleared in 24 Hours

3.             % Business Troubles Not Cleared in 24 Hours

4.             % Calls Not Answered in 20 Seconds, Residence

5.             % Calls Not Answered in 20 Seconds, Business

6.             Repair Centers – Busy Rate

7.             Repair Centers - % Calls Not Answered in 20 Seconds

8.             % Installation Appointments Not Met – Company Reasons

9.             Installation Orders Held – Residence & Business – Miss Install Rate

10.           Installation Orders Held – Residence & Business – Average Delay Days

Exhibit G

Officer List

[Exhibit G to FairPoint Plan of Reorganization]

Officer List

Alfred C. Giammarino

Brian M. Lippold

D. Brett Ellis

David L. Hauser

Gary C. Garvey

James K. Weigert

Jeffrey W. Allen

Lisa R. Hood

Peter G. Nixon

Rose B. Cummings

Shirley J. Linn

Susan L. Sowell

Thomas E. Griffin

Vicky L. Weatherwax

[Exhibit G to FairPoint Plan of Reorganization]

Exhibit H

Fairpoint Litigation Trust Agreement

[Exhibit H to FairPoint Plan of Reorganization]

FAIRPOINT LITIGATION TRUST AGREEMENT

i

3.13	Limitation of Litigation Trustee’s Authority	15
3.14	Books and Records	16
3.15	Inquiries into Trustee’s Authority	16
3.16	Compliance with Laws	16
3.17	Compensation of the Litigation Trustee	16
3.18	Reliance by Litigation Trustee	16
3.19	Investment and Safekeeping of Litigation Trust Assets	17
3.20	Standard of Care; Exculpation	17
ARTICLE IV	[INTENTIONALLY OMITTED]	17
ARTICLE V	TAX MATTERS	18
5.1	Federal Income Tax Treatment of the Litigation Trust	18
5.2	Allocations of Litigation Trust Taxable Income	19
ARTICLE VI	DISTRIBUTIONS	19
6.1	Distributions; Withholding	19
6.2	Manner of Payment or Distribution	20
6.3	Cash Distributions	20
ARTICLE VII	INDEMNIFICATION	21
7.1	Indemnification of Litigation Trustee	21
ARTICLE VIII	NET LITIGATION TRUST RECOVERY	21
8.1	No Effect on Mutuality	21
8.2	Section 502(h)	22
8.3	Net Litigation Trust Recovery	22
ARTICLE IX	REPORTING OBLIGATIONS OF LITIGATION TRUSTEE	22
9.1	Reports	22
ARTICLE X	TERM; TERMINATION OF THE LITIGATION TRUST	23
10.1	Term; Termination of the Litigation Trust	23
10.2	Continuance of Trust for Winding Up	23
ARTICLE XI	AMENDMENT AND WAIVER	23
11.1	Amendment and Waiver	23
ARTICLE XII	MISCELLANEOUS PROVISIONS	24
12.1	Intention of Parties to Establish the Litigation Trust	24
12.2	Litigation Costs	25
12.3	Laws as to Construction	25

ii

12.4	Jurisdiction	25
12.5	Severability	25
12.6	Notices	25
12.7	Fiscal Year	27
12.8	Construction; Usage	27
12.9	Counterparts; Facsimile; PDF	28
12.10	Confidentiality	28
12.11	Entire Agreement	29
12.12	No Bond	29
12.13	Effectiveness	29
12.14	Investment Company Act	29
12.15	Successor and Assigns	29
12.16	Particular Words	29
12.17	No Execution	29
12.18	Irrevocability	30
ARTICLE XIII	LITIGATION TRUST FUNDS OBLIGATIONS	30
13.1	Grant of Lien	30
13.2	Perfection of Lien	30
13.3	Remedies	31
13.4	Termination of Lien	31

iii

THIS LITIGATION TRUST AGREEMENT (this “Agreement”), dated as of [•], 2010, is entered into by and among:

1.                                       FairPoint Communications, Inc. (“FairPoint Communications”);

2.                                       FairPoint Communications’ direct and indirect subsidiaries set forth on Schedule A (and, together with FairPoint Communications, “FairPoint” or “Reorganized FairPoint”);

3.                                       Mark E. Holliday, as trustee (the “Original Trustee”); and

4.                                       the Creditors’ Committee (solely with respect to Section 1.2 of this Agreement).

PRELIMINARY STATEMENT

This Agreement is executed in order to establish a litigation trust (the “Litigation Trust”) in connection with FairPoint’s Third Amended Joint Plan of Reorganization, dated December 29, 2010, filed in the United States Bankruptcy Court for the Southern District of New York pursuant to the provisions of chapter 11 of the Bankruptcy Code (Case No. 09-16335 (BRL)), including any supplement to such Plan and the exhibits and schedules thereto (as the same may be amended, modified or supplemented from time to time in accordance with the terms and provisions thereof, the “Plan”).

On the Petition Date, and continuing thereafter, FairPoint filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court.

On [•, 201  ], the Bankruptcy Court entered the Confirmation Order approving the Plan.

The Litigation Trust is created pursuant to, and to effectuate certain provisions of, the Plan and the Confirmation Order, pursuant to which the Litigation Trustee will hold the Litigation Trust Claims and the other Litigation Trust Assets (which Litigation Trust Assets, prior to the transfer to the Litigation Trust, are held by FairPoint on behalf of the Litigation Trust Beneficiaries pursuant to the terms of the Plan) as contemplated by the Confirmation Order.

The Litigation Trust is established for the sole purpose of liquidating and distributing the Litigation Trust Assets pursuant to the Plan and this Agreement with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Litigation Trust.

The Litigation Trust is established (i) for the benefit of the holders of Allowed Prepetition Credit Agreement Claims and Allowed FairPoint Communications Unsecured Claims (individually, a “Litigation Trust Beneficiary” and collectively, the “Litigation Trust Beneficiaries”) and (ii) to pursue all Litigation Trust Claims.

The Litigation Trustee was duly appointed as a representative of FairPoint’s Estates pursuant to section 1123(a)(5), (a)(7) and (b)(3)(B) of the Bankruptcy Code.

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The Litigation Trust is intended to qualify as a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d).

Unless the context otherwise requires, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.  Schedule B to this Agreement sets forth an index of terms that are defined in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan and the Confirmation Order, FairPoint, Reorganized FairPoint, the Litigation Trustee, and the Creditors’ Committee, intending to be legally bound, agree as follows:

ARTICLE I

ESTABLISHMENT OF THE LITIGATION TRUST

1.1           Establishment of Litigation Trust and Appointment of Original Trustee.

(a)           Pursuant to the Plan and the Confirmation Order, FairPoint, Reorganized FairPoint and the Original Trustee hereby establish a trust which shall be known as the “FairPoint Litigation Trust” on behalf of and for the benefit of the Litigation Trust Beneficiaries.

(b)           The Original Trustee is hereby appointed as trustee of the Litigation Trust effective as of the Effective Date of the Plan (the “Effective Date”) and agrees to accept and hold the Litigation Trust Claims, the Litigation Trust Funds and any other assets acquired by the Litigation Trust on or after the Effective Date pursuant to this Agreement or the Plan (the “Litigation Trust Assets”), in trust for the Litigation Trust Beneficiaries subject to the terms of the Plan, the Confirmation Order and this Agreement.  The Original Trustee and each successor trustee serving from time to time hereunder (the “Litigation Trustee”) shall have all the rights, powers and duties set forth herein and pursuant to applicable law for accomplishing the purposes of the Litigation Trust.

1.2           Transfer of Assets and Rights to the Litigation Trust.

(a)           As of the Effective Date, (i) FairPoint or Reorganized FairPoint, as applicable, hereby irrevocably transfers, assigns and delivers to the Litigation Trust all of its respective right, title and interest in and to the Litigation Trust Claims (as defined below), free and clear of any and all Liens, Claims (other than Claims in the nature of setoff or recoupment), encumbrances or interests of any kind in such property of any other Person.  The Litigation Trustee agrees to accept and hold the Litigation Trust Claims in trust for the Litigation Trust Beneficiaries, subject to the terms of this Agreement.  In no event shall any part of the Litigation Trust Claims (including Litigation Trust Proceeds (as defined below)) revert to or be distributed to FairPoint or Reorganized FairPoint except as provided in Section 8.17(c) of the Plan and as provided in Sections 1.3(a), 3.3, 6.2, and 13.1 herein.  None of the foregoing transfers to the Litigation Trust shall constitute a merger or consolidation of the Estates or any of the respective Litigation Trust

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Claims, each of which shall retain its separateness following the transfer for all purposes relevant to the prosecution thereof.

In this Agreement, “Litigation Trust Claims” means all Causes of Action which may be asserted, by or on behalf of FairPoint or FairPoint’s Estates against Verizon Communications Inc. (“Verizon”) and its affiliates in respect of matters arising in connection with that certain Agreement and Plan of Merger (the “Spinco Merger”), by and between Verizon, Northern New England Spinco, Inc. and FairPoint Communications; provided, however, that in no event shall such Causes of Action include:

(i)            any Claim or Cause of Action against a Released Party or any Claim or Cause of Action that is released pursuant to Section 14.2 of the Plan;

(ii)           any Claim or Cause of Action held by FairPoint with respect to the Pension Plan Asset Transfer Amount, as defined in that certain Employee Matters Agreement (the “EMA”) by and between Verizon, Northern New England Spinco Inc., and FairPoint Communications dated as of January 15, 2007;

(iii)          any Claim or Cause of Action held by FairPoint with respect to the receipt by Verizon of customer payments in January 2009 and thereafter for services provided in connection with operations of the Spinco Business (as that term is defined in that certain Transition Services Agreement, dated January 15, 2007 (“TSA”)), that were to be remitted to FairPoint pursuant to the Cutover Plan provided for in the TSA;

(iv)          any Claim or Cause of Action held by FairPoint for tax benefits arising out of the operations of Northern New England Spinco Inc. prior to consummation of the Spinco Merger pursuant to the Tax Sharing Agreement, dated January 15, 2007, between FairPoint, Verizon, and Northern New England Spinco Inc;

(v)           any Claim or Cause of Action held by FairPoint against RCC Atlantic, Inc. d/b/a Verizon Wireless (“RCC”) for RCC’s non-payment of E-911 DS1 facility charges for Type 2C facilities/trunking provided by FairPoint in the States of Maine, New Hampshire and Vermont with respect to all such services rendered on or prior to the services invoiced through and including December 31, 2009;

(vi)          any and all requests for “all information” required to be provided by Verizon pursuant to Section 12.1(b) of the EMA; and

(vii)         any Claim or Cause of Action held by FairPoint with respect to services performed by FairPoint to Verizon after the Spinco Merger.

The Claims and Causes of Action in subparagraphs (ii) — (vii) above are being pursued by FairPoint and will continue to be pursued by Reorganized FairPoint after the Effective Date.  To the extent there is factual overlap between such Claims and Causes of Action and the Litigation Trust Claims, Reorganized FairPoint and the Litigation Trustee shall coordinate with each other. To the extent there is overlap of legal theories and analyses between such Claims and Causes of Action and the Litigation Trust Claims, Reorganized FairPoint and the Litigation Trustee shall cooperate with each other pursuant to principles of common interest with respect to privileges.

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To the extent that (a) settling any of the Claims and Causes of Action in subparagraphs (ii) — (vii) above will have a compromising effect on the Litigation Trust Claims, or (b) settling the Litigation Trust Claims will have a compromising effect on any of the Claims and Causes of Action in subparagraphs (i) — (vii) above, then Reorganized FairPoint and the Litigation Trustee agree to consult with each other with respect thereto; provided, however, that in the event Reorganized FairPoint and the Litigation Trustee cannot reach an agreement, in accordance with Section 12.4 of this Agreement, their dispute shall be resolved by the Bankruptcy Court.  Reorganized FairPoint and the Litigation Trustee shall coordinate and work together in good faith to maximize the value of all Claims.  Notwithstanding anything in this Agreement to the contrary, the Litigation Trustee shall have the right to challenge and/or seek to avoid any purported pre-petition release of Verizon (other than any affiliate that was merged into FairPoint Communications) or any of its affiliates for any transfer of value or assumption of obligation in connection with the Spin-off by FairPoint Communications or any of its affiliates to the extent such purported release relates to or affects the Litigation Trust Claims.

(b)           In connection with Litigation Trust Claims, any attorney-client privilege, work-product privilege, joint interest privilege or other privilege or immunity (collectively, the “Privileges”) attaching to any documents or communications (whether written or oral) shall vest in the Litigation Trustee and his representatives, and Reorganized FairPoint and the Litigation Trustee are authorized to take all necessary actions to effectuate the transfer of such privileges and available defenses.  The Litigation Trust’s receipt of the Privileges associated with the Litigation Trust Claims shall not operate as a waiver of other privileges possessed or retained by FairPoint or Reorganized FairPoint.

(c)           After the Effective Date, Reorganized FairPoint shall (i) deliver or cause to be delivered to the Litigation Trust any and all documents reasonably requested by the Litigation Trustee and related to the Litigation Trust Claims (including those maintained in electronic format and original documents; provided that with respect to original documents that are proprietary to Reorganized FairPoint and that Reorganized FairPoint requires in the operation of its businesses, Reorganized FairPoint may provide copies in lieu of originals), whether held by FairPoint or Reorganized FairPoint or the Creditors’ Committee, their respective employees, agents, advisors, attorneys, accountants, or any other professionals and (ii) provide reasonable access to such employees of FairPoint or Reorganized FairPoint, their agents, advisors, attorneys, accountants or any other professionals hired by FairPoint or Reorganized FairPoint with knowledge of matters relevant to the Litigation Trust Claims.  Upon the reasonable request of the Litigation Trustee, to the extent permitted by law, Reorganized FairPoint shall provide the Litigation Trustee with a list of all documents in connection with the Litigation Trust Claims known to it but not held by it or any of its employees, agents, advisors, attorneys, accountants or any other professionals.  Such list shall contain a description of each document, to the extent feasible and permitted by law, as well as the name of the Person holding such document.

(d)           As promptly as practicable after the Effective Date, Reorganized FairPoint agrees (i) at the reasonable request of the Litigation Trustee to execute and/or deliver any instruments, documents, books, and records (including those maintained in electronic format and original documents as may be needed), (ii) to take, or cause to be taken, all such further actions as the Litigation Trustee may reasonably request in order to evidence or

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effectuate the transfer of the Litigation Trust Claims and the Privileges to the Litigation Trustee and the consummation of the transactions contemplated hereby and by the Plan and to otherwise carry out the intent of the parties hereunder and under the Plan, and (iii) to cooperate with the Litigation Trustee in the prosecution of the Litigation Trust Claims to the extent reasonable. Notwithstanding anything contained herein, without the express written consent of the Litigation Trustee, no Person or creditor of FairPoint or Reorganized FairPoint shall be permitted to assert, bring, institute, or commence any Claim or Cause of Action that is transferred to the Litigation Trust pursuant to the Plan.

(e)                                  The Creditors’ Committee shall be permitted to share any discovery obtained relating to the Litigation Trust Claims with the Litigation Trustee without waiver of any Privileges.

(f)                                    All rights of the Creditors’ Committee in connection with the following Rule 2004 examinations, orders, and agreements related thereto shall vest in the Litigation Trustee and his representatives, and Reorganized FairPoint and the Litigation Trustee are authorized to take all necessary actions to effectuate the transfer of such rights and privileges.

(i)            The Official Committee of Unsecured Creditors’ Motion Pursuant to Fed. R. Bankr. P. 2004 For an Order Directing the Expeditious Production of Certain Documents by Verizon Communications, Inc. [Docket No. 987];

(ii)           The Official Committee of Unsecured Creditors’ Motion Pursuant to Fed. R. Bankr. P. 2004 For An Order Directing The Expeditious Production of Certain Documents By Merrill Lynch & Co., Inc. [Docket No. 1856];

(iii)          Order Granting The Official Committee Of Unsecured Creditors Motion Pursuant To Fed. R. Bankr. P. 2004 For an Order Directing The Expeditious Production of Certain Documents by Deutsche Bank AG [Docket No. 1917];

(iv)          Order Granting The Official Committee Of Unsecured Creditors Motion Pursuant To Fed. R. Bankr. P. 2004 For an Order Directing The Expeditious Production of Certain Documents by Morgan Stanley [Docket No. 1918];

(v)           Order Granting The Official Committee Of Unsecured Creditors Motion Pursuant To Fed. R. Bankr. P. 2004 For an Order Directing The Expeditious Production of Certain Documents by Houlihan Lokey, Inc. [Docket No. 1919]; and

(vi)          Motion to Compel Verizon Communications, Inc. and its Subsidiaries to Comply with Terms of May 18, 2010 Letter Agreement Relating to Official Committee of Unsecured Creditors’ Rule 2004 Motion [Docket No. 1920].

1.3           Title to Litigation Trust Claims.  The transfer of the Litigation Trust Assets to the Litigation Trust shall be made, as provided in the Plan and this Agreement, for the benefit of the Litigation Trust Beneficiaries. In accordance with the Plan and this Agreement, FairPoint or Reorganized FairPoint, as applicable, shall transfer, on behalf of the Litigation Trust Beneficiaries, the Litigation Trust Claims to the Litigation Trust in exchange for the Litigation Trust Interests for the benefit of the Litigation Trust Beneficiaries.  Upon the transfer of the Litigation Trust Assets, FairPoint or Reorganized FairPoint, as the case may be, shall have no interest in or claim to the Litigation Trust Assets (except to the extent that Reorganized FairPoint is granted a lien, if any, on the Litigation Trust Assets in respect of the Litigation Trust Funds) or the Litigation Trust, and the Litigation Trust shall succeed to all of FairPoint’s and Reorganized FairPoint’s, as the case may be, right, title and interest in and to the Litigation Trust Assets. The Litigation Trustee shall have no authority to bind FairPoint or Reorganized FairPoint in any manner except with respect to a Litigation Trust Claim.  Notwithstanding the foregoing, for purposes of section 553 of the Bankruptcy Code, the transfer of the Litigation Trust Assets to the Litigation Trust shall not affect the mutuality of obligations which otherwise may have existed prior to the effectuation of such transfer.  Notwithstanding anything in this Agreement to the contrary, the transfer of the Litigation Trust Assets to the Litigation Trust does not diminish, and fully preserves, any defenses a defendant would have if such Litigation Trust Assets had been retained by FairPoint. To the extent that any Litigation Trust Assets cannot be transferred to the Litigation Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by section 1123 of the Bankruptcy Code or any other provision of the Bankruptcy Code, such Litigation Trust Assets shall be deemed to have been retained by Reorganized FairPoint, and the Litigation Trustee shall be deemed to have been designated as a representative of Reorganized FairPoint pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to enforce and pursue such Litigation Trust Assets on behalf of Reorganized FairPoint, and all proceeds, income and recoveries on account of any such Litigation Trust Assets shall be assets of the Litigation Trust and paid over thereto immediately upon receipt by Reorganized FairPoint, or any other Person.  Notwithstanding the foregoing, but subject to Sections 1.6, 3.4 and 6.2(b) of this Agreement, all net proceeds, income, and recoveries of or on account of such Litigation Trust Assets shall be transferred to the Litigation Trust to be distributed to the Litigation Trust Beneficiaries consistent with the terms of the Plan and this Agreement.

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1.4           Nature and Purpose of the Litigation Trust.

(a)           Purpose.  The Litigation Trust is organized and established as a trust pursuant to which the Litigation Trustee, subject to the terms and conditions contained herein and in the Plan, is to (i) hold the Litigation Trust Assets and dispose of the same in accordance with this Agreement and the Plan in accordance with Treasury Regulation section 301.7701-4(d) and (ii) oversee and direct the expeditious but orderly liquidation of the Litigation Trust Assets.  Accordingly, the sole purpose of the Litigation Trust is to liquidate the Litigation Trust Assets with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to preserve or enhance the liquidation value of the Litigation Trust Assets, and consistent with, the liquidating purpose of the Litigation Trust.

(b)           Actions of the Litigation Trustee.  Subject to the terms of this Agreement, the Litigation Trustee shall, in an expeditious but orderly manner, liquidate and convert to Cash the Litigation Trust Assets, which includes, without limitation, pursuing recovery on the Litigation Trust Claims, making timely distributions and not unduly prolonging the duration of the Litigation Trust. The liquidation of the Litigation Trust Claims may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all claims, rights or causes of action, or otherwise.  The Litigation Trustee, except as set forth in Section 3.12 herein, shall have the absolute right to pursue, settle and compromise or not pursue any and all Litigation Trust Claims as it determines is in the best interests of the Litigation Trust Beneficiaries, and consistent with the purposes of the Litigation Trust.  The Litigation Trustee shall have no liability for the outcome of any such decision except for any damages caused by gross negligence, bad faith, willful misconduct or knowing violation of law.

(c)           Relationship. This Agreement is intended to create a trust and a trust relationship and the Litigation Trust is to be governed and construed in all respects as a trust.  The Litigation Trust is not intended to be, and shall not be deemed to be or treated as, a general partnership, limited partnership, joint venture, corporation, joint stock company or association, nor shall the Litigation Trustee, or the Litigation Trust Beneficiaries, or any of them, for any purpose be, or be deemed to be or treated in any way whatsoever to be, liable or responsible hereunder as partners or joint venturers.  The relationship of the Litigation Trust Beneficiaries, on the one hand, to the Litigation Trust and the Litigation Trustee, on the other, shall not be deemed a principal or agency relationship, and their rights shall be limited to those conferred upon them by this Agreement and the Plan.

(d)           No Waiver of Claims.  In accordance with section 1123(d) of the Bankruptcy Code, the Litigation Trustee may enforce all rights to commence and pursue, as appropriate, any and all Litigation Trust Claims after the Effective Date.  No Person may rely on the absence of a specific reference in the Plan to any Cause of Action against such Person as any indication that the Litigation Trustee will not pursue any and all available Causes of Action against such Person.  Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Litigation Trustee expressly reserves all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation Order.  Reorganized FairPoint’s objection to the allowance of any Claims or Equity Interests filed with the Bankruptcy Court with respect to which they dispute liability, priority, and/or amount (or any objections,

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affirmative defenses and/or counterclaims, whether or not litigated to Final Order) shall not in any way limit the ability or the right of the Litigation Trustee to assert, commence or prosecute any Cause of Action that is a Litigation Trust Claim against the holder of such Claim or Equity Interest. Nothing contained in the Plan, the Confirmation Order or this Agreement shall be deemed to be a waiver, release, or relinquishment of any Cause of Action, right of setoff, or other legal or equitable defense which FairPoint had immediately prior to the Petition Date, against or with respect to any Claim left unimpaired by the Plan. The Litigation Trustee shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses which FairPoint had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced or the Litigation Trust Claims had not been transferred to the Litigation Trust in accordance with the Plan, the Confirmation Order and this Agreement, and all of Reorganized FairPoint’s legal and equitable rights respecting any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced. Nothing in this Agreement shall be construed in a manner that is inconsistent with the Plan or the Confirmation Order.

1.5           Incorporation of Plan.  The Plan and the Confirmation Order are each hereby incorporated into this Agreement and made a part hereof by this reference; provided, however, unless otherwise specified herein, to the extent that there is conflict between the provisions of this Agreement, the provisions of the Plan, and/or the Confirmation Order, each such document shall have controlling effect in the following rank order: (1) the Confirmation Order; (2) the Plan; and (3) this Agreement.

1.6           Funding Expenses of the Litigation Trust.  On the Effective Date, FairPoint or Reorganized FairPoint, as the case may be, shall transfer the Initial Litigation Trust Funds to the Litigation Trust to finance the operations of the Litigation Trust.  If a Cash Payment is made on the Effective Date to the holders of Allowed Prepetition Credit Agreement Claims under Section 5.4.2(c) of the Plan, then (i) the Initial Litigation Trust Funds shall be repaid to the holders of Allowed Prepetition Credit Agreement Claims in accordance with Section 6.1 hereof before the Litigation Trust Beneficiaries receive any distributions on account of their Litigation Trust Interests; and (ii) the Prepetition Credit Agreement Agent shall be granted a security interest in the Litigation Trust Assets for the benefit of the holders of Allowed Prepetition Credit Agreement Claims in accordance with Section 13.1 hereof until the Initial Litigation Trust Funds have been repaid to the holders of Allowed Prepetition Credit Agreement Claims.  If a Cash Payment is not made on the Effective Date to holders of Allowed Prepetition Credit Agreement Claims under Section 5.4.2(c) of the Plan, then (i) the Initial Litigation Trust Funds shall be repaid to Reorganized FairPoint in accordance with Section 6.2(c) hereof before the Litigation Trust Beneficiaries receive any distributions on account of their Litigation Trust Interests; and (ii) Reorganized FairPoint shall be granted a security interest in the Litigation Trust Assets in accordance with Section 13.1 hereof until the Initial Litigation Trust Funds have been repaid to Reorganized FairPoint. After the Effective Date, the Litigation Trustee may request additional funding (“Additional Funding”) of the Litigation Trust from Reorganized FairPoint; provided that (i) any such Additional Funding shall be subject to the approval of the New Board in its sole discretion, (ii) after giving effect to such Additional Funding, Reorganized FairPoint’s cash on hand shall not be less than $20,000,000 (after taking into account the cash distributions to be made pursuant to the Plan) and (iii) no proceeds of any borrowing under the New Revolver may be used to fund such Additional Funding.  If Reorganized FairPoint provides Additional Funding

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to the Litigation Trust, then (i) the Additional Funding shall be repaid to Reorganized FairPoint in accordance with Section 6.2(c) hereof before the Litigation Trust Beneficiaries receive any distributions on account of their Litigation Trust Interests; and (ii) Reorganized FairPoint shall be granted a security interest in the Litigation Trust Assets in accordance with Section 13.1 hereof until the Additional Funding has been repaid to Reorganized FairPoint.

1.7           Appointment as Representative.  Pursuant to sections 1123(a)(5)(B) and 1123(b)(3) of the Bankruptcy Code, the Plan provides for the appointment of a Litigation Trustee as the duly appointed representative of FairPoint with respect to the Litigation Trust Claims, and, as such, the Litigation Trustee succeeds to all of the rights and powers of a trustee in bankruptcy with respect to prosecution of the Litigation Trust Claims for the benefit of the Litigation Trust Beneficiaries in accordance with the terms of this Agreement, the Plan, and the Confirmation Order.

1.8           Barred Claims; Contribution Claims.  It is the intention of the parties to this Agreement that (i) the liquidation of the Litigation Trust Assets not cause FairPoint or Reorganized FairPoint (for purposes of this Section 1.8, the “Protected Parties”), as the case may be, to incur liability with respect to Litigation Trust Claims in the nature of contribution, reimbursement or indemnification, however denominated or described, in connection with, arising out of or in any way related to the Litigation Trust Claims and (ii) any such claims-over shall be satisfied as provided herein.

(a)           Any Person against whom a Litigation Trust Claim has been brought (a “Litigation Trust Defendant”) shall be permanently barred, enjoined and restrained from commencing, prosecuting or asserting any Claim for contribution, reimbursement or indemnification or any Claim related thereto (a “Covered Claim”) based upon, related to, or arising out of the prosecution of Litigation Trust Claims against that Litigation Trust Defendant, whether such Covered Claim is asserted in a court, an arbitration, an administrative agency or forum, or in any other manner, if the Covered Claim is against FairPoint or Reorganized FairPoint, or if against a third party would, in turn, give rise to an Administrative Expense Claim, a Class 5 Legacy Subsidiary Unsecured Claim, a Class 6 NNE Subsidiary Unsecured Claim, or a Class 8 Convenience Claim under the Plan against FairPoint or a claim against Reorganized FairPoint; provided, however, that the Litigation Trust shall reduce and credit against any judgment it may obtain against the Litigation Trust Defendant the amount of any Covered Claim which is determined by a court of competent jurisdiction in any action involving the prosecution of Litigation Trust Claims against that Litigation Trust Defendant.

(b)           No Protected Party shall have any liability to any Person for an asserted or threatened Covered Claim that would be treated as a Class 7 FairPoint Communications Unsecured Claim under the Plan based upon, relating to, or arising out of the prosecution of Litigation Trust Claims, and any distributions to be made on account of a Covered Claim pursuant to the Plan shall be funded by the Litigation Trust, in the amount(s), from time to time, that all similarly situated holders of Claims are entitled to receive hereunder.

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ARTICLE II

LITIGATION TRUST INTERESTS

2.1           Allocation of Litigation Trust Interests.  The allocation and distribution of the Litigation Trust Interests shall be accomplished as set forth in the Plan and the Confirmation Order.  The aggregate number and face value of Litigation Trust Interests to be distributed pursuant to the Plan shall be determined by the Litigation Trustee, consistent with the intent and purposes of the Plan, subject, however, to the approval of the Bankruptcy Court, upon notice to the Litigation Trust Beneficiaries.  The Litigation Trust Interests distributed to the holders of Allowed Prepetition Credit Agreement Claims shall be referred to herein as the “Class A Interests” and all other Litigation Trust Interests shall be referred to herein as the “Class B Interests.”

2.2           Interests Beneficial Only.  The ownership of a Litigation Trust Interest shall not entitle any Litigation Trust Beneficiary to any title in the Litigation Trust Assets as such (which title shall be vested in the Litigation Trustee) or to any right to call for a partition or division of the Litigation Trust Assets or to require an accounting.

2.3           Evidence of Beneficial Interests.  The Litigation Trust Interests will not be represented by certificates, securities, receipts or in any other form or manner whatsoever, except as maintained on the books and records of the Litigation Trust by the Litigation Trustee or the Registrar.  The death, incapacity or bankruptcy of any Litigation Trust Beneficiary during the term of the Litigation Trust shall not (i) operate to terminate the Litigation Trust, (ii) entitle the representatives or creditors of the deceased party to an accounting, (iii) entitle the representatives or creditors of the deceased party to take any action in the Bankruptcy Court or elsewhere for the distribution of the Litigation Trust Assets or for a partition thereof or (iv) otherwise affect the rights and obligations of any of the Litigation Trust Beneficiaries hereunder.

2.4           Securities Law Registration.  It is intended that the Litigation Trust Interests and the entitlements hereunder, if any, of the holders of Allowed Prepetition Credit Agreement Claims with respect to the Initial Litigation Trust Funds, shall not constitute “securities.” To the extent the Litigation Trust Interests or the entitlements of the holders of Allowed Prepetition Credit Agreement Claims are deemed to be “securities,” the issuance of Litigation Trust Interests to holders of Allowed Prepetition Credit Agreement Claims and Allowed FairPoint Communications Unsecured Claims or the issuance to the holders of Allowed Prepetition Credit Agreement Claims of any entitlements hereunder or under the Plan (and any redistribution of any of the foregoing pursuant to the Plan or otherwise) shall be exempt, pursuant to section 1145 of the Bankruptcy Code, from registration under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state and local laws requiring registration of securities. If the Litigation Trustee determines, with the advice of counsel, that the Litigation Trust is required to comply with registration and/or reporting requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or the Investment Company Act of 1940, as amended (the “Investment Company Act”), then the Litigation Trustee shall take any and all actions to comply with such registration and reporting requirements, if any, and file reports with the Securities and Exchange Commission (the “SEC”) to the extent required by applicable law.  Notwithstanding the foregoing procedure, nothing herein shall be deemed to preclude the Litigation Trustee from

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amending this Agreement to make such changes as are deemed necessary or appropriate by the Litigation Trustee, with the advice of counsel, to ensure that the Litigation Trust is not subject to registration and/or reporting requirements of the Securities Act, the Exchange Act, the Trust Indenture Act or the Investment Company Act, except that no amendment to this Agreement may be made which would not be permitted by Article 11 of this Agreement.

2.5           No Transfers.

(a)           No transfer, sale assignment, distribution, exchange, pledge, hypothecation, mortgage or other disposition (a “Transfer”) of a Litigation Trust Interest or any entitlement hereunder of a holder of a Prepetition Credit Agreement Claim may be effected or made; provided, however, that, Transfers of Litigation Trust Interests or entitlements hereunder of a holder of a Prepetition Credit Agreement Claim and/or under the Plan may be made (i) by operation of law or by will or the laws of descent and distribution, (ii) if the Litigation Trustee has received such legal advice or other information that it, in its sole discretion, deems necessary or appropriate to assure that any such disposition shall not require the Litigation Trust to comply with the registration and reporting requirements of the Exchange Act or the Investment Company Act, or (iii) if the Litigation Trustee has determined to register under such Acts, as necessary, and/or make periodic reports in order to enable such disposition to be made. In the event that any such disposition is allowed, the Litigation Trustee may add such restrictions upon transfer and other terms to this Agreement as are deemed necessary or appropriate by the Litigation Trustee, with the advice of counsel, to permit or facilitate such disposition under applicable securities and other laws.

(b)           The Litigation Trustee shall appoint a registrar, which may be the Litigation Trustee (the “Registrar”), for the purpose of recording ownership of the Litigation Trust Interests as provided for in this Agreement.  The Registrar, if other than the Litigation Trustee, may be such other institution acceptable to the Litigation Trustee.  For its services hereunder, the Registrar, unless it is the Litigation Trustee, shall be entitled to receive reasonable compensation from the Litigation Trust as an expense of the Litigation Trust.

(c)           The Litigation Trustee shall cause to be kept at the office of the Registrar or at such other place or places as shall be designated by them from time to time, a registry of the Litigation Trust Beneficiaries (the “Trust Register”) which shall be maintained pursuant to such reasonable regulations as the Litigation Trustee and the Registrar may prescribe.

2.6           Access to the Trust Register by the Litigation Trust Beneficiaries.  Litigation Trust Beneficiaries and their duly authorized representatives shall have the right, upon reasonable prior written notice to the Registrar and the Litigation Trustee and in accordance with the reasonable regulations prescribed by the Registrar and the Litigation Trustee, to inspect and, at the sole expense of the Litigation Trust Beneficiaries seeking the same, make copies of the Trust Register, in each case for a purpose reasonably related to such holder’s interest in the Litigation Trust.

2.7           Absolute Owners.  The Litigation Trustee may deem and treat the holder of a Litigation Trust Interest of record in the Trust Register as the absolute owner of such Litigation Trust Interests for the purpose of receiving distributions and payment thereon or on account thereof

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and for all other purposes whatsoever and the Litigation Trustee shall not be charged with having received notice of any claim or demand to such Litigation Trust Interests or the interest therein of any other Person.

ARTICLE III

THE LITIGATION TRUSTEE

3.1           Litigation Trust Proceeds.  Any and all proceeds, income and/or recoveries obtained on account of or from the Litigation Trust Claims, after payment of any and all expenses of the Litigation Trust, shall be added to the Litigation Trust Assets (the “Litigation Trust Proceeds”), held as a part thereof (and title therein shall be vested in the Litigation Trustee) and dealt with in accordance with the terms of this Agreement.

3.2           Collection of Income.  The Litigation Trustee shall collect all income earned with respect to the Litigation Trust Assets, which shall thereupon be added to the Litigation Trust Assets, held as a part thereof (and title therein shall be vested in the Litigation Trustee) and dealt with in accordance with the terms of this Agreement.

3.3           Payment of Litigation Trust Expenses.  Subject to Section 3.12 of this Agreement and the obligations of the Litigation Trust (and/or the Litigation Trustee) under Sections 1.6, 3.4, and 6.2(b) of this Agreement, the Litigation Trustee shall maintain the Litigation Trust Assets, and expend the Litigation Trust Funds or the Litigation Trust Proceeds (i) as is reasonably necessary to meet contingent liabilities and to maintain the value of the Litigation Trust Assets during liquidation, (ii) to pay reasonable and necessary expenses (including but not limited to, the reasonable costs and expenses of the Litigation Trustee (including reasonable fees, costs, and expenses of professionals retained thereby), any taxes imposed on the Litigation Trust or in respect of the Litigation Trust Assets or reasonable fees and expenses in connection with, arising out of, or related to, the Litigation Trust Assets and litigations associated therewith), (iii) to pay the costs and expenses of the valuations of the Litigation Trust Assets incurred by the Litigation Trustee in accordance with Section 5.1(c) of this Agreement, (iv) to pay or reimburse amounts in accordance with Article 7 hereof and (v) to satisfy other liabilities incurred or assumed by the Litigation Trust (or to which the Litigation Trust Assets are otherwise subject) in accordance with the Plan, the Confirmation Order and this Agreement.

3.4           Distributions.  The Litigation Trustee shall make distributions of Litigation Trust Proceeds in accordance with the provisions of Article 6 of this Agreement and the Plan.

3.5           Tenure, Removal, and Replacement of the Litigation Trustee.

(a)           The Litigation Trustee will serve until the earliest of (i) the completion of all the Litigation Trustee’s duties, responsibilities and obligations under this Agreement and the Plan, (ii) the Litigation Trustee’s resignation and the appointment of a successor pursuant to Section 3.5(b) of this Agreement, (iii) the Litigation Trustee’s removal pursuant to Section 3.5(c) of this Agreement, (iv) the Litigation Trustee’s death (if applicable) and (v) the termination of the Litigation Trust in accordance with this Agreement, the Confirmation Order and the Plan.

(b)           The Litigation Trustee may resign by filing a notice with the Bankruptcy Court (the “Resignation Notice”).  Such resignation will become effective on the later to occur of:

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(i) the day specified in such written notice and (ii) the appointment of a successor litigation trustee as provided in Section 3.5(d) and the acceptance by such successor litigation trustee of such appointment in accordance with Section 3.6 of this Agreement. If a successor litigation trustee is not appointed or does not accept its appointment within ninety (90) days following the filing of the Resignation Notice, the Litigation Trustee shall file a motion with the Bankruptcy Court, upon notice and a hearing, for the appointment of a successor litigation trustee.

(c)           The Litigation Trustee may be removed for any reason by the affirmative vote of (i) the Disinterested holders of a majority in amount of the Class A Interests that have been distributed and the Disinterested holders of a majority in amount of the Class B Interests that have been distributed, by written consent (which shall include electronic mail) or (ii) the Disinterested holders of a majority in amount of the Class A Interests that have been distributed and the Disinterested holders of a majority in amount of the Class B Interests that have been distributed, in attendance at a meeting of Litigation Trust Beneficiaries called for the purpose of voting on the removal of the Litigation Trustee (the alternative actions referred to in clauses (i) and (ii) of this Section 3.5(c), each an “Interest Action”); provided, however, the Litigation Trustee’s compensation prior to such Interest Action will be in accordance with his agreement with the Litigation Trust.  Such removal shall become effective on the date action is taken by the Litigation Trust Beneficiaries.  For purposes of this Section 3.5, “Disinterested” means disinterested with respect to all Claims or Causes of Action that have been or may be asserted by the Litigation Trust.

(d)           In the event of a vacancy in the position of the Litigation Trustee (whether by removal, resignation, or death, if applicable), the Disinterested holders of a majority of the Class A Interests and the Disinterested holders of a majority of the Class B Interests may appoint a successor litigation trustee by an Interest Action.

(e)           Immediately upon the appointment of any successor litigation trustee, all rights, powers, duties, authority, and privileges of the predecessor Litigation Trustee hereunder will be vested in and undertaken by the successor litigation trustee without any further act; and the successor litigation trustee will not be liable personally for any act or omission of the predecessor Litigation Trustee.  A successor litigation trustee shall have all the rights, privileges, powers, and duties of the predecessor Litigation Trustee under this Agreement, the Confirmation Order and the Plan.

(f)            Upon the appointment of a successor litigation trustee, the predecessor Litigation Trustee (or the duly appointed legal representative of a deceased Litigation Trustee) shall, if applicable, when requested in writing by the successor litigation trustee or the Bankruptcy Court, execute and deliver an instrument or instruments conveying and transferring to such successor litigation trustee upon the trust herein expressed all the estates, properties, rights, powers and trusts of such predecessor Litigation Trustee, and shall duly assign, transfer, and deliver to such successor litigation trustee all property and money held hereunder, and all other assets, documents, instruments, records and other writings relating to the Litigation Trust, the Litigation Trust Assets, the Litigation Trust Proceeds, the Litigation Trust Funds, the Litigation Trust Interests, and the entitlements of the holders of Allowed Prepetition Credit Agreement Claims hereunder, then in its possession and held hereunder, and shall execute and deliver such documents, instruments and other writings as may be requested by the Bankruptcy Court or a successor litigation trustee to effect the termination of such predecessor Litigation Trustee’s capacity under the Litigation Trust, this Agreement and the Plan and otherwise assist and cooperate, without cost or expense to the predecessor Litigation Trustee, in effectuating the assumption of its obligations and functions by the successor litigation trustee.

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(g)           The death, resignation or removal of the Litigation Trustee shall not terminate the Litigation Trust or revoke any existing agency created pursuant to this Agreement or invalidate any action theretofore taken by the Litigation Trustee.

3.6           Acceptance of Appointment by Successor Litigation Trustee.  Any successor litigation trustee appointed hereunder shall execute an instrument accepting such appointment and assuming all of the obligations and duties of the predecessor Litigation Trustee on the same terms and conditions hereunder and accepting the terms of this Agreement and agreeing that the provisions of this Agreement shall be binding upon and inure to the benefit of the successor trustee and all of its heirs, and legal and personal representatives, successors and assigns, and thereupon the successor litigation trustee shall, without any further act, become vested with all the estates, properties, rights, powers, trusts, and duties of the predecessor Litigation Trustee hereunder with like effect as if originally named herein.

3.7           [Intentionally Omitted].

3.8           [Intentionally Omitted].

3.9           [Intentionally Omitted].

3.10         [Intentionally Omitted].

3.11         Role of the Litigation Trustee.  In furtherance of and consistent with the purpose of the Litigation Trust and the Plan, the Litigation Trustee, subject to the terms and conditions contained in this Agreement, in the Plan and in the Confirmation Order, shall have the power to (i) prosecute, compromise and settle, abandon or dismiss for the benefit of the Litigation Trust all claims, rights and Causes of Action transferred to the Litigation Trust (whether such suits are brought in the name of the Litigation Trust, the Litigation Trustee or otherwise), and (ii) otherwise perform the functions and take the actions provided for or permitted in the Plan, in the Confirmation Order or in this Agreement.  In all circumstances, the Litigation Trustee shall act in the best interests of the Litigation Trust Beneficiaries and in furtherance of the purpose of the Litigation Trust.

3.12         Authority of Litigation Trustee.  Subject only to any limitations contained herein (including Sections 1.6, 3.4, and 6.2(b) of this Agreement), the Litigation Trustee is authorized to perform any and all acts necessary or desirable to accomplish the purposes of the Litigation Trust and is expressly authorized, to:

(a)           hold legal title to any and all rights of the holders of Litigation Trust Interests in or arising from the Litigation Trust Assets, including collecting, receiving any and all money and other property belonging to the Litigation Trust (including any Litigation Trust Proceeds) and the right to vote any claim or interest relating to a Litigation Trust Claim in a case under the Bankruptcy Code and receive any distribution thereon;

(b)           perform the duties, exercise the powers, and assert the rights of a trustee under sections 704 and 1106 of the Bankruptcy Code, including commencing, prosecuting or settling causes of action, enforcing contracts or asserting claims, defenses, offsets and privileges;

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(c)           take possession and control, administer, maintain and dispose of documents, books and records related to the Litigation Trust Claims other than original documents, books and records that are proprietary to FairPoint and that FairPoint requires in the operation of its businesses;

(d)           protect and enforce the rights to the Litigation Trust Claims by any method deemed appropriate including by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium or similar law and general principles of equity;

(e)           obtain reasonable insurance coverage with respect to the liabilities and obligations of the Litigation Trustee under this Agreement (in the form of an errors and omissions policy or otherwise);

(f)            obtain insurance coverage with respect to real and personal property that may become assets of the Litigation Trust, if any;

(g)           subject to the consent of a majority of a Litigation Trust committee comprised of Bank of America, N.A., Paulson Credit Opportunities Master Ltd. and a representative appointed by the Creditors’ Committee (the “Litigation Trust Committee”), retain and pay such counsel and other professionals, including any professionals previously retained by the Prepetition Credit Agreement Agent, the Ad Hoc Committee of certain holders of the 13 1/8% Senior Notes due April 1, 2018 and 13 1/8% Senior Notes due April 12, 2018 issued by FairPoint Communications, Inc., the Creditors’ Committee, FairPoint or Reorganized FairPoint, as the Litigation Trustee shall select to assist the Litigation Trustee in its duties, on such terms as the Litigation Trustee deems reasonable and appropriate, without Bankruptcy Court approval; the Litigation Trustee may commit the Litigation Trust to and shall pay such counsel, experts, litigation consultants, and other professionals reasonable compensation for services rendered (including on an hourly, contingency, or modified contingency basis) and reasonable and documented out-of-pocket expenses incurred;

(h)           subject to the consent of a majority of the Litigation Trust Committee, retain and pay an accounting firm to perform such reviews and/or audits of the financial books and records of the Litigation Trust as may be required by applicable laws (including, if applicable, securities laws) and/or this Agreement, and to prepare and file any tax returns, informational returns or periodic and current reports for the Litigation Trust as required by applicable laws (including, if applicable, securities laws) and/or by this Agreement; the Litigation Trustee may commit the Litigation Trust to and shall pay such accounting firm reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred;

(i)            subject to the consent of a majority of the Litigation Trust Committee, retain, enter into fee arrangements with and pay such third parties to assist the Litigation Trustee in carrying out its powers, authorities and duties under this Agreement; the Litigation Trustee may commit the Litigation Trust to and shall pay all such Persons reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred, as well as commit the Litigation Trust to indemnify any such Persons in connection with the performance of services (provided that such indemnity shall not cover any losses, costs, damages, expenses or

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liabilities that result from the gross negligence, bad faith, willful misconduct or knowing violation of law by such Persons);

(j)            in the exercise of its reasonable discretion, waive any privilege (including the Privileges) or any defense on behalf of the Litigation Trust or, with respect to the Litigation Trust Claims;

(k)           investigate, analyze, compromise, adjust, arbitrate, mediate, sue on or defend, pursue; prosecute, abandon, dismiss, exercise rights, powers, and privileges with respect to, or otherwise deal with and settle, in accordance with the terms set forth herein, all causes of action in favor of or against the Litigation Trust; provided, however, that any settlement of a Litigation Trust Claim shall be subject to approval by the Bankruptcy Court, upon notice to the Litigation Trust Beneficiaries and Reorganized FairPoint;

(l)            solely with respect to Litigation Trust Claims, to avoid and recover transfers of FairPoint’s or Reorganized FairPoint’s property as provided for in the Plan as may be permitted by the Bankruptcy Code or applicable state law;

(m)          invest any moneys held as part of the Litigation Trust in accordance with the terms of Section 3.19 of this Agreement, limited, however, to such investments that are consistent with the Litigation Trust’s status as a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d) and in accordance with Rev. Proc 94-45, 1994-2 C.B. 684;

(n)           request any appropriate tax determination with respect to the Litigation Trust, including a determination pursuant to section 505 of the Bankruptcy Code;

(o)           seek the examination of any Person, subject to the provisions of Bankruptcy Rule 2004 or any other applicable law or rule;

(p)           make distributions in accordance with Article 6 of this Agreement; and

(q)           take or refrain from taking any and all other actions that the Litigation Trustee reasonably deems necessary or convenient for the continuation, protection and maximization of the Litigation Trust Claims or to carry out the purposes hereof.

3.13         Limitation of Litigation Trustee’s Authority.

(a)           Notwithstanding anything herein to the contrary, the Litigation Trustee shall not (i) be authorized to engage in any trade or business, (ii) take such actions inconsistent with the orderly liquidation of Litigation Trust Assets as are required or contemplated by applicable law, the Plan, the Confirmation Order, or this Agreement, or (iii) be authorized to engage in any investments or activities inconsistent with the treatment of the Litigation Trust as a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C.B. 684.

(b)           The Litigation Trust shall not hold 50% or more of the stock (in either vote or value) of any Person that is treated as a corporation for federal income tax purposes, nor be the sole member of a limited liability company, nor have any interest in a Person that is treated as a

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partnership for federal income tax purposes, unless such stock, membership interest, or partnership interest was obtained involuntarily or as a matter of practical economic necessity in order to preserve the value of the Litigation Trust Assets.

3.14         Books and Records.

(a)           The Litigation Trustee shall maintain books and records relating to the Litigation Trust Assets and income of the Litigation Trust and the payment of expenses of, and liabilities of, claims against or assumed by, the Litigation Trust in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof. Such books and records shall be maintained on a modified cash or other comprehensive basis of accounting necessary to facilitate compliance with the tax reporting and securities law requirements, if any, of the Litigation Trust as well as the reporting requirements set forth in Article 9 of and elsewhere in this Agreement.

(b)           Litigation Trust Beneficiaries and their duly authorized representatives shall have the right, upon reasonable prior written notice to the Litigation Trustee, and in accordance with the reasonable regulations prescribed by the Litigation Trustee, to inspect and, at the sole expense of such holder seeking the same, make copies of the books and records relating to the Litigation Trust on any Business Day and as often as may be reasonably be desired, in each case for a purpose reasonably related to such holder’s interest in the Litigation Trust.

3.15         Inquiries into Trustee’s Authority.  Except as otherwise set forth in this Agreement, the Confirmation Order or the Plan, no Person dealing with the Litigation Trust shall be obligated to inquire into the authority of the Litigation Trustee in connection with the protection, conservation or disposition of the Litigation Trust Claims.

3.16         Compliance with Laws.  Any and all distributions of Litigation Trust Assets shall be in compliance with applicable laws, including applicable federal and state securities laws.

3.17         Compensation of the Litigation Trustee.  Notwithstanding anything to the contrary contained herein, the Litigation Trustee shall be compensated for its services, and reimbursed for its expenses, in accordance with, and pursuant to the terms of, a separate agreement to be negotiated prior to the Effective Date by the Litigation Trust Committee, which agreement shall not be subject to any third-party notice or approval; provided, however, that after such compensation arrangement is agreed, it will be filed with the Bankruptcy Court under seal.

3.18         Reliance by Litigation Trustee.  Except as otherwise provided herein:

(a)           the Litigation Trustee may rely, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other paper or document reasonably believed by the Litigation Trustee to be genuine and to have been signed or presented by the proper party or parties; and

(b)           Persons dealing with the Litigation Trustee shall look only to the Litigation Trust Assets to satisfy any liability incurred by the Litigation Trustee to such Person in carrying out the terms of this Agreement, and the Litigation Trustee shall not have any personal obligation to satisfy any such liability except as set forth in Section 1.4(b) of this Agreement.

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3.19                           Investment and Safekeeping of Litigation Trust Assets.  Subject to Sections 1.6, 3.4, and 6.2(b) of this Agreement, the Litigation Trustee shall invest all Litigation Trust Assets (pending distribution in accordance with Article 6 of this Agreement) only in Cash and Government securities as defined in section 2(a)(16) of the Investment Company Act; provided, however, that (a) the scope of any such permissible investments shall be further limited to include only those investments that a liquidating trust, within the meaning of Treasury Regulation section 301.7701-4(d), may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements, or otherwise, (b) the Litigation Trustee may retain any Litigation Trust Proceeds received that are not Cash only for so long as may be required for the prompt and orderly liquidation of such assets in Cash, and (c) under no circumstances, shall the Litigation Trustee segregate the Litigation Trust Assets on the basis of classification of the Litigation Trust Beneficiaries, except as necessary to give effect to the security interest and Liens established in accordance with Article 13 hereof on the Litigation Trust Assets and proceeds and income thereon to secure the payment of the Initial Litigation Trust Funds and/or any Additional Funding (including any fees, costs or interest incurred therewith) to the holders of Allowed Prepetition Credit Agreement Claims in accordance with Section 6.1 hereof, or Reorganized FairPoint in accordance with Section 6.2(c), as the case may be.

3.20                           Standard of Care; Exculpation.  Neither the Litigation Trustee nor any of its duly designated agents or representatives or professionals shall be liable for any act or omission taken or omitted to be taken by the Litigation Trustee in good faith, other than (i) acts or omissions resulting from the Litigation Trustee’s or any such agent’s, representative’s or professional’s gross negligence, bad faith, willful misconduct or knowing violation of law or (ii) acts or omissions from which the Litigation Trustee or any such agent, representative or professional derived an improper personal benefit. The Litigation Trustee may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with its attorneys, accountants, financial advisors and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such Persons. Notwithstanding such authority, the Litigation Trustee shall be under no obligation to consult with its attorneys, accountants, financial advisors or agents, and its good faith determination not to do so shall not result in the imposition of liability on the Litigation Trustee, unless such determination is based on gross negligence, bad faith, willful misconduct or knowing violation of law. No amendment, modification or repeal of this Section 3.20 shall adversely affect any right or protection of the Litigation Trustee or any of its agents, representatives or professionals that exists at the time of such amendment, modification or repeal.

ARTICLE IV

[INTENTIONALLY OMITTED]

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ARTICLE V

TAX MATTERS

5.1                                 Federal Income Tax Treatment of the Litigation Trust.

(a)                                  For all federal income tax purposes, all parties (including FairPoint, Reorganized FairPoint, the Litigation Trust, the Litigation Trustee and the Litigation Trust Beneficiaries) shall treat the transfer of the Litigation Trust Assets to the Litigation Trust for the benefit of the Litigation Trust Beneficiaries, whether their Claims are Allowed on or after the Effective Date, as (a) a transfer of the Litigation Trust Assets directly to those holders of Allowed Claims receiving Litigation Trust Interests (other than to the extent allocable to Disputed Claims), followed by (b) the transfer by such Persons to the Litigation Trust of the Litigation Trust Assets in exchange for beneficial interests in the Litigation Trust (and in respect of the Litigation Trust Assets allocable to the Disputed Claims Reserve, as a transfer to the Disputed Claims Reserve by FairPoint or Reorganized FairPoint, as the case may be). Accordingly, those holders of Allowed Claims receiving Litigation Trust Interests shall be treated for federal income tax purposes as the grantors and owners of their respective shares of the Litigation Trust Assets. The foregoing treatment also shall apply, to the extent permitted by applicable law, for state and local income tax purposes.

(b)                                 Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including receipt by the Litigation Trustee of a private letter ruling if the Litigation Trustee so requests one, or the receipt of an adverse determination by the IRS, upon audit, or otherwise if not contested by the Litigation Trustee), the Litigation Trustee shall (i) file returns for the Litigation Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with this Article 5 and Section 11.9(a)(ii) of the Plan and (ii) annually send to each holder of a Litigation Trust Interest and each holder of an Allowed Prepetition Credit Agreement Claim a separate statement setting forth such holder’s share of items of income, gain, loss, deduction, or credit and will instruct all such holders and parties to report such items on their federal income tax returns. The Litigation Trustee also shall file (or cause to be filed) any other statements, returns or disclosures relating to the Litigation Trust that are required by any governmental unit.

(c)                                  As soon as possible after the Effective Date, but in no event later than sixty (60) days thereafter, (i) the Litigation Trustee, in consultation with Reorganized FairPoint, will determine the fair market value as of the Effective Date of all assets transferred to the Litigation Trust and (ii) the Litigation Trustee shall apprise, in writing, the Litigation Trust Beneficiaries of such valuation.  In connection with the preparation of the valuation contemplated hereby, the Litigation Trustee shall be entitled to retain such professionals and advisers as the Litigation Trustee shall determine to be appropriate or necessary, and the Litigation Trustee shall take such other actions in connection therewith as it determines to be appropriate or necessary in connection therewith.  The Litigation Trust shall bear all of the reasonable costs and expenses incurred in connection with determining such value, including the fees and expenses of any Persons retained by the Litigation Trustee in connection therewith.

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(d)                                 The Litigation Trustee may request an expedited determination of taxes of the Litigation Trust under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Litigation Trust for all taxable periods through the dissolution of the Litigation Trust.

(e)                                  The Litigation Trustee shall be responsible for payments, out of the Litigation Trust Assets and Litigation Trust Proceeds, of any taxes imposed on the Litigation Trust or the Litigation Trust Assets.

(f)                                    The Litigation Trustee may require any of the Litigation Trust Beneficiaries to furnish to the Litigation Trustee its Employer or Taxpayer Identification Number as assigned by the IRS and the Litigation Trustee may condition any distribution or payment to any of them upon receipt of such identification number.

5.2                                 Allocations of Litigation Trust Taxable Income.  Allocations of Litigation Trust taxable income among the Litigation Trust Beneficiaries shall be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described in the Plan or herein) if, immediately prior to such deemed distribution, the Litigation Trust had distributed all of its other assets (valued at their tax book value) to the Litigation Trust Beneficiaries, in each case up to the tax book value of the assets treated as contributed by such holders, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Litigation Trust (including all distributions held in escrow pending the resolution of Disputed Claims). Similarly, taxable loss of the Litigation Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Litigation Trust Assets. The tax book value of the Litigation Trust Assets for this purpose shall equal their fair market value on the Effective Date as determined under Section 5.1(c) above, adjusted in either case in accordance with tax accounting principles prescribed by the Tax Code, and applicable tax regulations, and other applicable administrative and judicial authorities and pronouncements.

ARTICLE VI

DISTRIBUTIONS

6.1                                 Distributions; Withholding.  Subject to Section 8.17 of the Plan and Sections 1.6, 3.3 and 6.2(b) of this Agreement, the Litigation Trustee shall distribute, in accordance with this Article 6, to the Litigation Trust Beneficiaries, all net Cash income plus all net Cash proceeds from the liquidation of Litigation Trust Assets (including as Cash, for this purpose, all Cash Equivalents); provided, however, that, subject to Section 6.2(b) of this Agreement, the Litigation Trust may retain and not distribute to the Litigation Trust Beneficiaries such amounts as determined by the Litigation Trustee (i) as are reasonably necessary to meet contingent liabilities of the Litigation Trust during liquidation, (ii) to pay reasonable and necessary expenses incurred in connection with liquidation and any taxes imposed on the Litigation Trust or in respect of the Litigation Trust Assets, and (iii) as are reasonably necessary to establish and maintain a separate reserve for the Litigation Trust Interests to be distributed to holders of unliquidated or disputed FairPoint Communications Unsecured Claims.  Reorganized FairPoint (or, as the case may be, the court-appointed claims agent) shall provide the Litigation Trustee with such information as may be

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reasonably requested by the Litigation Trustee regarding the claims register for purposes of maintaining and establishing the reserve set forth in clause (iii) of the preceding sentence.  To the extent that any distributions and/or payments are required to be made pursuant to this Agreement to repay the Initial Litigation Trust Funds to the holders of Allowed Prepetition Credit Agreement Claims, such repayment shall be made to the Prepetition Credit Agreement Agent for the account and on behalf of the holders of Allowed Prepetition Credit Agreement Claims, which shall distribute the same to the holders of Allowed Prepetition Credit Agreement Claims in accordance with the Plan.  All distributions and/or payments to be made to the holders of Litigation Trust Interests pursuant to this Agreement shall be made to each holder of Litigation Trust Interests pro rata based on the amount of Litigation Trust Interests held by such holder of Litigation Trust Interests compared with the aggregate amount of the Litigation Trust Interests outstanding, subject, in each case, to the terms of the Confirmation Order, the Plan and this Agreement. The Litigation Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Litigation Trustee’s reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

6.2                                 Manner of Payment or Distribution.

(a)                                  Subject to Section 1.6 of this Agreement, all distributions to be made by the Litigation Trustee to the Litigation Trust Beneficiaries shall be payable to the holders of Litigation Trust Beneficiaries of record as of the 20th day prior to the date scheduled for the distribution, unless such day is not a Business Day, then such day shall be the following Business Day. If the distribution shall be in Cash, the Litigation Trustee shall distribute such Cash by wire, check, or such other method as the Litigation Trustee deems appropriate under the circumstances.

(b)                                 To the extent that Reorganized FairPoint becomes liable for the payment of any Claims arising under section 502(h) of the Bankruptcy Code on account of recoveries obtained with respect to the Litigation Trust Claims, the Litigation Trustee will be responsible for making distributions on account of such Claims pursuant to Section 8.2 of this Agreement.

(c)                                  To the extent that the Litigation Trust is required to repay the Initial Litigation Trust Funds and/or any Additional Funding to Reorganized FairPoint, (i) such amounts shall bear simple interest at a rate per annum equal to the prime lending rate as announced from time to time by Bank of America, N.A., and (ii) any interest shall be due and payable in arrears on the date that the Litigation Trust Funds are repaid to Reorganized FairPoint.

6.3                                 Cash Distributions.  No Cash distributions shall be required to be made to any Litigation Trust Beneficiary in an amount less than $100.00. Any funds so withheld and not distributed shall be held in reserve and distributed in subsequent distributions. The foregoing shall not apply to the final distribution made to the Litigation Trust Beneficiaries.

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ARTICLE VII

INDEMNIFICATION

7.1                                 Indemnification of Litigation Trustee.

(a)                                  To the fullest extent permitted by law, the Litigation Trust, to the extent of its assets legally available for that purpose, shall indemnify and hold harmless the Litigation Trustee, and each of its respective directors, members, shareholders, partners, officers, agents, employees, attorneys and other professionals (collectively, the “Indemnified Persons”) from and against any and all losses, costs, damages, reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person did, does, or refrains from doing for the business or affairs of the Litigation Trust, except to the extent that the loss, cost, damage, expense or liability resulted (x) from the Indemnified Person’s gross negligence, bad faith, willful misconduct or knowing violation of law or (y) from an act or omission from which the Indemnified Person derived an improper personal benefit. To the extent reasonable, the Litigation Trust shall pay in advance or reimburse reasonable and documented out-of-pocket expenses (including advancing reasonable costs of defense) incurred by the Indemnified Person who is or is threatened to be named or made a defendant or a respondent in a proceeding concerning the business and affairs of the Litigation Trust.  The indemnification provided under this Section 7.1 shall survive the death, dissolution, resignation or removal, as may be applicable, of the Litigation Trustee and/or any other Indemnified Person, and shall inure to the benefit of the Litigation Trustee’s and each other Indemnified Person’s heirs, successors and assigns.

(b)                                 Any Indemnified Person may waive the benefits of indemnification under this Section 7.1, but only by an instrument in writing executed by such Indemnified Person.

(c)                                  The rights to indemnification under this Section 7.1 are not exclusive of other rights which any Indemnified Person may otherwise have at law or in equity, including without limitation common law rights to indemnification or contribution. Nothing in this Section 7.1 will affect the rights or obligations of any Person (or the limitations on those rights or obligations) under this Agreement, or any other agreement or instrument to which that Person is a party.

ARTICLE VIII

NET LITIGATION TRUST RECOVERY

8.1                                 No Effect on Mutuality.  Notwithstanding anything contained in this Agreement to the contrary, nothing herein shall affect the mutuality of obligations, if any, of any holder of any Claim under section 553 of the Bankruptcy Code.  Notwithstanding anything in this Agreement to the contrary, the transfer of the Litigation Trust Claims to the Litigation Trust does not diminish, and fully preserves, any defenses a defendant would have if such Litigation Trust Claims had been retained by FairPoint.

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8.2                                 Section 502(h).  Notwithstanding anything contained this Agreement to the contrary, in the event that a compromise and settlement of a Litigation Trust Claim or a Final Order with respect to a Litigation Trust Claim provides for the allowance of a Claim pursuant to section 502(h) of the Bankruptcy Code against one or more of FairPoint, the distributions to be made hereunder on account of such Claim pursuant to the Plan shall be funded by the Litigation Trust, in the amount(s), from time to time, that all similarly situated holders of Claims are entitled to receive hereunder.

8.3                                 Net Litigation Trust Recovery. Notwithstanding anything contained in this Agreement to the contrary, in the event that a defendant in a litigation brought by the Litigation Trustee for and on behalf of the Litigation Trust (i) is required by a Final Order to make payment to the Litigation Trust (the “Judgment Amount”) and (ii) is permitted by a Final Order to assert a right of setoff under sections 553, 555, 556, 559, 560 and 561 of the Bankruptcy Code or applicable non-bankruptcy law against the Judgment Amount (a “Valid Setoff”), (y) such defendant shall be obligated to pay only the excess, if any, of the Judgment Amount over the Valid Setoff and (z) none of the Litigation Trust or the Litigation Trust Beneficiaries shall be entitled to assert a claim against FairPoint or Reorganized FairPoint with respect to the Valid Setoff.

ARTICLE IX

REPORTING OBLIGATIONS OF LITIGATION TRUSTEE

9.1                                 Reports.

(a)                                  The Litigation Trustee shall cause to be prepared, (i) not less than annually, financial statements of the Litigation Trust and (ii) annual income tax reporting of the Litigation Trust.  The Litigation Trustee shall cause such financial statements and tax reporting to be delivered to Reorganized FairPoint and the Litigation Trust Committee within ten (10) Business Days after the end of the relevant report preparation period.

(b)                                 The Litigation Trustee shall timely prepare, file and distribute such statements, reports and submissions as may be necessary to cause the Litigation Trust and the Litigation Trustee to be in compliance with all applicable laws (including all quarterly and annual reports shall be filed with the SEC to the extent required by applicable law or in order to gain an exemption from compliance with applicable law).

(c)                                  Notwithstanding anything in this Agreement to the contrary, no reporting requirements contained in this Agreement shall be undertaken by the Litigation Trustee if they would result in a waiver of the Privileges.

(d)                                 Notwithstanding anything in this Agreement to the contrary, the Litigation Trustee may post any report or notice required to be provided under this Agreement on a secure website maintained by the Litigation Trustee (the “Litigation Trust Website”) in lieu of actual delivery to any Litigation Trust Beneficiary that elects to receive such reports and notices electronically.

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ARTICLE X

TERM; TERMINATION OF THE LITIGATION TRUST

10.1                           Term; Termination of the Litigation Trust.

(a)                                  The Litigation Trust shall commence on the date hereof and terminate no later than the fifth anniversary of the Effective Date; provided, however, that, on or prior to the date that is ninety (90) days prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Litigation Trust if it is necessary to the liquidation of the Litigation Trust Assets. Notwithstanding the foregoing, multiple extensions can be obtained so long as Bankruptcy Court approval is obtained not less than ninety (90) days prior to the expiration of each extended term; provided, however, that in no event shall the term of the Litigation Trust extend past the tenth anniversary of the Effective Date; provided further that neither this Agreement nor the continued existence of the Litigation Trust shall prevent FairPoint from closing the Chapter 11 Cases pursuant to section 350 of the Bankruptcy Code and obtaining a final decree pursuant to Bankruptcy Rule 3022.

(b)                                 The Litigation Trust may be terminated earlier than its scheduled termination if (i) the Bankruptcy Court has entered a Final Order closing all of or the last of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code; and (ii) the Litigation Trustee has administered all Litigation Trust Assets and performed all other duties required by the Plan, the Confirmation Order, this Agreement and the Litigation Trust.

10.2                           Continuance of Trust for Winding Up.  After the termination of the Litigation Trust and for the purpose of liquidating and winding up the affairs of the Litigation Trust, the Litigation Trustee shall continue to act as such until its duties have been fully performed. Prior to the final distribution of all of the remaining Litigation Trust Assets, the Litigation Trustee shall be entitled to reserve from such assets any and all amounts required to provide for its own reasonable costs and expenses, in accordance with Section 3.17, until such time as the winding up of the Litigation Trust is completed.  Upon termination of the Litigation Trust, the Litigation Trustee shall retain for a period of three years the books, records, lists of the Litigation Trust Beneficiaries, the Trust Register, and other documents and files that have been delivered to or created by the Litigation Trustee.  At the Litigation Trustee’s discretion, all of such records and documents may, but need not, be destroyed at any time after two years from the completion and winding up of the affairs of the Litigation Trust. Except as otherwise specifically provided herein, upon the termination of the Litigation Trust, the Litigation Trustee shall have no further duties or obligations hereunder.

ARTICLE XI

AMENDMENT AND WAIVER

11.1                           Amendment and Waiver.

(a)                                  The Litigation Trustee may amend, supplement or waive any provision of, this Agreement, without notice to or the consent of the Litigation Trust Beneficiaries or the approval

23

of the Bankruptcy Court: (i) to cure any ambiguity, omission, defect or inconsistency in this Agreement; (ii) to comply with any requirements in connection with the U.S. Federal income tax status of the Litigation Trust as a “liquidating trust”; (iii) to comply with any requirements in connection with maintaining that the Litigation Trust is not subject to registration or reporting requirements of the Exchange Act, the Trust Indenture Act or the Investment Company Act; (iv) to make the Litigation Trust a reporting entity and, in such event, to comply with any requirements in connection with satisfying the registration or reporting requirements of the Exchange Act, the Trust Indenture Act or the Investment Company Act; and (v) to evidence and provide for the acceptance of appointment hereunder by a successor trustee in accordance with the terms of this Agreement and the Plan; provided, however, that notice shall be given to the Litigation Trust Beneficiaries and Reorganized FairPoint promptly after such amendment, supplement or waiver is effective.

(b)                                 Any provision of this Agreement that the Litigation Trustee cannot amend pursuant to Section 11.1(a) of this Agreement may be amended or waived by the Litigation Trustee, subject to the prior approval of the holders of a majority of the Class A Interests and the holders of a majority of the Class B Interests by an Interest Action, with the approval of the Bankruptcy Court upon notice and an opportunity for a hearing.

(c)                                  Notwithstanding paragraphs (a) and (b) above, if any proposed amendment, supplement or waiver of a provision of this Agreement will materially and adversely affect the rights of FairPoint or Reorganized FairPoint under this Agreement, then FairPoint’s or Reorganized FairPoint’s prior written consent to such amendment, supplement or waiver shall be required; provided that, the Litigation Trustee may seek an order of the Bankruptcy Court determining that a proposed amendment, supplement or waiver of a provision of this Agreement is not material and adverse to FairPoint or Reorganized FairPoint.

(d)                                 Notwithstanding anything contained in this Section 11.1, no amendment, supplement, or waiver may be made to this Agreement that (i) would adversely affect the payments and/or distributions to be made under this Agreement to (or on behalf or for the account of) any Litigation Trust Beneficiary; or (ii) is inconsistent with the purpose and intention of the Litigation Trust to liquidate in an expeditious but orderly manner the Litigation Trust Assets in accordance with Treasury Regulation section 301.7701-4(d).

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1                           Intention of Parties to Establish the Litigation Trust.  This Agreement is intended to create a liquidating trust for federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a trust and any ambiguity herein shall be construed consistent herewith and, if necessary, this Agreement may be amended in accordance with Section 11.1 to comply with such federal income tax laws, which amendments may apply retroactively.

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12.2                           Litigation Costs.  If, during the term of this Agreement, any dispute arises among the parties to this Agreement regarding the provisions of this Agreement or the enforcement thereof, each party shall bear its own costs and expenses, including attorneys’ fees.

12.3                           Laws as to Construction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to whether any conflicts of law would require the application of the law of another jurisdiction.

12.4                           Jurisdiction.  Without limiting any Person’s right to appeal any order of the Bankruptcy Court or to seek withdrawal of the reference with regard to any matter, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties, including the Litigation Trust Beneficiaries, hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court.

12.5                           Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

12.6                           Notices.  All notices, requests or other communications to the parties hereto shall be in writing and shall be sufficiently given only if (i) delivered in person; (ii) sent by electronic mail or facsimile communication (as evidenced by a confirmed fax transmission report); (iii) sent by registered or certified mail, return receipt requested; (iv) sent by commercial delivery service or courier; or (v) with respect to notices to any Litigation Trust Beneficiary that has elected to receive notices electronically, by posting to the Litigation Trust Website.  Until a change of address is communicated, as provided below, all notices, requests and other communications shall be sent to the parties at the following addresses or facsimile numbers:

If to the Trustee:	Mark E. Holliday [Address] Attn: [•] Telephone: [•] Facsimile: [•]
(with a copy to)	[Address] Attn: [•] Telephone: [•] Facsimile: [•]

If to FairPoint or Reorganized FairPoint:	FairPoint Communications, Inc. 521 E. Morehead Street, Ste. 250 Charlotte, NC 28202

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Telephone: (704) 344-8150 Facsimile: (704) 344-1594 Attn: Susan L. Sowell, Esq.

(with a copy to)

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

Telephone: (212) 318-6000

Facsimile: (212) 319-4090

Attn: Luc A. Despins, Esq.

Attn: James T. Grogan, Esq.

-and-

Quinn Emanuel Urquhart & Sullivan, LLP

51 Madison Avenue, 22nd Floor

New York, NY 10010

Telephone: (212) 849-7000

Facsimile: (212) 849-7100

Attn: Susheel Kirpalani, Esq.

Attn: Benjamin Finestone, Esq.

If to the Litigation Trust Committee:

Bank of America, N.A.

[Address]

Attn: [•]

Telephone: [•]

Facsimile: [•]

- and -

Paulson Credit Opportunities Master Ltd.

[Address]

Attn: [•]

Telephone: [•]

Facsimile: [•]

- and -

[Representative Appointed by Creditors’ Committee]

[Address]

Attn: [•]

Telephone: [•]

Facsimile: [•]

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If to the Litigation Trust Beneficiaries:	To the name and address set forth on the registry maintained by the Trustee or by posting to the Litigation Trust Website, as applicable.

All notices shall be effective and shall be deemed delivered (i) if by personal delivery, delivery service or courier, on the date of delivery; (ii) if by electronic mail or facsimile communication, on the date of receipt or confirmed transmission of the communication; (iii) if by mail, on the date of receipt; and (iv) if by posting to the Litigation Trust Website, on the day following such posting. Any Person from time to time may change his, her or its address, facsimile number, or other information for the purpose of notices to that Person by giving notice specifying such change to the Litigation Trustee, Reorganized FairPoint and the Prepetition Credit Agreement Agent.

12.7                           Fiscal Year.  The fiscal year of the Litigation Trust will begin on the first day of the month following the Effective Date and end on the last day of the month on which the Effective Date occurred of each calendar year.

12.8                           Construction; Usage.

(a)                                  Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)                                     the singular number includes the plural number and vice versa;

(ii)                                  reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)                               reference to any gender includes each other gender;

(iv)                              reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)                                 reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)                              “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

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(vii)                           reference to Articles, Sections, Schedules or Exhibits herein shall be deemed to be references to the Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified;

(viii)                        “including” means including without limiting the generality of any description preceding such term; and

(ix)                                references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)                                 Legal Representation of the Parties.  This Agreement was negotiated by the parties hereto with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party hereto shall not apply to any construction or interpretation hereof.

(c)                                  Headings.  The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

12.9                           Counterparts; Facsimile; PDF.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Any facsimile or portable document format copies hereof or signature hereon shall, for all purposes, be deemed originals.

12.10                     Confidentiality.  The Litigation Trustee and each successor litigation trustee (each a “Covered Person”) shall, during the period that they serve in such capacity under this Agreement and following either the termination of this Agreement or such individual’s removal, incapacity, or resignation hereunder, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any Entity to which any of the Litigation Trust Assets relate or of which it has become aware in its capacity (the “Information”), except to the extent disclosure is required by applicable law, order, regulation or legal process. In the event that any Covered Person is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar legal process) to disclose any Information, such Covered Person shall notify Reorganized FairPoint reasonably promptly (unless prohibited by law) so that Reorganized FairPoint may seek an appropriate protective order or other appropriate remedy or, in its discretion, waive compliance with the terms of this Section 12.10 (and if Reorganized FairPoint seeks such an order, the relevant Covered Person will provide cooperation as Reorganized FairPoint shall reasonably request). In the event that no such protective order or other remedy is obtained, or that Reorganized FairPoint waives compliance with the terms of this Section 12.10 and any Covered Person is nonetheless legally compelled to disclose the Information, the Covered Person will furnish only that portion of the Information, which the Covered Person, advised by counsel, is legally required and will give Reorganized FairPoint written notice (unless prohibited by law) of the Information to be disclosed and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

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12.11                     Entire Agreement.  This Agreement (including the Recitals), the Plan, and the Confirmation Order constitute the entire agreement by and among the parties hereto and there are no representations, warranties, covenants or obligations except as set forth herein or therein. This Agreement, the Plan and the Confirmation Order supersede all prior and contemporaneous agreements, understandings, negotiations, discussions, written or oral, of the parties hereto, relating to any transaction contemplated hereunder. Except as otherwise specifically provided herein, in the Plan or in the Confirmation Order, nothing in this Agreement is intended or shall be construed to confer upon or to give any Entity or Person other than the parties hereto and their respective heirs, administrators, executors, permitted successors, or permitted assigns any right to remedies under or by reason of this Agreement, except that (i) the Prepetition Credit Agreement Agent, the holders of Allowed Prepetition Credit Agreement Claims are intended third party beneficiaries hereof and shall be entitled to enforce the provisions hereof relating to the Initial Litigation Trust Funds, the payment of the amount of the Initial Litigation Trust Funds to the holders of Allowed Prepetition Credit Agreement Claims (and to the Prepetition Credit Agreement Agent on their behalf) and the provisions of Article 13 hereof as if they were parties hereto and (ii) the Persons identified in Article 7 hereof are intended third party beneficiaries of Article 7 hereof and shall be entitled to enforce the provisions thereof as if they were parties hereto.

12.12                     No Bond.  Notwithstanding any state or federal law to the contrary, the Litigation Trustee (including any successor trustee) shall be exempt from giving any bond or other security in any jurisdiction.

12.13                     Effectiveness.  This Agreement shall become effective on the Effective Date.

12.14                     Investment Company Act.  This Litigation Trust is organized as a liquidating entity in the process of liquidation, and therefore should not be considered, and the Litigation Trust does not and will not hold itself out as, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act.

12.15                     Successor and Assigns.  This Agreement shall inure to the benefit of the parties hereto and the intended third party beneficiaries identified in Section 12.11 hereof (to the extent specified therein), and shall be binding upon the parties hereto, and each of their respective successors and assigns to the extent permitted by this Agreement and applicable law.

12.16                     Particular Words.  Reference in this Agreement to any Section or Article is, unless otherwise specified, to that such Section or Article under this Agreement. The words “hereof,” “herein,” “herein,” and similar terms shall refer to this Agreement and not to any particular Section or Article of this Agreement.

12.17                     No Execution.  All funds in the Litigation Trust shall be deemed in custodia legis until such times as the funds have actually been paid to or for the benefit of a holder of a Prepetition Credit Agreement Claim or a holder of a Litigation Trust Interest, and no holder of a Prepetition Credit Agreement Claim or holder of a Litigation Trust Interest or any other Person can execute upon, garnish or attach the Litigation Trust Assets in any manner or compel payment from the Litigation Trust except by an order of the Bankruptcy Court. Distributions from the Litigation Trust will be governed solely by the Plan and this Agreement.

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12.18                     Irrevocability.  The Litigation Trust is irrevocable but is subject to amendment and waiver as provided for in this Agreement.

ARTICLE XIII

LITIGATION TRUST FUNDS OBLIGATIONS

13.1                           Grant of Lien.

(a)                                  As security for the obligation of the Litigation Trust (and the Litigation Trustee) to pay the Initial Litigation Trust Funds (including any fees, costs or interest incurred in connection therewith, collectively, the “Initial Litigation Trust Funds Obligations”), subject to Section 13.1(b) herein, the Litigation Trust (and the Litigation Trustee) hereby grants to either (i) the Prepetition Credit Agreement Agent, for the benefit of the holders of Allowed Prepetition Credit Agreement Claims (if a Cash Payment is made on the Effective Date to holders of Allowed Prepetition Credit Agreement Claims under Section 5.4.2(c) of the Plan) or (ii) Reorganized FairPoint (if a Cash Payment is not made on the Effective Date to holders of Allowed Prepetition Credit Agreement Claims under Section 5.4.2(c) of the Plan), a continuing first priority security interest in and senior lien on, pledge of, collateral assignment of, and right of setoff against, all of the following property and assets of the Litigation Trust, whether now owned or existing or hereafter acquired or arising, regardless of where located (collectively, the “Litigation Trust Funds Collateral”): (x) all of the Litigation Trust Assets, (y) any Litigation Trust Proceeds and (z) to the extent not included in the foregoing, all income and proceeds of any and all of the foregoing.

(b)                                 If any Additional Funding is provided to the Litigation Trust, then as security for the obligation of the Litigation Trust (and the Litigation Trustee) to pay the Additional Funding (including any fees, costs or interest incurred in connection therewith, collectively, the “Additional Funding Obligations”, and together with the Initial Litigation Trust Funds Obligations, the “Litigation Trust Funds Obligations”), the Litigation Trustee hereby grants to Reorganized FairPoint, a continuing first priority security interest in and senior lien on, pledge of, collateral assignment of, and right of setoff against, the Litigation Trust Funds Collateral; provided, however, that the liens and security interests, if any, granted in this Section 13.1(b) shall be senior to any liens and security interests granted under Section 13.1(a).

(c)                                  The parties hereto agree and acknowledge that the Prepetition Credit Agreement Agent shall be entitled to all of the rights afforded the “Administrative Agent” under and pursuant to the terms of the Prepetition Credit Agreement, including the right to withhold from any Initial Litigation Trust Funds Obligations paid to it hereunder that portion of the Initial Litigation Trust Funds Obligations constituting fees, indemnities, expenses and other amounts payable (at the time any such Initial Litigation Trust Fund Obligations are received by the Prepetition Credit Agreement Agent) to the Prepetition Credit Agreement Agent in its capacity as such.

13.2                           Perfection of Lien.  The Litigation Trust (and the Litigation Trustee) agrees from time to time, at the expense of the Litigation Trust, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or

30

that the Prepetition Credit Agreement Agent or Reorganized FairPoint, as applicable, may reasonably request, to perfect, protect or more fully evidence the security interest, Lien, pledge, collateral assignment and right of setoff granted under Section 13.1 of this Agreement, or to enable the holders of Allowed Prepetition Credit Agreement Claims or the Prepetition Credit Agreement Agent or Reorganized FairPoint, as applicable, to exercise and enforce their respective rights and remedies under this Agreement. The Litigation Trust (and the Litigation Trustee) authorizes the Prepetition Credit Agreement Agent or Reorganized FairPoint, as applicable, to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Litigation Trust Funds Collateral.

13.3                           Remedies.  Upon the failure of the Litigation Trust (and/or the Litigation Trustee) to pay the Litigation Trust Funds Obligations to the holders of Allowed Prepetition Credit Agreement Claims or Reorganized FairPoint, as applicable, when the same shall be due and payable hereunder, the Prepetition Credit Agreement Agent or Reorganized FairPoint, as applicable, in addition to the other rights and remedies which it may have under this Agreement, may file a motion with the Bankruptcy Court, upon notice and hearing, to enforce the provisions of this Agreement.

13.4                           Termination of Lien.  At the time that the Litigation Trust Funds Obligations shall have been paid in full to the holders of Allowed Prepetition Credit Agreement Claims or Reorganized FairPoint, as applicable, the Litigation Trust Funds Collateral shall be released from the security interest and Lien created hereby and all obligations with respect thereto shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Litigation Trust Funds Collateral shall, subject to the terms of this Agreement, revert to the Litigation Trust. The Litigation Trust is hereby authorized to file amendments pursuant to the Uniform Commercial Code as from time to time in effect in the State of New York at such time evidencing the termination of the security interest and Lien so released. At the request of the Litigation Trust following any such termination, the Prepetition Credit Agreement Agent or Reorganized FairPoint, as applicable, shall deliver to the Litigation Trust without recourse and without representation or warranty any Litigation Trust Funds Collateral held by the Prepetition Credit Agreement Agent or Reorganized FairPoint, as applicable, hereunder and execute and deliver to the Litigation Trust, at the Litigation Trust’s expense, such documents as the Litigation Trust shall reasonably request to evidence such termination.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers all as of the date first above written.

FAIRPOINT AND REORGANIZED FAIRPOINT:

FAIRPOINT COMMUNICATIONS, INC.
(on behalf of itself and the other debtors and debtors-in-possession)

By:
Name:	Shirley J. Linn, Esq.
Title:	Executive Vice President and General Counsel

ORIGINAL TRUSTEE:

MARK E. HOLLIDAY

By:
Name:
Title:

CREDITORS’ COMMITTEE: Only with respect to Section 1.2

[•]

By:
Name:
Title:

[Signature Page to Litigation Trust Agreement]

Schedule A

Direct and Indirect Subsidiaries of FairPoint Communications, Inc.

1. BE Mobile Communications, Incorporated	41. GTC Finance Corporation*
2. Bentleyville Communications Corporation	42. GTC, Inc.
3. Berkshire Cable Corp.	43. Maine Telephone Company
4. Berkshire Cellular, Inc.	44. Marianna and Scenery Hill Telephone Company
5. Berkshire Net, Inc.*	45. Marianna Tel, Inc.
6. Berkshire New York Access, Inc.	46. MJD Services Corp.
7. Berkshire Telephone Corporation	47. MJD Ventures, Inc.
8. Big Sandy Telecom, Inc.	48. Northern New England Telephone Operations LLC
9. Bluestem Telephone Company	49. Northland Telephone Company of Maine, Inc.
10. C & E Communications, Ltd.	50. Odin Telephone Exchange, Inc.
11. Chautauqua & Erie Communications, Inc.	51. Orwell Communications, Inc.
12. Chautauqua and Erie Telephone Corporation	52. Peoples Mutual Long Distance Company
13. China Telephone Company	53. Peoples Mutual Services Company*
14. Chouteau Telephone Company	54. Peoples Mutual Telephone Company
15. Columbine Telecom Company	55. Quality One Technologies, Inc.
16. Comerco, Inc.	56. Ravenswood Communications, Inc.
17. Commtel Communications Inc.*	57. Sidney Telephone Company
18. Community Service Telephone Co.	58. ST Computer Resources, Inc.*
19. C-R Communications, Inc.	59. S T Enterprises, Ltd.
20. C-R Long Distance, Inc.	60. ST Long Distance, Inc.
21. C-R Telephone Company	61. St. Joe Communications, Inc.
22. El Paso Long Distance Company	62. Standish Telephone Company
23. Ellensburg Telephone Company	63. Sunflower Telephone Company, Inc.
24. EllTel Long Distance Corp.	64. Taconic Technology Corp.
25. Enhanced Communications of Northern New England Inc.	65. Taconic TelCom Corp.
26. ExOp of Missouri, Inc.	66. Taconic Telephone Corp.
27. FairPoint Broadband, Inc.	67. Telephone Operating Company of Vermont LLC
28. FairPoint Carrier Services, Inc.	68. Telephone Service Company*
29. FairPoint Communications Missouri, Inc.	69. The Columbus Grove Telephone Company
30. FairPoint Communications Solutions Corp. — New York*	70. The El Paso Telephone Company
31. FairPoint Communications Solutions Corp. — Virginia*	71. The Germantown Independent Telephone Company
32. FairPoint Logistics, Inc.	72. The Orwell Telephone Company
33. FairPoint Vermont, Inc.	73. UI Communications, Inc.*

*              Entity to be dissolved on the Effective Date.

[Schedule A to Litigation Trust Agreement]

34. Fremont Broadband, LLC*	74. UI Long Distance, Inc.
35. Fremont Telcom Co.	75. UI Telecom, Inc.*
36. Fretel Communications, LLC	76. Unite Communications Systems, Inc.
37. Germantown Long Distance Company	77. Utilities, Inc.
38. GIT-CELL, Inc.*	78. Yates City Telephone Company*
39. GITCO Sales, Inc.*	79. YCOM Networks, Inc
40. GTC Communications, Inc.

*              Entity to be dissolved on the Effective Date.

[Schedule A to Litigation Trust Agreement]

Schedule B

Index of Defined Terms

Term	Location

Additional Funding	Section 1.6
Additional Funding Obligations	Section 13.1(b)
Agreement	Introduction
Class A Interests	Section 2.1
Class B Interests	Section 2.1
Covered Claim	Section 1.8(a)
Covered Person	Section 12.10
Effective Date	Section 1.1(b)
EMA	Section 1.2(a)(ii)
Exchange Act	Section 2.4
FairPoint	Introduction
FairPoint Communications	Introduction
FairPoint Litigation Trust	Section 1.1(a)
Indemnified Persons	Section 7.1(a)
Information	Section 12.10
Initial Litigation Trust Fund Obligations	Section 13.1(a)
Interest Action	Section 3.5(c)
Investment Company Act	Section 2.4
Judgment Amount	Section 8.3
Litigation Trust	Introduction
Litigation Trust Assets	Section 1.1(b)
Litigation Trust Beneficiary	Introduction
Litigation Trust Claims	Section 1.2(a)
Litigation Trust Committee	Section 3.12(g)
Litigation Trust Defendant	Section 1.8(a)
Litigation Trust Funds Collateral	Section 13.1(a)
Litigation Trust Funds Obligations	Section 13.1(b)
Litigation Trust Proceeds	Section 3.1
Litigation Trust Website	Section 9.1(d)
Litigation Trustee	Section 1.1(b)
Original Trustee	Introduction
Plan	Introduction
Privileges	Section 1.2(b)
Protected Parties	Section 1.8
Registrar	Section 2.5(b)
Reorganized FairPoint	Introduction
Resignation Notice	Section 3.5(b)
RCC	Section 1.2(a)(v)
SEC	Section 2.4
Securities Act	Section 2.4
Spinco Merger	Section 1.2(a)

[Schedule B to Litigation Trust Agreement]

Transfer	Section 2.5(a)
Trust Indenture Act	Section 2.4
Trust Register	Section 2.5(c)
TSA	Section 1.2(a)(iii)
Valid Setoff	Section 8.3
Verizon	Section 1.2(a)

[Schedule B to Litigation Trust Agreement]